                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              ATRION CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[_] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                      [LETTERHEAD OF ATRION APPEARS HERE]

                                 April 23, 1997

Dear Stockholder:

  You are cordially invited to attend the 1997 annual meeting of stockholders of Atrion Corporation, which will be held at our offices in St. Petersburg, Florida on Thursday, May 29, 1997 at 10:00 a.m., Eastern Time. A notice of the annual meeting and the Company's Proxy Statement, together with a proxy card, accompany this letter. Also enclosed is a copy of our 1996 Annual Report.

  This year, in addition to the election of directors and the ratification of the Board of Directors' appointment of Arthur Andersen LLP as independent accountants, you are being asked to consider and vote on (i) the sale by the Company of all the outstanding capital stock of its natural gas pipeline and marketing subsidiaries (the "Sale Transaction") and (ii) the Atrion Corporation 1997 Stock Incentive Plan.

  If the Sale Transaction is approved, the Company will sell its natural gas pipeline and marketing subsidiaries to Midcoast Energy Resources, Inc. for approximately $39.4 million in cash. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE SALE TRANSACTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT STOCKHOLDERS APPROVE THE SALE TRANSACTION. The Board of Directors' approval and recommendation were based upon a number of factors described in the enclosed Proxy Statement, including the opinion of Raymond James & Associates, Inc. that the consideration to be received by the Company in the Sale Transaction is fair, from a financial point of view, to the Company. The written opinion of Raymond James & Associates is attached to the accompanying Proxy Statement and should be read carefully.

  The 1997 Stock Incentive Plan provides the Company with increased flexibility in making stock-based awards to key employees and provides for automatic stock option grants to outside directors. If the 1997 Stock Incentive Plan is approved by stockholders, the number of shares of common stock to be awarded each year to each outside director of the Company under the Company's Restricted Shares Plan for Non-Employee Directors will be reduced from 600 shares to 400 shares. The Board of Directors believes that the new plan will further promote the alignment of the interests of officers, directors and key employees with the interests of the stockholders, and unanimously recommends that stockholders approve the 1997 Stock Incentive Plan.

  The matters to be considered at the annual meeting, and especially the Sale Transaction, are of great importance in the continuing growth of your Company. Before casting your vote, please read carefully the enclosed Proxy Statement, which provides you with a description of the terms of the proposed Sale Transaction, and a copy of the Asset Purchase Agreement between the Company and Midcoast, which is attached to the Proxy Statement.

  We hope that you will attend the meeting in person. However, whether or not you plan to be personally present, we urge you to read the accompanying Proxy Statement carefully and then complete, date and sign the enclosed proxy card and return it promptly in the envelope provided herewith. This will ensure representation of your shares of common stock if you are unable to attend the meeting.

                                    Sincerely,

                                    /s/ Jerry A. Howard
                                    ------------------------
                                    Jerry A. Howard

                              ATRION CORPORATION
                             Post Office Box 3869
                       Muscle Shoals, Alabama 35662-3869

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Atrion Corporation:

  Notice is hereby given that the annual meeting of stockholders of Atrion Corporation (the "Company") will be held at the offices of Halkey-Roberts Corporation, a Company subsidiary, 11600 Ninth Street North, St. Petersburg, Florida on Thursday, May 29, 1997 at 10:00 a.m., Eastern Time, for the following purposes:

  1. To elect three directors.

  2. To consider and vote upon a proposal to approve the sale by the Company of its natural gas pipeline and marketing subsidiaries (the "Sale Transaction") to Midcoast Energy Resources, Inc. ("Midcoast") pursuant to an Asset Purchase Agreement dated March 19, 1997, between the Company and Midcoast (the "Agreement").

  3. To consider and vote upon a proposal to approve the Company's 1997 Stock Incentive Plan.

  4. To ratify the Board of Directors' appointment of Arthur Andersen LLP as independent accountants to audit the Company's financial statements for the year 1997.

  5. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on April 21, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment thereof.

                                          By Order of the Board of Directors

                                          Jeffery Strickland
                                          Vice President and Chief Financial
                                          Officer, Secretary and Treasurer

April 23, 1997

                                   IMPORTANT

YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED HEREWITH. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
GENERAL INFORMATION........................................................   1
  Purpose of the Meeting...................................................   1
  Voting Securities and Record Date........................................   1
  Required Vote............................................................   2
  Solicitation of Proxies..................................................   2
SECURITIES OWNERSHIP.......................................................   3
  Securities Ownership of Certain Beneficial Owners........................   3
  Securities Ownership of Management.......................................   4
  Section 16(a) Beneficial Ownership Reporting Compliance..................   5
ELECTION OF DIRECTORS......................................................   5
  Nominees for Election as Directors.......................................   5
  Directors Continuing in Office...........................................   6
  Information Regarding Board of Directors and Committees..................   7
PROPOSAL TO APPROVE THE SALE OF THE COMPANY'S NATURAL GAS SUBSIDIARIES.....   8
  Introduction; Description of the Company's Natural Gas Business..........   8
  Information Concerning Midcoast..........................................   8
  Purchase Price; Use of Proceeds..........................................   8
  Background and Reasons for the Sale Transaction..........................   9
  Opinion of Raymond James.................................................  12
  Effect of the Sale Transaction on the Company's Stockholders.............  17
  Certain Factors to be Considered.........................................  17
  Description of the Agreement.............................................  19
  Regulatory Approvals.....................................................  24
  Interests of Certain Persons in the Sale Transaction.....................  24
  Accounting Treatment.....................................................  24
  Certain Federal Income Tax Consequences..................................  25
  No Appraisal Rights......................................................  25
  Recommendation...........................................................  25
CERTAIN FINANCIAL INFORMATION..............................................  25
  Selected Historical and Pro Forma Consolidated Financial Data............  25
  Unaudited Pro Forma Condensed Consolidated Financial Information.........  27
PROPOSAL TO APPROVE THE COMPANY'S 1997 STOCK INCENTIVE PLAN................  29
  Background and Purpose...................................................  29
  Description of the 1997 Stock Incentive Plan.............................  29
  Federal Income Tax Consequences..........................................  33
  Participation in and Benefits Under the 1997 Stock Incentive Plan........  34
  New Plan Benefits........................................................  35
  Recommendation...........................................................  35
RATIFICATION OF APPOINTMENT OF AUDITORS....................................  35
  Recommendation...........................................................  35
EXECUTIVE COMPENSATION.....................................................  35
  Summary Compensation Table...............................................  36
  Information Concerning Stock Options.....................................  36
  Long-Term Incentive Plans--Awards in Last Fiscal Year....................  38
  Retirement Plans.........................................................  39
  Severance Compensation Agreement.........................................  39
  Compensation Committee Report on Executive Compensation..................  40
  Performance of Common Stock..............................................  43
STOCKHOLDER PROPOSALS......................................................  43
OTHER BUSINESS.............................................................  44
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................  44
APPENDICES:
  Appendix A: Asset Purchase Agreement A-1                                  A-1
  Appendix B: Opinion of Raymond James & Associates, Inc. B-1               B-1

                              ATRION CORPORATION
                             Post Office Box 3869
                       Muscle Shoals, Alabama 35662-3869

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 29, 1997

                              GENERAL INFORMATION

  This Proxy Statement is being furnished to the stockholders of Atrion Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the annual meeting of stockholders to be held at the offices of Halkey-Roberts Corporation, a Company subsidiary, 11600 Ninth Street North, St. Petersburg, Florida on Thursday, May 29, 1997 at 10:00 a.m., Eastern Time, and at any adjournment of such meeting. This Proxy Statement and the accompanying form of proxy are being first sent or given to stockholders on or about April 23, 1997. The 1996 Annual Report of the Company is being mailed to stockholders with this Proxy Statement.

  The Company was formed in 1996 as a wholly-owned subsidiary of ATRION Corporation, an Alabama corporation (the "Predecessor Corporation"), as a part of the Predecessor Corporation's plan to reincorporate in Delaware. The proposal to approve such reincorporation was approved at a special meeting of shareholders of the Predecessor Corporation on February 21, 1997, and the reincorporation was completed on February 25, 1997 through the merger of the Predecessor Corporation with and into the Company, with the Company continuing as the surviving corporation and the successor to the Predecessor Corporation.

  In connection with the reincorporation, all of the directors and executive officers of the Predecessor Corporation became directors and executive officers of the Company, serving in the same capacities. Unless the context otherwise requires, references in this Proxy Statement to the Company, Board of Directors and executive officers of the Company prior to February 25, 1997 shall mean the Predecessor Corporation and its Board of Directors and executive officers.

PURPOSE OF THE MEETING

  At the annual meeting, the Company's stockholders will consider and vote upon the following matters: (i) the election of three directors; (ii) a proposal to approve the sale by the Company of its natural gas pipeline and marketing subsidiaries (the "Sale Transaction") to Midcoast Energy Resources, Inc. ("Midcoast") pursuant to an Asset Purchase Agreement dated March 19, 1997, between the Company and Midcoast (the "Agreement"); (iii) a proposal to approve the Company's 1997 Stock Incentive Plan; and (iv) a proposal to ratify the Board of Directors' appointment of Arthur Andersen LLP as independent accountants to audit the Company's financial statements for the year 1997.

VOTING SECURITIES AND RECORD DATE

  Stockholders of record at the close of business on April 21, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof. At the close of business on the Record Date, the Company had outstanding 3,206,954 shares of common stock, the only voting securities of the Company. Holders of record of shares of common stock outstanding on the Record Date will be entitled to one vote for each share held of record on that date upon each matter presented to the stockholders to be voted upon at the meeting.

  Shares of common stock of the Company represented by properly executed proxies received in time for the annual meeting, unless previously revoked, will be voted at the annual meeting as specified by the stockholders on the proxies. If no such specification is made, shares represented by such proxies will be voted as recommended by the Board of Directors. A proxy may be revoked at any time before it is voted at the meeting by delivering to the Company a later-dated proxy, by voting by ballot at the meeting or by filing with the Inspectors of Election an instrument of revocation.

REQUIRED VOTE

  The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as present and represented at the annual meeting for purposes of determining a quorum. Directors will be elected at the annual meeting by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. The affirmative vote of the holders of a majority of the outstanding common stock of the Company entitled to vote at the annual meeting is required to approve the Sale Transaction. Abstentions and broker non-votes will have the same effect as a vote against the Sale Transaction. Approval of all other matters will require the affirmative vote of the holders of a majority of the shares of common stock of the Company present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against and broker non-votes will have no effect on the outcome of the vote with respect to such other matters to be acted upon.

SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by the directors, officers and employees of the Company without additional compensation. Brokerage firms, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of the common stock of the Company held in their names or in those of their nominees and their reasonable expenses will be reimbursed upon request. In addition, Georgeson & Company, Inc. has been engaged to solicit proxies on behalf of the Company for a fee of $7,000 plus reasonable out-of-pocket expenses.

                             SECURITIES OWNERSHIP

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information regarding the beneficial ownership of shares of common stock of the Company as of February 28, 1997 by the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding common stock of the Company.

NAME AND ADDRESS                           NUMBER OF SHARES                PERCENT OF
OF BENEFICIAL OWNER                       BENEFICIALLY OWNED                CLASS (A)
-------------------                       ------------------               ----------
  Dimensional Fund Advisors
  Inc.(b)                                     190,650 (b)                     5.7%
1299 Ocean Avenue
Suite 650
Santa Monica, California 90401
T. Rowe Price Associates, Inc.(c)             275,400 (c)                     8.3%

100 E. Pratt Street
Baltimore, Maryland 21202
--------
(a) For purposes of this table, the percentage of class beneficially owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on the basis of 3,215,654 shares of common stock outstanding on February 28, 1997, plus 101,525 shares of common stock issuable pursuant to options exercisable on February 28, 1997 or within 60 days thereafter. All information with respect to the beneficial ownership of shares has been adjusted to reflect a three-for-two stock split which was effected on December 2, 1996.
(b) Based upon a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") and furnished to the Company by Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser, reporting that Dimensional is deemed to have beneficial ownership of said 190,650 shares of common stock of the Company and that all of said shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. In said Schedule 13G, Dimensional has reported that it has sole power to vote or direct the vote of 112,200 shares of common stock of the Company included in said 190,650 shares listed above, that persons who are officers of Dimensional also serve as officers of DFA Investment Dimensions Group Inc. and the DFA Investment Trust Company and, in such capacity, have the power to vote or direct the vote of 78,450 shares of common stock of the Company held by such investment companies and included in the 190,650 shares listed above, and that Dimensional has the sole power to dispose or direct the disposition of said 190,650 shares of common stock of the Company. Dimensional has disclaimed beneficial ownership of all such shares.
(c) Based upon a Schedule 13G filed with the Commission and furnished to the Company by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Small Cap Value Fund, Inc. reporting that T. Rowe Price Small Cap Value Fund, Inc. has sole power to vote or direct the vote of such shares of common stock and that Price Associates, which serves as investment adviser for T. Rowe Price Small Cap Value Fund, Inc., has sole power to dispose or direct the disposition of such shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares of common stock; however, Price Associates has disclaimed beneficial ownership of all such shares.

SECURITIES OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of shares of common stock of the Company as of February 28, 1997 by
(i) each of the directors of the Company, three of whom are also the nominees for election as directors at the annual meeting; (ii) the executive officers of the Company who are named in the Summary Compensation Table herein; and
(iii) all directors and executive officers of the Company as a group.

                                                NUMBER OF SHARES      PERCENT
NAME                                          BENEFICIALLY OWNED(A) OF CLASS(A)
----                                          --------------------- ----------
Emile A. Battat..............................         63,900            1.9%
Jerry A. Howard..............................         59,193(b)         1.8%
Richard O. Jacobson..........................         77,000            2.3%
Jerome J. McGrath............................          3,900              *
John H. P. Maley.............................            600
Hugh J. Morgan, Jr...........................         33,100            1.0%
J. Kenneth Smith.............................          4,320(c)           *
Roger F. Stebbing............................          2,400              *
John P. Stupp, Jr............................        138,600(d)         4.2%
George G. Petty (e)..........................              0              *
Jeffery Strickland (e).......................         15,393(f)           *
Dick Rabenau.................................          6,000(g)           *
Gus Magrini..................................         12,750(h)           *
All directors and executive officers as a
group........................................        418,956(i)        12.6%

--------
*Less than 1% of class outstanding

(a) The above information is based upon information furnished by the persons listed. For purposes of this table, the percentage of class beneficially owned has been computed, in accordance with Rule 13d-3(d)(1) under the Exchange Act, on the basis of 3,215,654 shares of common stock outstanding on February 28, 1997 plus 101,525 shares of common stock issuable pursuant to options exercisable on February 28, 1997 or within 60 days thereafter. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power. All information with respect to the beneficial ownership of shares has been adjusted to reflect a three-for-two stock split which was effected on December 2, 1996.

(b) Includes 3,054 shares held in Mr. Howard's account under the Atrion Corporation Thrift Plan and 38,100 shares issuable to Mr. Howard pursuant to options exercisable on February 28, 1997 or within 60 days thereafter.

(c) Includes 630 shares held under usufruct as to which Mr. Smith has voting power but no dispositive power.

(d) Includes 135,000 shares held by Stupp Bros., Inc. as to which shares Mr. Stupp shares voting power and investment power as a director and executive officer of, and as a voting trustee of a voting trust which owns 100% of the stock of, Stupp Bros., Inc.

(e) Upon Mr. Petty's retirement effective February 1, 1997, Mr. Strickland was elected Vice President and Chief Financial Officer, Secretary and Treasurer of the Company.

(f) Includes 1,225 shares owned jointly with his wife and 14,150 shares issuable to Mr. Strickland pursuant to options exercisable on February 28, 1997 or within 60 days thereafter.

(g) Includes 3,000 shares issuable to Mr. Rabenau pursuant to options exercisable on February 28, 1997 or within 60 days thereafter.

(h) Consists of 12,750 shares issuable to Mr. Magrini pursuant to options exercisable on February 28, 1997 or within 60 days thereafter.

(i) See notes (b)-(h) above. Includes 1,800 shares owned by one executive officer who is not listed above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file initial reports of ownership and reports of changes of ownership of the Company's common stock with the Commission. Executive officers and directors are required to furnish the Company with copies of
Section 16(a) forms that they file. Based upon a review of these filings and written representations from the Company's directors and executive officers regarding the filing of such reports, the Company believes that its directors and executive officers complied with all applicable Section 16(a) filing requirements during 1996.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes: Class I, Class II and Class III. Three Class II directors are to be elected at the annual meeting to serve until the annual meeting of stockholders to be held in 2000 and until the election and qualification of their respective successors in office. Each of the three nominees for election as a Class II director currently is a member of the Board of Directors and was elected by the shareholders to the Board of Directors of the Predecessor Corporation. If any of the nominees listed below, each of whom has indicated his willingness to serve as a director if elected, is not a candidate when the election occurs, proxies will be voted for election of the remaining nominees and may be voted for the election of any substitute nominee.

  The following information is furnished with respect to each nominee for election as a director and each director whose term will continue after the annual meeting.

      Name, Age, Service as a Director of the Company (or the Predecessor
                               Corporation),(a)
 Principal Occupation, Positions and Offices, Other Directorships and Business
                                  Experience

NOMINEES FOR ELECTION AS DIRECTORS

                         Class II--Term Ending in 2000

RICHARD O. JACOBSON

  Mr. Jacobson, age 60, has been a director since 1992. Mr. Jacobson is President and Chief Executive Officer of Jacobson Warehouse Company, Inc., a company engaged in public warehousing and distribution, and has served in such capacities for 29 years. He is a director of Allied Group, Inc., FelCor Suite Hotels Inc. and Heartland Express, Inc.

JEROME J. MCGRATH

  Mr. McGrath, age 74, has been a director since 1988. Mr. McGrath is Of Counsel to the law firm of Gallagher, Boland, Meiburger & Brosnan and has held such position since January 1988. From January 1978 through December 1987, Mr. McGrath served as President of the Interstate Natural Gas Association of America.

HUGH J. MORGAN, JR.

  Mr. Morgan, age 68, has been a director since 1988. Mr. Morgan is Chairman of the Board of National Bank of Commerce of Birmingham and has served in such position since February 1990. From May 1987 to February 1990, he was Vice Chairman of the Board of said bank. Mr. Morgan was employed for many years by Sonat Inc., a diversified energy holding company, or by Southern Natural Gas Company, a natural gas pipeline company and a wholly owned subsidiary of Sonat Inc., and immediately prior to his retirement in 1987 served as Vice Chairman of the Board of Sonat Inc. and as Chairman of the Board of Southern Natural Gas Company.

DIRECTORS CONTINUING IN OFFICE

                        Class III--Term Ending in 1998

JERRY A. HOWARD

  Mr. Howard, age 54, has been a director since 1985. He is Chairman of the Board, President and Chief Executive Officer of the Company and of Alabama-Tennessee Natural Gas Company and is Chairman of the Board or President of each of the Company's other subsidiaries. Mr. Howard joined the Company as President in December 1984 and was elected to the additional positions of Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of Alabama-Tennessee Natural Gas Company in May 1985, President of Alabama-Tennessee Natural Gas Company in May 1986, Chairman of the Board or President of the Company's other subsidiaries at various times in the period from May 1985 to May 1996 and Chairman of the Board of the Company in January 1991.

ROGER F. STEBBING

  Mr. Stebbing, age 56, has been a director since 1992. Mr. Stebbing is President and Chief Executive Officer of Marlboro Enterprises, Inc., a company engaged in chemical plant engineering, design, construction and operation, and has served in such capacities since 1976. He is also President and Chief Executive Officer of Stebbing and Associates, Inc., an engineering consulting company, and has served in such capacities since 1986.

JOHN P. STUPP, JR.

  Mr. Stupp, age 47, has been a director since 1985. He is the Executive Vice President of Stupp Bros., Inc., a structural steel fabrication company, and has served in such capacity since December 1989. From January 1992 to August 1995, Mr. Stupp also served as President and since August 1995 he has served as Chief Executive Officer of Stupp Corporation, a division of Stupp Bros., Inc.

                         Class I--Term Ending in 1999

EMILE A. BATTAT

  Mr. Battat, age 59, has been a director since 1987. Mr. Battat is President and Chief Executive Officer of Piedmont Enterprises, Inc., a consulting firm, and has served in such position since March 1994. Mr. Battat served as the President and Chief Executive Officer of Minemet, Inc., a company engaged in international trade, from August 1978 until February 1994. He is a director of Advanced Oxygen Technologies, Inc.

JOHN H. P. MALEY

  Mr. Maley, age 62, has been a director since February 1996. Mr. Maley has been a consultant since January 1995. He is also Chairman of Magister Corporation, a company which manufactures orthopedic and consumer healthcare products, and has served in such capacity since July 1995. From 1976 to December 1994 he was Chairman and Chief Executive Officer of Chattanooga Group, Inc., a manufacturer of physical therapy equipment. He is a director of Rehabilicare, Inc.

J. KENNETH SMITH

  Mr. Smith, age 69, has been a director since 1982. Preceding his retirement in 1986, Mr. Smith was the Director--Government Relations of Oryx Energy Company, a company engaged in oil and gas production.

--------

(a) Each director also has served as a director of Alabama-Tennessee Natural Gas Company, a Company subsidiary, since first becoming a director of the Predecessor Corporation, except that Mr. Smith began serving as a director of Alabama-Tennessee Natural Gas Company in 1975, preceding the organization of the Predecessor Corporation in 1982.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors held five meetings during 1996. Each director attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of all committees on which he served held in 1996 during the time he served as a director or as a member of such committees.

  The Board of Directors has three standing committees, the Executive Committee, the Compensation Committee and the Audit Committee. The Executive Committee is currently comprised of Jerry A. Howard, Hugh J. Morgan, Jr. and
J. Kenneth Smith. The Compensation Committee, which is currently comprised of Emile A. Battat, Richard O. Jacobson, Hugh J. Morgan, Jr., J. Kenneth Smith and John P. Stupp, Jr., makes recommendations to the Board of Directors as to the remuneration of all executive officers of the Company and administers the Atrion Corporation 1990 Stock Option Plan (the "1990 Stock Option Plan"), the Atrion Corporation 1994 Key Employee Stock Incentive Plan (the "1994 Stock Incentive Plan"), the Atrion Medical Products, Inc. Short Term Incentive Compensation Plan, the Atrion Medical Products, Inc. Long Term Incentive Compensation Plan, the Halkey-Roberts Corporation Short Term Incentive Compensation Plan and the Halkey-Roberts Corporation Long Term Incentive Compensation Plan and will administer the Atrion Corporation 1997 Stock Incentive Plan if it is approved by stockholders. The Compensation Committee met five times in 1996. The Audit Committee, the current members of which are John H. P. Maley, Jerome J. McGrath, Roger F. Stebbing and John P. Stupp, Jr., has the responsibility of reviewing the Company's financial results, the scope and result of audits and internal accounting controls. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent auditors. The Audit Committee met two times in 1996.

  Alabama-Tennessee Natural Gas Company, a subsidiary of the Company, pays each director of said subsidiary who is not an employee of the Company or any of its subsidiaries a fee of $1,000 per month and $750 for each meeting of the Board of Directors of said subsidiary at which he is in attendance. Alabama-Tennessee Natural Gas Company also reimburses each such director for travel and out-of-pocket expenses incurred in connection with attending such meetings. Each of the directors of the Company also serves as a director of Alabama-Tennessee Natural Gas Company.

  Alabama-Tennessee Natural Gas Company has a deferred compensation plan pursuant to which its outside directors (directors who are not employees of the Company or any subsidiary) may elect to defer receipt of all or a portion of their monthly fees and meeting fees. Such election may be made during certain periods of each year and the percentages specified in such election may be changed prospectively once each year. Alabama-Tennessee Natural Gas Company is to maintain certain bookkeeping accounts to which it is to credit the amount of such fees which each outside director has elected to defer for each year, together with interest. The balances in such accounts are payable within 30 days after the earlier of the date specified by the outside director and the date on which he ceases to be an outside director.

  Pursuant to the Company's Restricted Shares Compensation Plan for Non-Employee Directors (the "Restricted Shares Plan"), which was approved by the Board of Directors and the shareholders of the Predecessor Corporation in 1991, the Company is to issue on July 10 of each year 600 shares of common stock of the Company to each person who was serving as an outside director of the Company on the day before the immediately preceding annual meeting of stockholders and who had been elected to such position at least 11 months prior to such date. The aggregate number of shares of common stock of the Company that may be awarded pursuant to the Restricted Shares Plan may not exceed 52,500; however, such number will be adjusted to give proper effect to any change in the shares of common stock of the Company by reason of a recapitalization, stock split, stock dividend or other change in capitalization affecting the common stock. The Restricted Shares Plan provides that the shares of common stock awarded to an outside director may not be sold, assigned, transferred, pledged or otherwise encumbered until the earliest of (i) the outside director's death, (ii) the outside director's permanent and total disability or (iii) the date which is 12 months from the date on which such shares were issued. The Board of Directors has approved an amendment to the Restricted Shares Plan, subject to stockholder approval of the 1997 Stock Incentive Plan described herein, to reduce the number of shares of common stock to be issued annually to each outside director from 600 shares to 400 shares. Such reduction will be effective as of the date of approval by stockholders of the 1997 Stock Incentive Plan.

                        PROPOSAL TO APPROVE THE SALE OF
                    THE COMPANY'S NATURAL GAS SUBSIDIARIES

INTRODUCTION; DESCRIPTION OF THE COMPANY'S NATURAL GAS BUSINESS

  The Company is the sole owner of Alabama-Tennessee Natural Gas Company ("Alabama-Tennessee"), Tennessee River Intrastate Gas Company, Inc. ("TRIGAS") and AlaTenn Energy Marketing Company, Inc. ("ATEMCO"), through which the Company conducts its natural gas operations. Alabama-Tennessee is engaged in the transportation of natural gas in the lower Tennessee Valley. Its main pipeline extends from Selmer, Tennessee approximately 130 miles across northern Mississippi and Alabama to Huntsville, Alabama. The pipeline system includes approximately 288 miles of pipeline and two compressor stations. TRIGAS owns 39 miles of pipeline in northern Alabama, through which it transports natural gas to industrial customers. ATEMCO purchases natural gas primarily on the spot market and sells that natural gas to customers on the interstate and intrastate pipeline systems described above, as well as to off-system customers, and provides related natural gas services. The wholly owned subsidiaries described above are collectively referred to herein as the "Natural Gas Subsidiaries" and the operations conducted by such subsidiaries are collectively referred to herein as the "Natural Gas Business." For the year ended December 31, 1996, the Natural Gas Business contributed approximately 72% of the Company's consolidated operating income and at December 31, 1996 represented approximately 36% of the Company's consolidated net book value.

  The Company has entered into the Agreement for the purpose of enhancing stockholder value through (i) the disposition of the Natural Gas Business and
(ii) the utilization of the net proceeds from such sale to accelerate the Company's strategic shift to medical products, as described herein. In accordance with the terms and conditions of the Agreement, the Company is to sell all of the shares of capital stock of each of the Natural Gas Subsidiaries to Midcoast for approximately $39.4 million in cash, subject to adjustment and certain contingent deferred payments as described herein. See "Purchase Price; Use of Proceeds." The Board of Directors of the Company believes that the Sale Transaction is in the best interests of the Company and its stockholders. See "Background and Reasons for the Sale Transaction." Accordingly, the Board of Directors has unanimously approved the Agreement and the Sale Transaction and unanimously recommends that the stockholders vote for approval of the Sale Transaction.

  The following description of the Sale Transaction and the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is included herewith as Appendix A. Stockholders are urged to read the following description of the Sale Transaction and the Agreement, as well as Appendix A, in its entirety.

INFORMATION CONCERNING MIDCOAST

  Midcoast is a pipeline company primarily engaged in the construction, acquisition, disposition and operation of pipelines for end-users. It owns or operates 47 intrastate pipeline systems in Alabama, Alaska, Kansas, Louisiana, Mississippi, New York, Oklahoma, Tennessee and Texas. Midcoast's principal executive offices are located at Suite 2950, 1100 Louisiana Street, Houston, Texas 77002. There are no affiliations among Midcoast and its affiliates, on the one hand, and the Company and its affiliates, on the other hand.

PURCHASE PRICE; USE OF PROCEEDS

  If the Sale Transaction is consummated, the Company will receive at the closing sales proceeds of approximately $39.4 million in cash. See "Description of the Agreement; Purchase Price; Payment." Such amount may be subject to adjustment subsequent to the closing of the Sale Transaction, depending upon the final determination of the consolidated net book value of the Natural Gas Subsidiaries, as described herein. See "Description of the Agreement; Purchase Price Adjustment." In addition, during the eight-year period beginning in 1999 the Company may receive additional contingent annual payments, which will be treated as deferred purchase price, not to exceed $250,000 per year, the amount each year to be dependent upon revenues received by Midcoast from certain gas transportation contracts.

  The Company presently intends to use the proceeds from the Sale Transaction for (i) acquisitions of businesses or product lines in the medical products industry; (ii) investment in the Company's existing medical products business;
(iii) acquisitions of businesses or product lines in related industries; (iv) the repayment of all indebtedness under the Company's revolving credit facility; and (v) general corporate purposes. While the Company has reviewed and is continuing to review certain business opportunities, and has engaged in preliminary discussions with prospective acquisition candidates, as described elsewhere herein, the Company currently does not have any commitments with respect to any such acquisitions. See "Certain Factors to be Considered; Unascertainable Risks in Connection with Future Business Acquisitions." Consistent with the Company's ongoing plan to expand its operations in the medical products industry, as described herein, in November 1996 the Company engaged Raymond James & Associates, Inc. ("Raymond James"), a nationally recognized investment banking firm which is actively engaged in health care financing and acquisition transactions, to act as financial advisor to the Company in connection with possible acquisition transactions from time to time in the medical products industry.

  Pending an acquisition or business combination, the proceeds from the Sale Transaction will be invested as management of the Company deems prudent, which may include, but will not be limited to, certificates of deposit, money-market accounts, bonds, United States Government or municipal securities or other short-term instruments; provided, however, that the Company will attempt to invest the proceeds in a manner which will not result in the Company being deemed to be an investment company under the Investment Company Act of 1940 (the "Investment Company Act"). In this regard, while the foregoing investments are intended to be temporary (i.e., pending use of the proceeds as outlined above), any such investments deemed by the Commission not to be temporary may result in the Company being required to register as an investment company. See "Certain Factors to be Considered; Investment Company Act Considerations."

BACKGROUND AND REASONS FOR THE SALE TRANSACTION

  Beginning in early 1993, in light of competitive pressures in the natural gas industry and because the Board of Directors believed that there were opportunities in other industries that held greater profit potential than comparable investments in the natural gas industry, the Company began to explore and seek opportunities for growth in other industries.

  Toward that goal, over the past three years, the Company has invested more than $26 million in companies engaged in the design, development, manufacturing, marketing and distribution of medical and related products and in medical product lines. Through such acquisitions the Company has added executives with considerable expertise and has gained significant experience in the medical products industry. The first of these acquisitions took place during 1994 when the Company acquired the business of Ryder International Corporation, which is now operated under the name Atrion Medical Products, Inc. ("Atrion Medical Products"), for approximately $14.3 million. Atrion Medical Products is principally engaged in the design, development, manufacture, marketing and distribution of proprietary products for the medical products industry. In 1995, the Company purchased, for approximately $500,000, exclusive worldwide marketing and manufacturing rights to a newly developed line of products to be used in a patented ophthalmic surgical procedure for treating excessive tearing of the eye. In May 1996, the Company expanded its medical products segment further through the purchase of Halkey-Roberts Corporation ("Halkey-Roberts"), a company which designs, develops, manufactures and markets proprietary medical components and related products used to control the flow of fluids and gases. The purchase price for Halkey-Roberts was approximately $11.7 million.

  In late August 1995, while the Company was in the process of making the above-described acquisitions in the medical products industry, the Company learned that the cities of Decatur and Huntsville, Alabama were considering a proposal by Southern Natural Gas Company, a subsidiary of Sonat Inc., to build a natural gas pipeline to serve such municipalities. At a meeting of the Board of Directors on September 21, 1995, the directors discussed, among other things, the impact that a loss of Decatur and Huntsville as customers could have on the Company, the various steps which could be taken by the Company to lessen such impact and the advantages and disadvantages of exploring a sale of the pipeline system and of initiating discussions with prospective purchasers. At such meeting, the Board of Directors authorized management to explore, on a confidential basis, a sale of the Natural Gas Subsidiaries with prospective purchasers.

  Thereafter, during the three-month period beginning in late September 1995 and consistent with such directive from the Board of Directors, management of the Company identified five interstate pipeline companies and two distribution companies, and later two gas marketing companies, which the Company viewed as logical strategic buyers. Management communicated with those companies, offering to furnish them with public information about the Natural Gas Business and with confidentiality agreements for such parties to execute and return to the Company if they were interested in discussing a possible transaction. Such companies were at that time either not interested in executing confidentiality agreements or were not interested in pursuing discussions with the Company once they had received information from the Company.

  From late 1995 until April 1996 the Company had little contact with any prospective buyers. In April and May 1996, the Company communicated with five companies, which management viewed as possible buyers, engaged in various aspects of the natural gas industry and one financial investor. Upon signing confidentiality agreements, those prospective buyers were provided confidential information regarding the Natural Gas Business. Preliminary discussions with certain of those companies and with one interstate pipeline company which had been provided with confidential information in the Fall of 1995 took place intermittently during the Summer of 1996. Based upon such preliminary discussions, management concluded that it was unlikely that a transaction could be consummated at that time on favorable terms with any of such parties.

  At various times during the period from September 1996 through January 1997, the Company entered into confidentiality agreements with, and supplied confidential information to, four additional companies engaged in various aspects of the natural gas industry, including Midcoast, and had contacts with several other prospective purchasers with which the Company had engaged in earlier discussions. In January 1997, the Company had further discussions with six of these prospective purchasers, requesting them to provide the Company with indications of interest in purchasing the Natural Gas Subsidiaries. In late January 1997 the Company received four nonbinding indications of interest from prospective purchasers and on February 1, 1997 delivered to such prospective purchasers a bid package which included (i) guidelines with respect to the acquisition process; (ii) specific bidding procedures; and
(iii) a draft of a definitive acquisition agreement prepared by the Company and its legal counsel, together with a request for substantive comments thereon. The specific bidding procedures furnished by the Company included instructions that, among other things, the proposed acquisition of the Natural Gas Subsidiaries should be an all-cash transaction and that the bidder should provide satisfactory evidence of its ability to fund the purchase price. The Company requested the bidders to return their final proposals no later than February 7, 1997. At its meeting on February 4-5, 1997, the Board of Directors, which throughout the period from its meeting on September 21, 1995 up to that meeting had been provided periodic updates regarding management's exploration of a sale of the Natural Gas Subsidiaries, was advised of the status of the bidding process.

  The proposals received on February 7, 1997 from the four prospective purchasers reflected varying amounts of consideration to be paid and conditions to the closing of a transaction. In addition, the prospective purchasers responded in varying ways to the Company's request to provide definitive comments on the documentation to the proposed transaction. During the ten days following the receipt of the proposals, management of the Company evaluated the bids received and discussed with each of such bidders the proposed terms and conditions of a sale of the Natural Gas Subsidiaries. Based upon the bids received and such discussions, management believed that a definitive agreement with Midcoast could be concluded on a timely basis on terms favorable to the Company and its stockholders.

  At a meeting of the Board of Directors of the Company on February 17, 1997, management updated the Board of Directors with respect to the possible sale of the Natural Gas Subsidiaries, including a (i) review of the bidding process,
(ii) a discussion of possible reasons why certain parties which had earlier indicated an interest had declined to bid, (iii) a review and comparison of the bids received and (iv) a review of the discussions which had taken place with each of the bidders. At that meeting the Board of Directors reviewed the proposed transaction structure and approved management's continuation of discussions with Midcoast concerning a possible transaction.

  During the period from February 18, 1997 until the Agreement was executed on March 19, 1997, the parties and their counsel discussed certain terms and conditions of the proposed Agreement and management of Midcoast engaged in the due diligence process and discussed with management of the Company the results of such process. At its meetings on March 12 and 18, 1997, the Board of Directors received reports from management regarding the status of the proposed Sale Transaction. The Board of Directors also received presentations from, and carefully reviewed the terms of the Agreement with, the Company's management and legal counsel, and Raymond James rendered an oral opinion on the fairness to the Company of the consideration to be received. See "Opinion of Raymond James." Prior to and at such meetings, the directors of the Company had the opportunity to review drafts of the Agreement and consulted with management and the Company's legal advisors with respect to specific terms of the Agreement. At its meeting on March 18, the Board of Directors unanimously approved the Agreement, authorized its execution, approved the Sale Transaction and recommended its approval to the Company's stockholders. The Agreement was executed and delivered, and the Sale Transaction was publicly announced, on March 19, 1997.

  In reaching its decision to approve the Agreement and the Sale Transaction, the Board of Directors of the Company consulted with the Company's management and legal advisors, and considered a number of factors, including, but not limited to, the following:

  1. Information concerning the historical financial condition, results of operations, business and prospects of the Natural Gas Business, including the belief of the Board of Directors that increasing competitive forces exist in the markets serviced by the Natural Gas Subsidiaries. Such information, which is described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference into this Proxy Statement and included in the Company's 1996 Annual Report which accompanies this Proxy Statement, included the following:

    (i) Plans by Southern Natural Gas Company to construct a new 110-mile pipeline from Tuscaloosa, Alabama to northern Alabama to serve the cities of Huntsville and Decatur, Alabama, two of the Company's largest municipal customers, beginning in late 1997 or early 1998, and the execution by Southern Natural Gas Company of 20-year contracts with Huntsville and Decatur to provide substantially all of their natural gas requirements commencing at the time such pipeline is completed;

    (ii) The expiration on August 31, 1997 and December 31, 1997 of two contracts with two industrial customers which contributed approximately $730,000 to the Company's net income for the year ended December 31, 1996;

    (iii) Discounting of transportation rates for the transportation of natural gas to certain customers which were contemplating bypassing the Company's pipeline, which discounting is being phased in over the period 1996 to 2001;

    (iv) A significant reduction, expected to begin in 2000, in the transportation rate for the transportation of natural gas to a large industrial customer on the Company's intrastate pipeline;

    (v) Plans by one of the Company's smaller municipal customers to build a pipeline in order to connect directly to an upstream pipeline and bypass the Company's pipeline system;

    (vi) The status of discussions with several municipalities which had expressed interest in contracting with Alabama-Tennessee for firm transportation service; and

    (vii) The potential impact of the foregoing factors on the profitability of the Company's natural gas marketing business.

  2. Industry conditions relating to the Natural Gas Business, as well as the capital needs of the Natural Gas Business, both on an historical and a prospective basis, including the recognition that any significant expansion, if the opportunity were available, in the Natural Gas Business would require substantial capital investment by the Company.

   3. The belief that the strategic and competitive position of the Company has been and would continue to be significantly enhanced by the Company's expansion into the medical products industry for several reasons, including, but not limited to, the following: (i) the existence in the medical products industry of an abundance of smaller companies with greater opportunity for growth through business combinations; (ii) the belief that businesses in such industry typically achieve higher margins than businesses in certain other industries; (iii) the general growth in the various markets for products and services in such industry; (iv) the belief that companies located in the United States are the world's leaders in such industry; and (v) the belief that the Company will be able to create synergies with its existing businesses in such industry by utilizing the experienced management teams of its existing medical products companies, as well as the manufacturing capacity and product development capabilities of such businesses.

   4. Management's recommendation of the Sale Transaction and its assessment that the Sale Transaction is the best available means to achieve the Company's strategic objectives.

   5. The proposed structure and terms of the Sale Transaction as reflected in the Agreement, including the ability of the Company to terminate the Agreement upon the occurrence or non-occurrence of certain events, such as the receipt by the Company of an Acquisition Proposal (as described below).

   6. The opinion of Raymond James to the Board of Directors, that, subject to the matters set forth therein, the consideration to be received by the Company pursuant to the Sale Transaction is fair, from a financial point of view, to the Company.

   7. The ability of Midcoast to obtain the necessary financing in order to consummate the Sale Transaction and the fact that the consummation of the Sale Transaction is not conditioned on the availability of financing to Midcoast.

   8. The flexibility which the Sale Transaction is expected to afford the Company to pursue business opportunities outside the natural gas industry, including the ability of the Company to utilize the net proceeds from the Sale Transaction for, among other things, the continued expansion of its medical products business.

   9. The fact that management had contact with more than 20 prospective purchasers during the period September 21, 1995 through March 17, 1997 and the directors' and management's analyses and judgment regarding the responses received and the terms and conditions of the definitive proposals received from four of those prospective purchasers.

  10. The possible impact of the Sale Transaction on the stockholders of the Company and on the market price of the Company's common stock.

  11. The belief of the Board of Directors that, based on the foregoing reasons, the Sale Transaction is in the best interests of the Company and its stockholders.

  The foregoing discussion of the information and factors considered and given weight by the Board of Directors of the Company is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors. In addition, in reaching the determination to approve and recommend the Sale Transaction, in view of the wide variety of factors considered in connection with its evaluation, the Board of Directors did not find it practicable to quantify or otherwise attempt to assign relative weights to the factors discussed above. Individual directors may have given differing weights to different factors. See "Certain Factors to be Considered; Safe Harbor Disclosure: Forward Looking Statements and Associated Risks."

OPINION OF RAYMOND JAMES

  Pursuant to an engagement letter dated November 5, 1996, the Company retained Raymond James to provide various financial advisory services including, if requested, a fairness opinion to the Board of Directors concerning the disposition of the Natural Gas Subsidiaries. In mid-February 1997, the Company requested

Raymond James to render such an opinion with respect to the Sale Transaction. On March 12, 1997 Raymond James rendered its oral opinion that, as of the date of such opinion, and subject to the assumptions, factors and limitations described to the Board of Directors and set forth in its written opinion summarized below, the consideration to be received by the Company for the Natural Gas Subsidiaries is fair, from a financial point of view, to the Company. Raymond James reaffirmed such opinion orally at the meeting of the Board of Directors on March 18, 1997, and delivered its written opinion on March 19, 1997. The opinion of Raymond James is directed only to the fairness of the financial terms of the Sale Transaction and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed Sale Transaction.

  The full text of the written opinion of Raymond James dated March 19, 1997, which sets forth the assumptions made, factors considered and limitations on the review undertaken by Raymond James is included as Appendix B to this Proxy Statement. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ RAYMOND JAMES' OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF RAYMOND JAMES SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  Raymond James did not participate in any manner in the negotiations between the Company and Midcoast pursuant to which the consideration payable to the Company was determined. The final determination of the form and amount of consideration was made by the Company's Board of Directors pursuant to arms'- length negotiations with Midcoast. Raymond James made a presentation to the Board of Directors on March 12, 1997 with respect to the Sale Transaction on valuation and fairness issues and discussed with the Board of Directors the form of opinion that it anticipated being in a position to furnish at the point that the Board of Directors was prepared to approve the Agreement. The opinion was to the effect that, as of the date thereof, based upon factors described in the opinion, the consideration to be paid to the Company pursuant to the Agreement is fair, from a financial point of view, to the Company. Raymond James delivered its oral opinion on March 12, 1997, which was also reaffirmed orally at the March 18, 1997 meeting of the Board of Directors and delivered in writing on March 19, 1997. Except for the foregoing presentations to the Board of Directors and deliveries of its opinion, Raymond James did not act as financial advisor to the Company with respect to the proposed Sale Transaction.

  In rendering its opinion, Raymond James reviewed and analyzed (i) the financial terms and conditions of the Agreement; (ii) publicly available information regarding the Company and the Natural Gas Subsidiaries which Raymond James believed to be relevant; (iii) financial and operating information with respect to the business, operations and prospects of the Company and the Natural Gas Subsidiaries furnished by management to Raymond James; (iv) a comparison of certain financial and stock market information for the Company with similar information for certain selected companies in the natural gas industry whose securities are publicly traded; (v) a review of the financial terms of certain recent business combinations, including one such combination which Raymond James deemed comparable in part; and (vi) a discounted cash flow analysis of certain projections provided by management to Raymond James subject to certain pro forma adjustments. In addition, Raymond James had discussions with various members of senior management regarding historical and current operations, financial condition and prospects, and other aspects related to the Sale Transaction and undertook such other studies, analyses and investigations and considered such other factors as Raymond James deemed necessary or appropriate for the purpose of rendering its opinion.

  In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without independent verification. Raymond James further relied upon the assurances of management of the Company that management was not aware of any facts as to the respective companies that would make such information inaccurate or misleading. Raymond James also relied upon the advice and statements of management of the Company concerning the business, operations and strategic benefits and implications of the Sale Transaction, including certain pro forma historical and projected financial information provided to Raymond James. With respect to the projected financial information provided to Raymond James by management of the Company, Raymond James assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company (including pro forma adjustments for the Natural Gas Subsidiaries), and that the Company will perform in accordance with such projections. In arriving at its opinion, Raymond James did not conduct physical inspections of the properties and facilities of the Company, including the Natural Gas Subsidiaries, and did not make or obtain any evaluation or appraisals of the assets or liabilities of the Company. Raymond James' written opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 19, 1997.

  In connection with its presentation to the Board of Directors with respect to its oral opinions delivered on March 12 and March 18, 1997, and its written opinion delivered on March 19, 1997, Raymond James performed certain financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and application of those methods to the particular circumstances. Furthermore, in arriving at its fairness opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Raymond James made numerous assumptions with respect to natural gas industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values (including as to the future market prices for the common stock of the Company), which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the price at which businesses actually may be sold.

  For purposes of the following analyses, Raymond James relied upon historical financial statements, financial projections and related assumptions provided by management of the Company. The historical statements were pro forma adjusted to reflect certain adjustments based on information provided to Raymond James by management of the Company relating to the termination of certain natural gas service agreements. Using these pro forma historical financial statements, financial projections and related assumptions, Raymond James created two financial statement scenarios which it used in its analyses. The first scenario, the No Earn-Out Case ("Case 1"), assumed that the total consideration to be paid to the Company for the sale of the Natural Gas Subsidiaries would be $39,373,000 and that no contingent deferred consideration would be paid. Case 1 further assumed no renewal or extension of certain material contracts. The second scenario, the Earn-Out Case ("Case 2"), assumed that the total consideration to be paid to the Company for the sale of the Natural Gas Subsidiaries would be $39,373,000 plus the present value of the maximum amount of contingent deferred consideration using an 8% per annum discount rate. Case 2 further assumed the renewal or extension of certain material contracts at an annual rate approximately equal to the current annual rate paid to the Company.

  Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, Raymond James compared selected financial data of the Natural Gas Subsidiaries with similar data of selected publicly traded companies engaged in businesses considered by Raymond James to be comparable to the Natural Gas Subsidiaries in whole or in part. Specifically, Raymond James included in its review certain companies in the natural gas pipeline business including (i) Chesapeake Utilities Corp., (ii) Delta Natural Gas Company, Inc., (iii) EnergyNorth, Inc., (iv) MidCoast, (v) Mobile Gas Service Corporation, (vi) North Carolina Natural Gas Corporation, and (vii) NUI Corporation (collectively, the "Comparable Universe").

  Based on a trailing twelve month ("TTM") performance, Raymond James compared ratios for the Comparable Universe, which included Total Enterprise Value (market equity value plus long-term debt minus cash and cash equivalents) ("TEV") as a multiple of (i) earnings before interest, taxes, depreciation and amortization ("EBITDA"), and (ii) earnings before interest and taxes ("EBIT"). Raymond James also compared the Equity Purchase Price ("EPP") as a multiple of
(i) book value, (ii) tangible book value, (iii) TTM net income, (iv) 1997 projected net income and (v) 1998 projected net income. Both 1997 and 1998 projected net income for the Comparable Universe were based on the mean of publicly-available earnings estimates made by research analysts as provided by the First Call Research Network. Both 1997 and 1998 projected net income for the Natural Gas Subsidiaries were based on financial projections provided to Raymond James by management of the Company.

  On a TTM basis, the TEV/EBITDA multiple for the Comparable Universe ranged from 3.98x to 9.60x. The Sale Transaction results in a TEV/EBITDA multiple of 8.05x for Case 1 and 6.55x for Case 2.

  On a TTM basis, the TEV/EBIT multiple for the Comparable Universe ranged from 5.10x to 12.11x. The Sale Transaction results in a TEV/EBIT multiple of 9.29x for Case 1 and 7.32x for Case 2.

  The price/book value multiple for the Comparable Universe ranged from 1.30x to 3.19x. The Sale Transaction results in a price/book value multiple of 2.74x for Case 1 and 2.85x for Case 2. The price/tangible book value multiple for the Comparable Universe ranged from 2.10x to 3.29x. The Sale Transaction results in a price/tangible book value multiple of 2.74x for Case 1 and 2.85x for Case 2.

  The EPP/TTM net income multiple for the Comparable Universe ranged from 9.7x to 17.9x. The Sale Transaction results in an EPP/TTM net income multiple of 12.9x for Case 1 and 10.5x for Case 2.

  The EPP/1997 projected net income (for the year ending December 31, 1997) multiple for the Comparable Universe ranged from 11.7x to 12.6x. The Sale Transaction results in an EPP/1997 projected net income of 10.8x for Case 1 and 9.1x for Case 2.

  The EPP/1998 projected net income (for the year ending December 31, 1998) multiple for the Comparable Universe ranged from 11.1x to 12.4x. The Sale Transaction results in an EPP/1998 projected net income multiple of 20.2x for Case 1 and 14.5x for Case 2.

  Because of the limited number of independent comparable companies and the inherent differences between the businesses, operations and prospects of the Natural Gas Subsidiaries and the businesses, operations and prospects of the companies included in the Comparable Universe, Raymond James believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Natural Gas Subsidiaries and the companies included in the Comparable Universe.

  Analysis of Comparable Transaction. Using publicly available information, Raymond James compared the multiples of selected financial data for the Natural Gas Subsidiaries with those of a certain selected precedent transaction, which Raymond James deemed comparable in part to the Sale Transaction, which transaction was the acquisition of Cornerstone Natural Gas, Inc. by The El Paso Natural Gas Company (the "Cornerstone Acquisition"). Raymond James compared ratios for the Natural Gas Subsidiaries, which included TEV as a multiple of projected EBITDA values to ratios for the Cornerstone Acquisition, which included TEV as a multiple of projected earnings before interest, taxes, and depreciation ("EBITD") values. A comparison of TTM earnings multiples was not used primarily because the TTM earnings multiple for Cornerstone Natural Gas, Inc. did not reflect the publicly disclosed expectation of such company's management for such company's future income-generating potential.

  The mean TEV/projected Year 1 (1996) EBITD multiple for the Cornerstone Acquisition was 6.14x. The Sale Transaction results in a TEV/projected Year 1
(1997) EBITDA multiple of 6.19x for Case 1 and 5.30x for Case 2.

  The mean TEV/projected Year 2 (1997) EBITD multiple for the Cornerstone Acquisition was 4.72x. The Sale Transaction results in a TEV/projected Year 2
(1998) EBITDA multiple of 10.65x for Case 1 and 8.11x for Case 2.

  The mean TEV/projected Year 3 (1998) EBITD multiple for the Cornerstone Acquisition was 4.64x. The Sale Transaction results in a TEV/projected Year 3
(1999) EBITDA multiple of 12.60x for Case 1 and 9.15x for Case 2.

  Because the reasons for, and the circumstances surrounding, the precedent transaction were specific to such transaction and because of the inherent differences between the businesses, operations and prospects of the Natural Gas Subsidiaries and the businesses, operations and prospects of the selected acquired company analyzed, Raymond James believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of such transaction and the Sale Transaction that would affect the acquisition values of the Natural Gas Subsidiaries and such acquired companies. Because there was only one such transaction, the relative weight given to the analysis of such transaction by Raymond James was not as great as it might have been had there been several comparable transactions.

  Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of the Natural Gas Subsidiaries. The value of the Natural Gas Subsidiaries was estimated as the sum of (i) the estimated present value of the Natural Gas Subsidiaries' projected free cash flow for the period 1997 to 1999, plus the estimated present value of the product of (a) the Natural Gas Subsidiaries' projected EBITDA for the year 1999 multiplied by (b) numbers representing various terminal or exit multiples for the Natural Gas Subsidiaries, based upon certain operating and financial assumptions, projections and other information provided by the Company's management. For purposes of such analysis, Raymond James utilized discount rates ranging from 7% to 9% and applied terminal value multiples ranging from 5.0x to 9.0x to the Natural Gas Subsidiaries' projected EBITDA for the year 1999. Raymond James noted that the selection of an appropriate discount rate is an inherently subjective process and is affected by such factors as the Natural Gas Subsidiaries' cost of capital, the Natural Gas Subsidiaries' excess capital, the uncertainty associated with achieving the projections provided by the Company's management and transaction risks generally. The result of the foregoing analysis was that the consideration to be paid to the Company is above the range of values for the Natural Gas Subsidiaries for Case 1 and within the range of values for the Natural Gas Subsidiaries for Case 2. Raymond James noted that discounted cash flow analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated upon future events and circumstances.

  Raymond James is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, restructurings, private placements, and valuations for corporate and other purposes. The Board of Directors of the Company selected Raymond James to provide the services herein described because of its reputation and expertise, among other factors.

  The Company engaged Raymond James in connection with the identification and consummation of acquisitions in the medical products industry, and, if requested, to render its opinion to the Company's Board of Directors with respect to the fairness of a proposed sale of the Natural Gas Subsidiaries and not to represent specifically the interests of affiliated or non-affiliated stockholders of the Company. As compensation for rendering its fairness opinion, Raymond James received a fee of $200,000 upon delivery of the written opinion. The Company has also agreed to reimburse Raymond James for reasonable expenses incurred by Raymond James (including the reasonable fees and expenses of its counsel) and to indemnify Raymond James against certain liabilities, including liabilities under the federal securities laws. Raymond James has also been engaged by, and is acting as financial advisor to, the Company in connection with certain other possible transactions, for which Raymond James will receive a customary investment banking fee.

  As described above, the opinion of Raymond James was only one of the factors taken into consideration by the Board of Directors of the Company in making its determination to approve and recommend the Sale Transaction. Consequently, the opinion of Raymond James and its analyses described above should not be taken as determinative of the Board of Directors' or management's opinion with respect to the value of the Natural Gas Business.

EFFECT OF THE SALE TRANSACTION ON THE COMPANY'S STOCKHOLDERS

  If the Sale Transaction is consummated, the stockholders of the Company will retain their equity interest in the Company and the Sale Transaction will not result in any changes in the rights of the Company's stockholders. The common stock of the Company, which is listed for trading on The Nasdaq Stock Market, will continue to be traded on The Nasdaq Stock Market without interruption under the same symbol ("ATRI"). On March 18, 1997, the last trading day immediately preceding the public announcement of the Sale Transaction, the high and low sales prices for the common stock of the Company, as reported by The Nasdaq Stock Market, were $14.875 and $14.375, respectively. For a description of the Company's dividend policy, see information regarding the Company's market price and dividends, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated by reference into this Proxy Statement and included in the Company's 1996 Annual Report which accompanies this Proxy Statement.

  As described above, the Company intends to utilize the net proceeds from the Sale Transaction for certain acquisitions, among other purposes. The Company's Board of Directors has the authority to consummate certain transactions without submitting a proposal to the stockholders for their consideration. In some instances, however, a proposed participation in a business opportunity will be required by law to be submitted to the stockholders for their consideration. In such event, a stockholder vote will be solicited in accordance with the applicable regulations of the Commission. See "Certain Factors to be Considered; Unascertainable Risks in Connection with Future Business Acquisitions."

CERTAIN FACTORS TO BE CONSIDERED

  In addition to the other information concerning the Sale Transaction set forth herein, stockholders of the Company should consider the following in determining whether or not to vote in favor of the Sale Transaction.

  Prospects for the Natural Gas Business if the Sale Transaction is not Consummated. In the event that the Sale Transaction is not consummated and the Company retains its Natural Gas Business, stockholders should consider the factors which might adversely affect the financial condition and results of operations of the Natural Gas Subsidiaries. A number of such factors are summarized above in "Background and Reasons for the Sale Transaction" and are described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference into this Proxy Statement and included in the Company's 1996 Annual Report which accompanies this Proxy Statement. As set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company has taken certain steps, and anticipates taking additional steps if the Sale Transaction is not consummated, to mitigate the adverse impact of certain of those factors. Several municipalities which are not currently customers of Alabama-Tennessee have expressed interest in contracting with Alabama-Tennessee for firm transportation service, and Alabama-Tennessee has had discussions with those municipalities and made proposals to them to provide such service. Although service to those municipalities probably would not begin until late 1998 or 1999, if Alabama-Tennessee could obtain contracts with those municipalities at the rates and for the volumes currently being discussed and could achieve certain operating cost reductions or increases in contract demand from other customers, the Company currently believes that the adverse impact of the loss of the cities of Decatur and Huntsville, Alabama as firm transportation customers, as previously estimated by the Company, could be significantly reduced or eliminated over the longer term. The Company also believes that if Alabama-Tennessee does not lose the cities of Decatur and Huntsville as firm transportation customers then Alabama-Tennessee would have to make a substantial capital investment to expand its pipeline systems in order to have the capacity to serve the municipalities referred to above along with the cities of Decatur and Huntsville. There is no assurance that Alabama-Tennessee will obtain contracts with the several municipalities referred to above for firm transportation services or, if contracts are entered into with those municipalities, that they will be at the rates or for the volumes currently being discussed. See "Certain Factors to be Considered; Safe Harbor
Disclosure: Forward-Looking Statements and Associated Risks."

  Payment by the Company to Midcoast in Certain Circumstances. In the event that the Sale Transaction is not consummated because the Company terminates the Agreement upon the receipt by the Board of Directors of the Company of an Acquisition Proposal, as described herein, or because of the failure of the stockholders of the Company to approve the Sale Transaction at a meeting of the Company's stockholders held to consider such approval, then the Company is obligated to pay $2,000,000 to Midcoast. See "Description of the Agreement; Termination."

  Uncertainty of Contingent Deferred Payments. The deferred purchase price to be paid to the Company pursuant to the Agreement will be entirely contingent upon the continuation of certain firm gas transportation services by one of the Natural Gas Subsidiaries. The continuation of such services will be beyond the control of the Company and, accordingly, there can be no assurance that the Company will receive any such deferred payments.

  Unascertainable Risks in Connection with Future Business Acquisitions. Although the Company intends to acquire businesses or product lines in the medical products industry, and has identified certain companies in that industry with which the Company may engage in discussions, the Company has no commitments for any such acquisition and, accordingly, stockholders have no basis on which to evaluate the possible merits or risks of a target business's operations. The process of evaluating prospective acquisition candidates, engaging in discussions and negotiations, executing definitive documentation and consummating a transaction can be quite lengthy, and there can be no assurance that the Company will be able to acquire suitable businesses or product lines in the medical products industry or that the net proceeds from the Sale Transaction will be utilized in connection with any such acquisition within any definite period of time. Moreover, although the net proceeds to be received by the Company are substantial, the number of acquisitions which can be effected with such funds is limited, and it may be necessary for the Company to obtain additional funds by incurring from time to time additional short-term or long-term indebtedness or by issuing, in public or private transactions, equity or debt securities. The availability and terms of such financing will depend on market and other conditions There can be no assurance that additional financing will be available on terms acceptable to the Company, nor can there be any assurance that existing stockholders of the Company will not experience a dilution in the book value of their common stock as the result of the issuance by the Company of additional equity.

  Although management of the Company will endeavor to evaluate the risks inherent in any particular target business, there can be no assurance that the Company will properly ascertain all such risks. Management of the Company will have a great deal of flexibility in identifying and selecting prospective acquisition candidates. In many cases, stockholder approval will not be required to effect such transactions. The consideration to be paid by the Company in connection with any such transaction will be determined by the Board of Directors of the Company. Therefore, the Board of Directors will have significant discretion in determining whether a target business is suitable for a proposed transaction. Furthermore, the structure of a transaction with a target business, which may take the form of a merger, exchange of capital stock or stock or asset acquisition, cannot be determined at the present time because no agreements, arrangements or understandings currently exist with respect to any such proposed transaction.

  Investment Company Act Considerations. The regulatory scope of the Investment Company Act, which was enacted principally for the purpose of regulating vehicles for pooled investments in securities, extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Investment Company Act may, however, also be deemed to be applicable to a company which does not intend to be characterized as an investment company but which, nevertheless, engages in activities which may be deemed to be within the definitional scope of certain provisions of the Investment Company Act. The Company believes that its anticipated principal activities following the Sale Transaction will involve the acquisition of control of operating companies and, therefore, will not subject the Company to regulation under the Investment Company Act. Nevertheless, there can be no assurance that the Company will not be deemed to be an investment company, particularly during the period prior to an acquisition transaction. In the event the Company is deemed to be an investment company, the Company may become subject to certain restrictions relating to the Company's activities, including restrictions on the nature of its investments and the issuance of securities. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure and compliance with certain reporting, recordkeeping, voting, proxy, disclosure and other rules and regulations. In the event of the characterization of the Company as an investment company, the failure by the Company to satisfy regulatory requirements, whether on a timely basis or at all, could have a material adverse effect on the Company.

  Interests of Certain Persons. For a description of the interest of certain officers and employees of the Company, see "Interests of Certain Persons in the Sale Transaction."

  Potential Indemnification Liabilities. Pursuant to the Agreement each of the Company and Midcoast has agreed to indemnify the other party from and after the consummation of the Sale Transaction with respect to certain debts, liabilities and obligations. See "Description of the Agreement;
Indemnification."

  Safe Harbor Disclosure: Forward-Looking Statements and Associated Risks. This Proxy Statement contains forward-looking statements with respect to, among other things, plans, future events and future performance of the Company. The factors discussed in this section are important factors (but not necessarily all of the important factors) which could cause actual results or future events to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Company cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company expresses an expectation or belief as to plans or future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Words such as "anticipates," "believes," "intends," "expects," "estimated," variations of such words and similar expressions are intended to identify such forward-looking statements. The portions of this Proxy Statement which contain forward-looking statements generally include cross references to this section. See also the information incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and included in the Company's 1996 Annual Report which accompanies this Proxy Statement, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DESCRIPTION OF THE AGREEMENT

  The following is a description of the material provisions of the Agreement. Such description is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is included herewith as Appendix A. Capitalized terms which are not otherwise defined in this description or elsewhere in this Proxy Statement have the meaning set forth in the Agreement.

  Purchased Assets. Subject to the terms and conditions of the Agreement, Midcoast is to purchase from the Company all of the shares of capital stock of the Natural Gas Subsidiaries. For a description of the principal assets owned and operated by the Natural Gas Subsidiaries, see "Introduction; Description of the Company's Natural Gas Business."

  Purchase Price; Payment. The purchase price for the Natural Gas Subsidiaries is $39,373,000, adjusted as described herein, plus the contingent deferred purchase price described above. See "Use of Proceeds." At the time of the execution of the Agreement, Midcoast deposited $2,000,000 as an escrow deposit with Mercantile Bank, N.A., as escrow agent. At the closing of the sale of the Natural Gas Subsidiaries (the "Closing"), the escrow deposit is to be paid to the Company and Midcoast is to pay the balance of the purchase price to the Company by wire transfer. In the event that Midcoast terminates the Agreement because (i) certain conditions to Midcoast's obligations to close have not been satisfied or (ii) the Closing does not occur by July 3, 1997, then the escrow deposit is to be returned to Midcoast. In addition, if the Company terminates the Agreement because of another Acquisition Proposal (as described below) or if the stockholders of the Company do not approve the Sale Transaction at a meeting of stockholders held to consider such approval, or if Midcoast terminates the Agreement because of certain casualty losses to the properties of the Natural Gas Subsidiaries which occur prior to the Closing, the escrow deposit is to be returned to Midcoast. In the event that the Company terminates the Agreement because (x) certain conditions to the Company's obligations to close have not been satisfied or (y) the Closing does not occur by July 3, 1997 and certain conditions to the Company's obligations to close have not been satisfied, then the escrow deposit is to be paid to the Company. Notwithstanding the foregoing, any escrowed funds in excess of $2,000,000 are to remain the property of Midcoast.

  Purchase Price Adjustment. Within 45 days after the Closing, the Company is to prepare and deliver to Midcoast a draft consolidated balance sheet for the Natural Gas Subsidiaries as of the Closing. Midcoast is to notify the Company of any objections it may have to such balance sheet, and the Company and Midcoast are to use reasonable efforts to resolve any such objections. Any objections which remain unresolved are to be resolved by an accounting firm mutually agreed upon between the Company and Midcoast. If, after the resolution of such objections, the consolidated net book value of the Natural Gas Subsidiaries as of the Closing exceeds $14,436,000, Midcoast is the pay the Company the amount of such excess. If the consolidated net book value of the Natural Gas Subsidiaries as of the Closing is less than such amount, then the Company is to pay to Midcoast the amount of such deficiency. In addition, the purchase price is also to be adjusted downward by (i) the amount of any casualty loss to physical assets of the Natural Gas Subsidiaries suffered through the date of the Closing, as to which the insurance proceeds or other rights of the Company are not assignable to Midcoast; (ii) any excess of (A) the amount of liabilities reflected on the pro forma balance sheet of the Natural Gas Subsidiaries which are relieved and taken into income by the Company for the period from December 31, 1996 to the Closing, reduced by the federal and state income tax liability associated therewith, over (B) $150,000; and (iii) the product of $13,000 and the number of days, if any, which elapses from the later of (x) May 19, 1997 and (y) the first date on which certain of the conditions to the obligations of the Company to close have been satisfied, to the date of the Closing.

  Closing. The Agreement provides that the Closing is to take place on the third business day following the date on which certain conditions have been satisfied, or on such other date as the parties mutually agree.

  Representations and Warranties. The Agreement contains various customary representations and warranties of the Company and Midcoast. These include, among others, representations and warranties by the Company and Midcoast as to organization and existence, corporate authority, approvals and consents, absence of any violation of material agreements, absence of any obligation to brokers, finders or investment bankers and, with respect to Midcoast, its financial ability to consummate the Sale Transaction and its purchase of the capital stock of the Natural Gas Subsidiaries for investment purposes only. In addition, the Company has also made certain representations and warranties concerning the Natural Gas Subsidiaries, including, among others, organization and existence, corporate authority, capitalization, absence of any violation of material agreements, absence of any undisclosed liabilities, taxes, title to property, certain contracts, leases, compliance with applicable law, insurance, litigation, employees and employee benefits, patents, copyrights and trademarks, environmental and other regulatory matters, financial statements, changes to the Natural Gas Business, customer curtailments and gas imbalances. It is a condition precedent to each party's obligations to close the Sale Transaction that the representations and warranties of the other party to the Agreement be true and correct in all material respects when made and as of the date of the Closing.

  Covenants of the Parties. From the date of the Agreement through the Closing, the Company has agreed to cause each of the Natural Gas Subsidiaries to: (i) carry on its business in the ordinary course; (ii) maintain its assets in as good working order and condition as at the date of the Agreement, ordinary wear and tear excepted; (iii) perform all of its obligations in all material respects under agreements relating to or respecting its assets, properties and rights; (iv) use its good faith reasonable efforts to keep in full force and effect present insurance coverage; (v) use its good faith reasonable efforts (consistent with its ordinary course of business) to maintain and preserve its business intact, retain its present employees and maintain its relationships with customers and others having business relations with it;
(vi) use its good faith reasonable efforts to maintain all licenses and certifications necessary to conduct its business; and (vii) respond to any reasonable inquiry by Midcoast concerning the conduct and operation of its business.

  The Company has also agreed that it will cause each of the Natural Gas Subsidiaries to not, without the prior written consent of Midcoast (i) enter into any material contract or commitment or incur or agree to incur any material liability or indebtedness except in the ordinary course of business;
(ii) increase in any material respect the compensation payable to any salaried employee or agent of such Natural Gas Subsidiary; (iii) purchase, sell, assign, lease or otherwise acquire, transfer or dispose of any material property or equipment, except in the ordinary course of business; (iv) enter into or agree to enter into any material agreements or arrangements which are outside the ordinary course of business which grant any rights to purchase any of its material assets; (v) commit to, authorize or engage in any material capital projects or capital expenditures relating to its business or its assets; (vi) merge or consolidate into or with any other corporation or other entity; (vii) engage in any business other than the Natural Gas Business;
(viii) enter into any transaction other than in the ordinary course of business; or (ix) commit or agree to do any of the foregoing.

  Audited Financial Statements. The Agreement provides that prior to the Closing an accountant selected by Midcoast is to prepare and deliver to Midcoast, at Midcoast's expense, audited balance sheets and statements of income and expense of the Natural Gas Subsidiaries for the years ended December 31, 1995 and December 31, 1996.

  Certain Restructurings. The Agreement provides that certain benefit plans are to be restructured as follows: (i) the Atrion Corporation Thrift Plan is to be partially terminated with respect to participants employed by the Natural Gas Subsidiaries, and the account balances thereof are to be distributed to such participants; (ii) a portion of the assets and liabilities of the Atrion Corporation Supplemental Executive Thrift Plan are to be transferred to and assumed and accepted by a trust established by the Company;
(iii) the Atrion Corporation Retirement Plan is to be partially terminated with respect to participants who continue to be employed after the Closing by the Natural Gas Subsidiaries, and their accrued benefits are to be distributed to such participants; (iv) the Alabama-Tennessee Natural Gas Company Post-Retirement, Medical and Health Voluntary Employee Benefit Association (the "VEBA") is to be continued by Midcoast; provided, however, that on or before the Closing, the Company is to cause Alabama-Tennessee to amend the VEBA to provide that no further funding is to be made for the benefits provided under the VEBA and that, once the funds in the VEBA have been exhausted, no further benefits will be provided to retirees thereunder; and (v) the liabilities allocable to the Natural Gas Subsidiaries under the Atrion Corporation Supplemental Executive Retirement Plan are to be transferred to and assumed by the Company. In addition, the liability of Alabama-Tennessee for certain deferred directors fees is to be assumed by the Company, and certain computer equipment, liabilities for accrued and unused vacation and deferred taxes and liabilities relating to the foregoing are to be assigned to or assumed by the Company or an affiliate. See "Executive Compensation" for a description of certain of such benefit plans.

  Conditions to Closing. The obligations of the Company and Midcoast to consummate the Sale Transaction are subject to the satisfaction on or prior to the date of the Closing of certain conditions, including the following: (i) all of the representations and warranties of the other party are to be true and correct in all material respects as of the date of the Agreement and as of the Closing; (ii) the other party shall have complied with and performed in all material respects all of the agreements, covenants and conditions required to be performed by it; (iii) no legal action by a creditor or third party shall have been instituted to restrain or invalidate the Sale Transaction;
(iv) the parties shall have received all regulatory approvals and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or terminated; and
(v) the Sale Transaction shall have been approved by the stockholders of the Company.

  In addition, as a condition precedent to the obligations of Midcoast: (i) there shall have been no material adverse change in the operations, assets or financial condition of the Natural Gas Subsidiaries; (ii) the consents to the Sale Transaction contemplated from third parties shall have been obtained; and
(iii) Midcoast shall have received the resignations of the officers and directors of the Natural Gas Subsidiaries.

  Termination. The Agreement may be terminated by the Company if the Board of Directors of the Company receives a proposal to purchase the shares or substantially all of the assets of the Natural Gas Subsidiaries (an "Acquisition Proposal"), the Company notifies Midcoast in writing of the material terms and conditions of the Acquisition Proposal and that the Company desires to consider acceptance of such proposal and Midcoast does not make, within ten business days following receipt of the Company's notice, an offer which the Board of Directors of the Company believes, in good faith, to be at least as favorable to the stockholders of the Company as the Acquisition Proposal. In addition, the Agreement may be terminated by either Midcoast or the Company upon written notice to the other party if (i) the stockholders of the Company do not approve the Sale Transaction at a meeting held to consider such approval or (ii) provided the terminating party is not then in breach of any provision of the Agreement, upon the occurrence of either of the following: (A) if on the date of the Closing any of the conditions precedent to the obligations of the terminating party to close have not been satisfied or waived in writing; or (B) if the Closing does not occur on or before July 3, 1997.

  In addition to the foregoing, the Agreement provides that if, between the date of the Agreement and the date of the Closing, there is any casualty or loss relating to the assets of the Natural Gas Subsidiaries which Midcoast reasonably determines to be in an amount greater than $2,750,000, then Midcoast may elect promptly after receiving all relevant facts regarding such occurrence (i) to terminate the Agreement by giving written notice of such termination to the Company or (ii) to waive such breach and consummate the Sale Transaction, in which case at the Closing all claims to insurance proceeds or other rights of the Company against third parties arising from such casualty or loss are to be separately assigned by the Company to Midcoast.

  If the Agreement is terminated as provided herein, then neither party is to have any liability or further obligation to the other party, except that (i) in the event the Agreement is terminated due to the exercise of the fiduciary obligations of the Company's Board of Directors with respect to an Acquisition Proposal, as described above, or due to the failure of the stockholders of the Company to approve the Sale Transaction at a meeting held to consider such approval, then the Company is to pay $2,000,000 to Midcoast and (ii) the escrow deposit is to be paid as described above.

  Prohibited Activities of the Company After Closing. In order to protect the goodwill and business interests of the Natural Gas Subsidiaries following the Closing, the Company has agreed that it and its affiliates will not (i) directly or indirectly request or advise any party to any gas sales, purchase or transportation contract with any of the Natural Gas Subsidiaries to withdraw, curtail or cancel any service to or from any such Natural Gas Subsidiary under the terms of any such contract; (ii) aid, abet or otherwise assist any person seeking to interfere with the Natural Gas Subsidiaries' relationship with the parties to, or the terms, of any gas sales, purchase or transportation contract; (iii) without the approval of the Chief Executive Officer of Midcoast, induce or attempt to influence any employee of the Natural Gas Subsidiaries to leave or terminate his employment; or (iv) acting alone or in conjunction with others, in any of the states of Alabama, Tennessee and Mississippi for a period of three years from the Closing, engage in any businesses in competition with the businesses presently conducted by the Natural Gas Subsidiaries, whether for its own account or for others, other than the transporting or selling of natural gas by certain of the Company's other existing subsidiaries as presently conducted.

  Indemnification. The Agreement provides that each party will indemnify and hold the other party harmless against and will reimburse the other party for any and all damages, liabilities, claims, taxes, penalties, assessments, and other costs and expenses which arise from (i) the breach of any representation, warranty, agreement or covenant contained in the Agreement;
(ii) all actual, alleged, claimed or purported liabilities and obligations relating to, or arising from the ownership, operation or control of the Natural Gas Business (with such liabilities and obligations being limited to those which arise prior to Closing and which exclude those reflected or reserved against on the balance sheet provided by the Company to Midcoast as described above, with respect to indemnification by the Company, or with such liabilities and obligations being limited to those which arise subsequent to the Closing, with respect to indemnification by Midcoast); and (iii) (with respect to indemnification by Midcoast) all actual, alleged, claimed or purported liabilities and obligations of the Natural Gas Subsidiaries which are reflected or reserved against on the balance sheet provided to Midcoast by the

Company subsequent to the Closing as described above. The Company's liability to make indemnification payments to Midcoast and Midcoast's liability to make indemnification payments to the Company with respect to breaches of representations and warranties shall not exceed, in the aggregate, $10,000,000, except as otherwise described, and such liability for indemnification payments will expire as to any item that is not the subject of a claim made within 18 months immediately following the Closing; however, such time limitation shall not apply to covenants or agreements required to be performed following the Closing. The Company's liability for indemnification to Midcoast shall only apply to the extent that the aggregate damages incurred by Midcoast exceed $500,000 and then only to the extent of such excess; however, the foregoing dollar threshold and limitation shall not apply to any indemnification payments arising out of state sales tax, federal income or state income or income-based tax matters, and claims relating to such matters may be made within the applicable statute of limitations. Midcoast's liability to the Company for indemnification relating to breaches of representations and warranties shall only apply to the extent that the aggregate damages incurred by the Company exceed $500,000 and then only to the extent of such excess.

  The Agreement provides that the sole remedy of a party for any breach of any of the representations, warranties or covenants contained in the Agreement or any claim relating to the ownership or operation of the Natural Gas Business is to exercise the rights for indemnification, excluding action for specific performance. The Agreement also provides that the Agreement may be specifically enforced in the event of a breach thereof; however, if the Company terminates the Agreement and is entitled to receive the escrow deposit as described herein, then the Company will not be entitled to any such specific performance, and the amount of such escrow deposit will be agreed liquidated damages for any and all such causes of action against Midcoast.

  Taxes. The Company is to cause each Natural Gas Subsidiary to be included in the respective consolidated federal income tax returns of the applicable affiliated group of corporations which includes the Company for all periods ending on or before the date of the Closing and to timely file such returns and pay all taxes shown to be due thereon. Midcoast is to be responsible for and prepare and file all tax returns and pay all taxes with respect to the Natural Gas Subsidiaries for all periods following the Closing. See "Certain Federal Income Tax Consequences."

  Certain Post-Closing Agreements. Midcoast has agreed to provide severance benefits to the full-time employees of Alabama-Tennessee as of the date of the Closing (other than Jerry A. Howard, Jeffery Strickland and George G. Petty) for any such employee terminated during the 12-month period following Closing; however, if any employee of a Natural Gas Subsidiary refuses a transfer to a job at another location of the business of Midcoast or any of its affiliates (provided such transfer is made by Midcoast in good faith and the job entails the same responsibilities and provides the same or greater base salary), then Midcoast will not be obligated to honor such severance obligation with respect to such employee. The Company has agreed to reimburse Midcoast for 50% of such severance benefits paid to any such employee, such reimbursement not to exceed, in the aggregate, $50,000 for all severed employees. Notwithstanding the foregoing, in the event any such employee becomes an employee of the Company or any of its affiliates within six months following termination of such employee's employment with the applicable Natural Gas Subsidiary, then the Company is to reimburse Midcoast an amount equal to the portion of the unreimbursed severance benefits paid to such employee by Midcoast, such reimbursement not to be subject to the $50,000 limit.

  The Company has guaranteed (the "Guaranties") the obligations of the Natural Gas Subsidiaries under certain gas purchase contracts and gas transportation contracts. Prior to the Closing, Midcoast and the Company are to cause the Natural Gas Subsidiaries to establish a separate bank account (the "Special Account"). Subsequent to the Closing Midcoast is to cause all collections of accounts receivable of the Natural Gas Subsidiaries with respect to their sales or transportation of natural gas under the contracts subject to Guaranties which remain in effect to be paid into the Subsidiaries' existing bank accounts and to be transferred on a daily basis from such accounts to the Special Account. Funds in the Special Account are to be used to pay only the obligations under such contracts, except that Midcoast may withdraw monthly for its own uses from such account the amount by which the parties agree the revenues from sales of gas purchased or transported under such contracts exceed the payment obligations under such contracts for such month. All payments from the Special

Account are to be applied to such obligations in chronological order based on the respective due dates thereof; provided, however, that all such payables shall be paid as soon as possible after receipt of invoices therefor if funds are available in the Special Account. At Closing, the Natural Gas Subsidiaries are to grant to the Company a security interest in the Special Account to secure the payment and performance of their obligations under the applicable contracts.

  Midcoast has agreed to use its good faith reasonable efforts following the Closing to obtain the release of the Company from any Guaranty with respect to any of such contracts which have terms extending beyond the Closing. In the event any such Guaranty is still in effect 90 days after the Closing, Midcoast is to cause the applicable Natural Gas Subsidiary to terminate the applicable contract at the end of such 90-day period or purchase no additional gas thereunder so long as such Guaranty remains in effect.

  At the Closing, the Company, Midcoast and Alabama-Tennessee are to execute certain agreements pursuant to which Alabama-Tennessee will grant certain license rights with respect to its rights of way to AlaTenn Pipeline Company, Inc., the Company's wholly-owned gaseous oxygen pipeline company, and will service the Company's gaseous oxygen pipeline for a period of two years.

REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), the Sale Transaction may not be consummated until notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and a waiting period has expired or been terminated. Pursuant to the HSR Act, notification and report forms were filed on behalf of the Company and Midcoast with the FTC and the Antitrust Division on April 2, 1997. The waiting period required by the HSR Act will expire on May 2, 1997 unless early termination of the waiting period is granted.

  At any time before or after the consummation of any part of the Sale Transaction, and notwithstanding the expiration of the waiting period under the HSR Act, federal and state antitrust and other governmental authorities may take such action under the antitrust laws as they deem necessary or desirable in the public interest. Such action might include seeking to enjoin the consummation of the Sale Transaction or requiring the divestiture by Midcoast of all or part of the assets acquired or to be acquired pursuant to the Agreement. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

INTERESTS OF CERTAIN PERSONS IN THE SALE TRANSACTION

  In considering the Sale Transaction, stockholders should be aware of, and should carefully consider that, officers and employees of the Natural Gas Subsidiaries, including one person who currently is an executive officer of the Company, may be deemed to have interests in the Sale Transaction, by virtue of their anticipated continued employment by the Natural Gas Subsidiaries after the Closing, that may create potential conflicts of interest. The Board of Directors of the Company was aware of such interests and considered them, among other matters, in approving the Sale Transaction.

  It is presently contemplated that a number of officers and employees of the Natural Gas Subsidiaries will remain employed by the Natural Gas Subsidiaries following the Closing. As described above, the Agreement provides that Midcoast is to provide certain designated severance benefits to the full-time employees of Alabama-Tennessee for any such employee terminated during the 12-month period following consummation of the Sale Transaction. The Company has agreed to pay one-half of such amount, up to $50,000 in the aggregate. Such employees may also hold options to purchase shares of common stock of the Company, which options will terminate within a certain period of time following the termination of their employment by the Company.

ACCOUNTING TREATMENT

  The sale of the Natural Gas Subsidiaries will be accounted for by the Company as a disposition of a business segment and, accordingly, upon approval of the Sale Transaction by the stockholders, the operating results of the

Natural Gas Subsidiaries will be accounted for as discontinued operations. The Company expects to recognize a gain on the sale in an amount equal to the difference between the anticipated cash proceeds from the Sale Transaction and the book value of the assets being sold, net of expenses related to the discontinued operations and income taxes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  This section is a summary of the material federal income tax consequences to the Company and the stockholders of the Company from the Sale Transaction. Except where specifically noted, this summary does not apply to state or local taxes. The summary is based upon the Internal Revenue Code (the "Code"), judicial decisions, Treasury Department regulations promulgated thereunder, administrative rulings of the Treasury Department, and other interpretations thereof, any of which could be changed at any time. No ruling has been or will be requested from the Internal Revenue Service with respect to any consequences resulting from the Sale Transaction.

  The consummation of the Sale Transaction will not be a taxable event for federal income tax purposes for the stockholders of the Company. Pursuant to the Agreement, upon consummation of the Sale Transaction, the Company will join with Midcoast in filing of one or more elections under Section 338(h)(10) of the Code, and any comparable election under state, local or foreign tax law, to the extent requested by Midcoast. If Midcoast does not make such request, the Company will be taxed on the gain resulting from the sale of the stock of the Natural Gas Subsidiaries. If the elections under Section 338(h)(10) of the Code are made, the Sale Transaction will be deemed to be a sale of the assets of the Natural Gas Subsidiaries for federal income tax purposes with the Natural Gas Subsidiaries being deemed to have sold their assets while still members of the Company's "affiliated group" (as defined in the Code). Accordingly, the economic burden of taxation resulting from the deemed asset sale will be borne by the Company. The amount of federal, state and local tax for which the Company will be liable as a result of the elections under Section 338(h)(10) of the Code (and any comparable elections under state or local tax law) is not anticipated to be materially different than would have resulted if the Company had sold all of the stock of the Natural Gas Subsidiaries without any such elections being made.

NO APPRAISAL RIGHTS

  Holders of common stock of the Company will have no right under the Delaware General Corporation Law to seek judicial appraisal of their common stock in connection with the Sale Transaction.

RECOMMENDATION

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE SALE TRANSACTION AND THE AGREEMENT AND BELIEVES THAT THE SALE TRANSACTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE SALE TRANSACTION.

                         CERTAIN FINANCIAL INFORMATION

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The selected historical consolidated financial data set forth below as of and for each of the five years in the period ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company. The statement of operations data with respect to the years ended December 31, 1996, 1995 and 1994 and the balance sheet data as of December 31, 1996 and 1995 have been derived from the audited financial statements of the Company incorporated by reference into this Proxy Statement and included in the Company's 1996 Annual Report which accompanies this Proxy Statement. The statement of operations data with respect to the years ended December 31, 1993 and 1992 and the balance sheet data as of December 31, 1994, 1993 and

1992 have been derived from audited financial statements of the Company previously filed with the Commission but not incorporated by reference or included elsewhere in this Proxy Statement. The selected pro forma consolidated financial data illustrate the effect of the Sale Transaction, in the manner described below. The summary pro forma balance sheet data have been prepared as if the Sale Transaction occurred on December 31, 1996 and the summary pro forma statement of operations data have been prepared as if the Sale Transaction occurred as of January 1, 1996. See "Unaudited Pro Forma Condensed Consolidated Financial Information." The selected historical and pro forma consolidated financial data set forth below are qualified in their entirety by and should be read in conjunction with (i) the historical consolidated financial statements and the notes related thereto and (ii) "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated by reference into this Proxy Statement and included in the Company's 1996 Annual Report which accompanies this Proxy Statement. See "Incorporation of Certain Information by Reference."

                                        YEAR ENDED DECEMBER 31
                         -------------------------------------------------------
                         PRO FORMA
                           1996        1996    1995    1994      1993     1992
                         ---------   -------- ------- -------  -------- --------
                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF
OPERATIONS(1)
Revenues                  $23,399    $135,977 $80,379 $70,321  $119,022 $121,651
Income (loss) from
continuing
operations(2)               1,044       1,044     765    (142)      --       --
Income from
discontinued operations         0       5,434   4,575   4,832     7,332    4,665
Net income(3)               1,044       6,477   5,340   4,690     7,332    4,665
PER SHARE DATA
Earnings per share(4)
 Continuing
 operations(2)               0.33        0.33    0.24   (0.04)      --       --
 Net income                  0.33        2.03    1.68    1.48      2.32     1.49
Dividends per share(4)       0.80(5)     0.80    0.80    0.80      0.80     0.79
Book value per share(4)     15.23       10.71    9.43    8.54      7.85     6.31
BALANCE SHEET DATA
Average shares of
 common stock
 outstanding(4)             3,189       3,189   3,175   3,170     3,162    3,141
Total assets               61,020      63,251  48,506  43,737    42,653   42,766
Long-term debt(6)           7,016       7,016   1,812   2,885         0        0

--------
(1) All years have been restated to reflect the Company's natural gas operations as discontinued operations. The pro forma 1996 income amounts do not reflect any impact from the use of the net proceeds from the Sale Transaction.
(2) In 1993 and 1992 the Company had no material operations other than those to be discontinued as a result of the Sale Transaction.
(3) The 1993 net income amount includes income of $565,000 related to discontinued operations and $2.3 million attributable to a favorable revision of an after-tax provision recorded in 1989 of $6.4 million for estimated nonrecoverable take-or-pay expense.
(4) All per share and share data reflect the three-for-two stock split effected in December 1996.
(5) This amount does not reflect the reduction in the quarterly dividend to $0.10 per share, commencing with the dividend payable on September 1, 1997.
(6) Includes current maturities.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma condensed consolidated financial information illustrates the effect of the Sale Transaction. The unaudited pro forma condensed consolidated balance sheet has been prepared as if the Sale Transaction occurred on December 31, 1996 and the unaudited pro forma condensed consolidated statement of income has been prepared as if the Sale Transaction occurred as of January 1, 1996. Such information does not give effect to the utilization by the Company of the net proceeds from the Sale Transaction. The pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and notes thereto which are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference into this Proxy Statement, and with the notes to the unaudited pro forma condensed consolidated financial information, included elsewhere herein.

  The unaudited pro forma adjustments are based upon available information and contain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of actual operating results or financial position had the Sale Transaction occurred as of the dates indicated above, nor does it purport to represent the future financial position of the Company or operating results which may be attained in the future. Since the Sale Transaction has not occurred and the consideration to be received may be adjusted as described elsewhere herein, the results reported below are subject to change.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                        DECEMBER 31, 1996
                          -------------------------------------------------
                                     NATURAL GAS                    COMPANY
                           COMPANY   SUBSIDIARIES    PRO FORMA        PRO
                          HISTORICAL TO BE SOLD(1) ADJUSTMENTS(2)    FORMA
                          ---------- ------------  -------------    -------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Current assets
 Cash and temporary cash
 investments               $   144     $     1        $26,465(a)    $26,608
 Accounts receivable        19,154      15,219              0         3,935
 Other current assets        5,025         903              5(b)      4,127
                           -------     -------        -------       -------
                            24,323      16,123         26,470        34,670
                           -------     -------        -------       -------
Plant & equipment (net)     25,409      12,715           25(b)       12,719
                           -------     -------        -------       -------
Other assets
 Intangibles                11,264           0              0        11,264
 Other                       2,255       1,460          1,572(b)(c)   2,367
                           -------     -------        -------       -------
                            13,519       1,460          1,572        13,631
                           -------     -------        -------       -------
                           $63,251     $30,298        $28,067       $61,020
                           =======     =======        =======       =======
STOCKHOLDERS' EQUITY AND
LIABILITIES
Current liabilities        $18,782     $15,091        $   227(b)    $ 3,918
                           -------     -------        -------       -------
Long-term debt               6,313           0              0         6,313
                           -------     -------        -------       -------
Other liabilities            3,738       2,683            783(b)(c)   1,838
                           -------     -------        -------       -------
Stockholders' equity        34,418      12,524         27,057        48,951
                           -------     -------        -------       -------
                           $63,251     $30,298        $28,067       $61,020
                           =======     =======        =======       =======
Book value per share       $ 10.71                                  $ 15.23
                           =======                                  =======

See notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                     YEAR ENDED DECEMBER 31, 1996
                            -------------------------------------------------
                                       NATURAL GAS
                             COMPANY   SUBSIDIARIES    PRO FORMA     COMPANY
                            HISTORICAL TO BE SOLD(1) ADJUSTMENTS(2) PRO FORMA
                            ---------- ------------  -------------  ---------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues                     $135,977   $(112,578)      $    0       $23,399
Cost of goods sold            113,995     (99,852)           0        14,143
                             --------   ---------       ------       -------
Gross margin                   21,982     (12,726)           0         9,256
Operating expenses
 Other operating expenses      10,592      (4,873)       1,250(d)      6,969
 Maintenance                      245        (241)           0             4
 Depreciation and
 amortization                   1,433        (584)           0           849
 Other taxes                      361        (302)           0            59
                             --------   ---------       ------       -------
                               12,631      (6,000)       1,250         7,881
                             --------   ---------       ------       -------
Net operating income            9,351      (6,726)      (1,250)        1,375
Other income (expense)
 Investment & other income      1,238        (550)                       688
 Interest expense                (435)        251         (250)(e)      (434)
                             --------   ---------       ------       -------
                                  803        (299)        (250)          254
                             --------   ---------       ------       -------
Income before income taxes     10,154      (7,025)      (1,500)        1,629
                             --------   ---------       ------       -------
Income tax expense              3,677      (2,548)        (544)(f)       585
                             --------   ---------       ------       -------
Net income                   $  6,477   $  (4,477)      $ (956)      $ 1,044
                             ========   =========       ======       =======
Earnings per share           $   2.03                                $  0.33
                             ========                                =======
Average shares of common
stock outstanding               3,189                                  3,189
                             ========                                =======

--------
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(1) To reflect the sale of the Natural Gas Subsidiaries by adjusting the Company's historical financial statements for all assets, liabilities, revenues and expenses attributable to the Natural Gas Subsidiaries.

(2) To reflect certain other adjustments as a result of the Sale Transaction, as follows:
  (a) Gross proceeds of $39,373 to be received at Closing, less transaction-related expenses, expenses of discontinuation of operations and estimated income tax liabilities. Assumes no post-closing adjustments or contingent deferred purchase price. See "Description of the Agreement; Purchase Price Adjustment."
  (b)The retention of certain assets and liabilities by the Company.
  (c) The recognition of gain attributable to the curtailment of certain Company benefit plans as a result of the Sale Transaction. See "Description of the Agreement; Certain Restructurings."
  (d) The elimination of certain overhead expenses attributable to the Natural Gas Business, but to be reallocated to the Company's continuing operations.
  (e)The elimination of interest expense allocated from the Company to the Natural Gas Subsidiaries.

  (f)Estimated income tax effect of (d) and (e) above.

(3) All per share and share data reflect the three-for-two stock split effected in December 1996.

                       PROPOSAL TO APPROVE THE COMPANY'S
                           1997 STOCK INCENTIVE PLAN

  Upon the recommendation of the Compensation Committee, and subject to stockholder approval, the Board of Directors has adopted the Atrion Corporation 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan"), pursuant to which key employees of the Company will be eligible for awards of stock options, stock appreciation rights, restricted stock and performance shares and outside directors (directors who are not employees of the Company or any subsidiary) will receive automatic grants of nonqualified stock options. A summary of the essential features of the 1997 Stock Incentive Plan is set forth below but is qualified in its entirety by reference to the full text of the 1997 Stock Incentive Plan which was filed electronically with this Proxy Statement with the Commission. Such text is not included in the printed version of this Proxy Statement.

BACKGROUND AND PURPOSE

  Over the past several years the Company has granted benefits under (i) the Company's 1990 Stock Option Plan and (ii) the Company's 1994 Stock Incentive Plan (collectively, the "Prior Plans"). The Board of Directors continues to believe that long-term incentive compensation should be one of the fundamental components of compensation for the Company's key employees and that stock options and other stock-based incentives similar to those which have been available under the Prior Plans should continue to play an important role in encouraging employees and directors to have a greater financial investment in the Company. The Board of Directors believes that the 1997 Stock Incentive Plan will help promote long-term growth and profitability by further aligning stockholder and employee interests.

  The purpose of the 1997 Stock Incentive Plan is to promote the interests of the Company by affording participants an opportunity to acquire a proprietary interest in the Company and by providing participants with long-term financial incentives for outstanding performance. If the 1997 Stock Incentive Plan is approved, the Compensation Committee will be afforded a great deal of flexibility in the types and amounts of awards that can be made and the terms and conditions applicable to those awards.

DESCRIPTION OF THE 1997 STOCK INCENTIVE PLAN

  Number of Shares. The aggregate number of shares of common stock that will be available for grants under the 1997 Stock Incentive Plan is the sum of (i) 300,000 shares, constituting approximately 9.3% of the shares of common stock outstanding as of February 28, 1997 and (ii) the shares of common stock which are subject to options granted under the Prior Plans but as to which such options may from time to time expire, lapse or be canceled or terminated. Upon the approval of the 1997 Stock Incentive Plan by the stockholders of the Company, no further options or other benefits are to be granted under the Prior Plans, but any options outstanding under such plans may be exercised in accordance with the terms thereof. All shares allocated to awards under the 1997 Stock Incentive Plan that are canceled or forfeited will be available for subsequent awards. In no event may a participant receive awards during any calendar year covering in the aggregate more than 50,000 shares.

  Administration; Term of the 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan will be administered by the Compensation Committee, the members of which will be ineligible to receive awards other than automatic grants of nonqualified stock options. It is intended that the Compensation Committee will at all times be composed of "nonemployee directors" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act. Under the 1997 Stock Incentive Plan, the Compensation Committee will have full power to (i) designate the key employees to receive awards from time to time; (ii) determine the sizes and types of awards (other than with respect to the automatic option grants to outside directors, as described below);
(iii) determine the terms and provisions of awards as it deems appropriate;
(iv) construe and interpret the 1997 Stock Incentive Plan and establish, amend or waive rules and regulations relating to the administration of the 1997 Stock Incentive Plan; (v) determine whether awards (other than the automatic option grants to outside directors, as described below) are to be granted singularly, in combination or in tandem; (vi) accelerate or defer (with the consent of the key employee) the vesting, exercise or payment of an award or the performance period of an award; (vii) accept the surrender of awards and the substitution of new or revised awards in exchange therefor; (viii) amend the terms and provisions of any outstanding award to the extent such terms and provisions are within the discretion of the Compensation Committee; and (ix) make all other decisions and determinations necessary or advisable for the administration of the 1997 Stock Incentive Plan. All determinations and decisions made by the Compensation Committee pursuant to the 1997 Stock Incentive Plan shall be final, conclusive and binding.

  Notwithstanding any other provision of the 1997 Stock Incentive Plan, the Board of Directors is to administer the provisions thereof relating to the automatic award of options to outside directors, as described herein. In the Board of Directors' administration of such provisions, and the options granted to outside directors, the Board of Directors will have all of the authority and discretion otherwise granted to the Compensation Committee with respect to the administration of the 1997 Stock Incentive Plan.

  The 1997 Stock Incentive Plan became effective on March 12, 1997, the date of its approval by the Board of Directors of the Company, subject to stockholder approval, and is to remain in effect until all shares of common stock subject to it have been purchased or acquired, unless sooner terminated by the Board of Directors. Notwithstanding the foregoing, no grants of incentive stock options ("ISOs") will be made under the 1997 Stock Incentive Plan after March 12, 2007.

  Eligibility. "Key employees" of the Company and its subsidiaries and outside directors of the Company will be eligible to participate in the 1997 Stock Incentive Plan. The fact that an employee is a director of the Company will not make him ineligible for designation as a key employee. The selection of key employees will be entirely within the discretion of the Compensation Committee. As of March 12, 1997, approximately 15 officers and other key employees would be eligible to participate in the 1997 Stock Incentive Plan. The concept of a "key employee" is, however, somewhat flexible and it is anticipated that such factors as the duties and responsibilities of employees, the value of their services, their present and potential contributions to the success of the Company and other relevant factors will be considered. Accordingly, the number of persons who ultimately may be eligible to participate in the 1997 Stock Incentive Plan is not presently determinable. As of March 12, 1997, eight outside directors were eligible to participate in the annual automatic grant of nonqualified stock options ("NQSOs"), as described below.

  Awards of Stock Options and Stock Appreciation Rights. The 1997 Stock Incentive Plan provides for the grant of options to purchase shares of common stock to key employees at option prices to be determined by the Compensation Committee as of the date of grant. For stock option awards intended to qualify as ISOs, the option price may not be less than the fair market value of the common stock on the date of grant. For such purpose "fair market value" means the average of the high and low sales price per share of the common stock as reported by either (i) any national securities exchange on which the common stock is actively traded or (ii) The Nasdaq Stock Market on the day on which such fair market value is determined or, if common stock is not traded on such exchange or system on such date, then on the immediately preceding date on which common stock was traded on such exchange or system. On April 18, 1997, the closing price of the common stock of the Company on The Nasdaq Stock Market was $12.75. Each grant of options is to be evidenced by an award agreement which is to specify the option price, the term of the option, the number of shares subject to the option and such other provisions as the Compensation Committee may determine. The shares subject to an option may be purchased in such installments and on such exercise dates as set forth in the award agreement. Options granted under the 1997 Stock Incentive Plan will expire not more than ten years from the date of grant. The award agreement will also set forth the extent (if any) to which the participant will have the right to exercise his options following termination of employment.

  Awards of options under the 1997 Stock Incentive Plan, which may be either ISOs (which qualify for special tax treatment) or NQSOs, are to be determined by the Compensation Committee in its discretion. Notwithstanding the foregoing, the Compensation Committee may not grant ISOs to any participant that, in the aggregate, are first exercisable during any one calendar year to the extent that the aggregate fair market value of the shares subject to such options, at the time of grant, exceeds $100,000.

  Payment for shares issued pursuant to the exercise of an option may be made either in cash or by tendering shares of common stock of the Company with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash.

  A participant granted an option under the 1997 Stock Incentive Plan will have no rights as a stockholder of the Company with respect to the shares subject to such option except to the extent shares are actually issued. Options may not be sold, transferred, pledged or assigned, except as otherwise provided by law or in an award agreement relating to NQSOs. The Compensation Committee may impose restrictions on the transfer of shares acquired pursuant to the exercise of options as it may deem advisable.

  The 1997 Stock Incentive Plan also provides for the grant of stock appreciation rights ("SARs"), either in tandem with stock options or freestanding, which entitle holders upon exercise to receive either cash or shares of common stock or a combination thereof as the Compensation Committee, in its discretion, shall determine with a value equal to the difference between (i) the fair market value on the exercise date of the shares of common stock with respect to which an SAR is exercised and (ii) the fair market value of such shares on the date of grant or, if different, the exercise price of the related option in the case of a tandem SAR. With respect to a tandem SAR, the exercise of the option (or the SAR) will result in the cancellation of the related SAR (or option) to the extent of the number of shares in respect of which such option or SAR has been exercised.

  Additional Provisions Regarding ISOs. ISOs may be granted only to persons who are employees of the Company or a subsidiary on the date of an award. In addition, no ISO may be exercised after the expiration of ten years from the date the award is granted; provided, however, that if the option is granted to a key employee who, together with persons whose stock ownership is attributed to the key employee pursuant to the Code, owns common stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its subsidiaries, the option may not be exercised after the expiration of five years from the date of grant. The aggregate fair market value (determined on the date of the award) of the shares of common stock with respect to which ISOs are exercisable for the first time by any key employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. In addition, no ISO may be exercised more than three months after termination of employment for any reason other than disability or death, unless (i) the participant dies during such three-month period and (ii) the award agreement or the Compensation Committee permits later exercise.

  Awards of Restricted Stock and Performance Shares. The 1997 Stock Incentive Plan provides for the award of shares of restricted stock to such key employees and on such terms and conditions as determined from time to time by the Compensation Committee. The restricted stock award agreement to be entered into with the participant will contain the terms of the award, including the number of shares of restricted stock granted and the applicable period of restriction. Additional restrictions may include the continued service of the participant with the Company, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation Committee.

  The stock certificates evidencing the restricted stock will bear an appropriate legend and will be held in the custody of the Company until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge or assign shares of restricted stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant. During the period of restriction, the participant may exercise full voting rights and will be credited with all dividends payable with respect to the restricted stock. Such dividends may be payable to the participant or subject to additional restrictions as determined by the Compensation Committee and set forth in the award agreement. The award agreement will also set forth the extent, if any, to which the participant will have the right to receive unvested restricted stock following termination of employment.

  In addition to restricted stock, the Compensation Committee may award performance shares to key employees. The value of a performance share will equal the fair market value of a share of common stock. The number of performance shares granted or the vesting of granted performance shares can be contingent on the attainment of certain performance goals or other conditions over a period of time (the "performance period"), all as determined by the Compensation Committee and evidenced by an award agreement to be entered into with the participant. During the performance period, the Compensation Committee will determine whether any performance shares have been earned. Earned performance shares may be paid in cash, shares of common stock or a combination thereof having an aggregate fair market value equal to the value of the performance shares as of the payment date. Common stock used to pay earned performance shares may have additional restrictions as determined by the Compensation Committee. In addition, the Compensation Committee may cancel any earned performance shares and replace them with stock options determined by the Compensation Committee to be of equivalent value based on a conversion formula specified in the participant's performance share award agreement. Except as otherwise provided in the award agreement, performance shares may not be sold, transferred, pledged or assigned, other than by will or the laws of descent and distribution.

  Awards to Outside Directors. The 1997 Stock Incentive Plan contains a provision for the automatic grant of NQSOs annually to outside directors of the Company. On July 10 of each year while the 1997 Stock Incentive Plan is in effect, commencing with July 10, 1997, each outside director will be granted automatically, without action by the Compensation Committee, an option to purchase 2,000 shares, at an exercise price equal to the fair market value of the common stock on the date of grant. Each such option will be fully exercisable on the date of grant and will expire on the first to occur of (i) the tenth anniversary of the date of grant; (ii) six months after the date the outside director ceases to be a director of the Company other than as a result of his death; or (iii) one year after the outside director ceases to be a director by reason of his death. The Compensation Committee may not provide for an extended exercise period beyond such stated periods.

  Section 162(m) of the Code. Compensation from the exercise of options and SARs that are granted under the 1997 Stock Incentive Plan and that have an exercise price at least equal to fair market value at the date of grant should be treated as "performance-based compensation" for purposes of Section 162(m) of the Code. In addition, the 1997 Stock Incentive Plan authorizes the Compensation Committee to make awards of restricted stock or performance shares that are conditioned on the satisfaction of certain performance criteria. For such awards intended to result in "performance-based compensation," the Compensation Committee, or the members thereof who are "outside directors" within the meaning of Section 162(m), will establish prior to, or within the permitted period of time after the commencement of, the applicable performance period the applicable performance criteria. The Compensation Committee (or members thereof as described above) may select from among the following objective performance measures for such purposes: (i) earnings per share, (ii) return on assets, (iii) return on equity, (iv) revenues or (v) total stockholder return, as such terms are defined in the 1997 Stock Incentive Plan. The performance criteria are to be stated in the form of an objective, nondiscretionary formula and the Compensation Committee (or members thereof as described above) will certify in writing the attainment of such performance criteria prior to any payout with respect to such awards.

  Withholding for Payment of Taxes. The 1997 Stock Incentive Plan provides for the withholding and payment of any payroll or withholding taxes required by applicable law. The 1997 Stock Incentive Plan permits a participant to satisfy such requirement, with the approval of the Compensation Committee and subject to the terms of the 1997 Stock Incentive Plan, by having the Company withhold from the participant a number of shares of common stock otherwise issuable under the award having a fair market value equal to the amount of the applicable payroll and withholding taxes.

  Changes in Capitalization; Change in Control. In the event of any change in the outstanding shares of common stock of the Company by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number and class of shares of common stock with respect to which awards may be made under the 1997 Stock Incentive Plan, and the number, class and price of shares subject to outstanding awards under the 1997 Stock Incentive Plan are to be adjusted by the Compensation Committee as it determines to be appropriate and equitable in its discretion.

  The 1997 Stock Incentive Plan provides that in the event of a change in control of the Company, all options, other than NQSOs granted to outside directors, and all SARs will become and remain fully exercisable as of the date of the change in control. Outstanding awards of restricted stock and performance shares will become immediately vested and any applicable performance conditions shall be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control. To the extent set forth in any award agreement (other than with respect to options granted automatically to outside directors as described above) a participant will be permitted to surrender for cancellation within 60 days after such change in control any outstanding options, SARs, restricted stock or performance shares and will be entitled to receive a payment (i) with respect to each option in an amount equal to the excess, if any, of the "change in control price" over the exercise price; (ii) with respect to each SAR in an amount equal to the excess, if any, of the change in control price over the grant price of the SAR; (iii) with respect to each share of restricted stock, the change in control price; and (iv) with respect to each performance share, the change in control price.

  For purposes of the 1997 Stock Incentive Plan, a "change in control" is deemed to occur when (i) any person acquires securities of the Company representing 25% or more of the combined voting power of the Company's then-outstanding securities; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 75% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquired 25% or more of the combined voting power of the Company's then outstanding securities; (iii) when, during any period of two consecutive years, individuals who, at the beginning of such period, constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least 67% of the directors at the beginning of such period; or (iv) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the assets of the Company which will result in the Company having no significant continuing operations.

  The "change in control price" means the highest price per share (i) paid for shares of common stock of the Company in any transaction reported on any exchange on which the common stock is listed or on The Nasdaq Stock Market, as the case may be, or (ii) paid or offered in any transaction related to a change in control of the Company, in either event at any time during the preceding 60 day period, as determined by the Compensation Committee.

  Amendment and Termination of the 1997 Stock Incentive Plan. The Board of Directors may alter, amend, discontinue, suspend or terminate the 1997 Stock Incentive Plan at any time in whole or in part. Notwithstanding the foregoing, stockholder approval will be required for any change to the material terms of the 1997 Stock Incentive Plan and no amendment or modification of the 1997 Stock Incentive Plan may materially and adversely affect any award previously granted without the consent of the participant.

FEDERAL INCOME TAX CONSEQUENCES

  The general principles of federal income tax law that apply to the 1997 Stock Incentive Plan are summarized in the following discussion. All provisions of federal income tax law are subject to change. Currently, the maximum tax rate applicable to capital gain income of individuals is less than the maximum tax rate applicable to ordinary income. The following material, therefore, discusses the characterization of income under the various 1997 Stock Incentive Plan features as ordinary income or capital gain or loss. State and local tax consequences are beyond the scope of this summary.

  Incentive Stock Options. ISOs granted under the 1997 Stock Incentive Plan will be subject to the applicable provisions of the Code, including Section 422 thereof. If no "disqualifying disposition" of shares of common stock issued to an optionee upon the exercise of an ISO is made within one year after the exercise date or within two years after the date the ISO was granted, then (i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income will be recognized by the optionee at the date of exercise, (iii) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (iv) no deduction will be allowed to the Company for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the "bargain purchase element") and the Company will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain to the holder (for which the Company will not be entitled to a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

  Nonqualified Stock Options. With respect to NQSOs granted under the 1997 Stock Incentive Plan, (i) no income is recognized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount and (iii) on disposition, the net appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

  Stock Appreciation Rights. Upon the grant of an SAR, the participant recognizes no taxable income and the Company receives no deduction. The participant will recognize ordinary income and the Company will receive a deduction at the time of exercise equal to the cash and fair market value of shares payable upon such exercise.

  Restricted Stock. Upon becoming entitled to receive shares at the end of the applicable restriction period without a forfeiture, the recipient will recognize ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the restriction period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be the fair market value of the shares at that time. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. The Company generally will be entitled to a deduction, equal to the amount that is taxable as ordinary compensation income to the recipient, for the Company's taxable year in which the recipient recognizes such income.

  Performance Shares. A participant who is awarded performance shares will not recognize income and the Company will not be allowed a deduction at the time the award is made. When a participant receives payment for performance shares in cash or shares of common stock of the Company, the amount of the cash and the fair market value of the shares received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company. However, if there is a substantial risk that any shares used to pay out earned performance shares will be forfeited (for example, because the Compensation Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In that case, the participant can elect to make a Section 83(b) election as previously described. The Company can take the corresponding deduction at the time the income is recognized by the participant.

PARTICIPATION IN AND BENEFITS UNDER THE 1997 STOCK INCENTIVE PLAN

  As described above, the employees of the Company and its subsidiaries who are to receive awards under the 1997 Stock Incentive Plan and the types and sizes of such awards are to be determined by the Compensation

Committee. Accordingly, because all such awards to key employees are within the discretion of the Compensation Committee, it is not possible to predict the benefits or amounts that will be received by or allocated to particular employees or groups of employees, or to determine the benefits or amounts that would have been received by or allocated to such persons for 1996 if the 1997 Stock Incentive Plan had been in effect. No awards have been made to date under the 1997 Stock Incentive Plan.

  The following table sets forth the number of shares of common stock as to which options are to be granted annually to outside directors under the 1997 Stock Incentive Plan.

                               NEW PLAN BENEFITS

                 ATRION CORPORATION 1997 STOCK INCENTIVE PLAN

                                                               NO. OF SHARES
                                                             UNDERLYING ANNUAL
             POSITION OR GROUP                                 OPTION GRANTS
             -----------------                               -----------------
        Outside Directors as a Group                             16,000(a)

--------
(a) Based upon eight outside directors serving on the Board of Directors as of the effective date of the 1997 Stock Incentive Plan.

RECOMMENDATION

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1997 STOCK INCENTIVE PLAN.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Arthur Andersen LLP as independent accountants to audit the financial statements of the Company for the year 1997. Arthur Andersen LLP has audited the Company's financial statements for many years. A representative of Arthur Andersen LLP will attend the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

  The consolidated financial statements appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given under the authority of such firm as experts in accounting and auditing. See "Incorporation of Certain Information by Reference."

RECOMMENDATION

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEAR 1997.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the years ended December 31, 1996, 1995 and 1994 of those persons during 1996 who were (i) the Chief Executive Officer of the Company and (ii) the other executive officers of the Company whose salary and bonus for the year ended December 31, 1996 exceeded $100,000 (such officers are referred to herein as the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                    ANNUAL COMPENSATION            COMPENSATION
                                    -------------------        ----------------------
                                                                      AWARDS
                                                               ----------------------
                                                               RESTRICTED  SECURITIES
NAME AND                                        OTHER ANNUAL     STOCK     UNDERLYING  ALL OTHER
PRINCIPAL POSITION       YEAR  SALARY   BONUS  COMPENSATION(1) AWARDS(2)   OPTIONS(2) COMPENSATION
------------------       ---- -------- ------- --------------- ----------  ---------- ------------
Jerry A. Howard......... 1996 $400,000 $91,000     $    --       $   --       5,400     $34,748(3)
 Chairman of the Board,  1995  400,000  74,400          --           --       9,000      34,707
 President and Chief     1994  394,375  16,000          --       17,500(2)   15,300      34,066
 Executive Officer

George G. Petty......... 1996 $146,000 $ 5,840     $    --       $   --       1,800     $12,909(3)
 Vice President--        1995  144,500   5,840          --           --       4,500      12,778
 Finance, Chief          1994  140,500   5,680          --           --       5,400      12,440
 Financial Officer and
 Secretary-Treasurer(4)

Jeffery Strickland...... 1996 $ 97,500 $29,080     $    --       $   --       2,700     $ 8,648(3)
 Vice President--        1995   90,000  10,170          --           --       2,700       8,092
 Corporate               1994   85,500   3,600          --           --       6,750       7,654
 Development(4)

Dick Rabenau............ 1996 $125,658 $42,232     $    --       $   --       2,700     $ 6,916(3)
 President--Atrion       1995  122,185  53,874      19,936(5)                 9,000       6,748
 Medical                 1994   84,373  14,400          --           --           0       2,756
 Products, Inc.

Gus Magrini............. 1996 $ 98,625 $29,080     $    --       $   --       2,700     $ 8,907(3)
 President--AlaTenn      1995   91,875   8,720          --           --       4,500       8,355
 Energy                  1994   88,500   3,600          --           --       4,500       8,003
 Marketing Company, Inc.

--------
(1) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is at least the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.
(2) The restricted stock award in the table represents an award granted under the 1994 Stock Incentive Plan, and the dollar amount thereof is the fair market value of the award on the date of grant, based upon the closing price of the Company's common stock, as reported by The Nasdaq Stock Market, on such date. As of December 31, 1996, Mr. Howard held 1,500 restricted shares with an aggregate value of $24,750, based upon the closing price of the Company's common stock, as reported by The Nasdaq Stock Market on such date. Options granted represent incentive stock options granted under the 1994 Stock Incentive Plan. Information regarding restricted stock and options granted in each year has been adjusted to reflect a three-for-two stock split which was effected on December 2, 1996. See "Information Concerning Stock Options."
(3) Includes the following paid by the Company or one or more of its subsidiaries: (i) matching contributions to the Atrion Corporation Thrift Plan (Mr. Howard, $9,500; Mr. Petty, $8,760; Mr. Strickland, $5,850; Mr. Rabenau, $6,317; and Mr. Magrini, $5,918); (ii) payment of life insurance premiums (Mr. Howard, $10,748; Mr. Petty, $4,149; Mr. Strickland, $2,798; Mr. Rabenau, $599; and Mr. Magrini, $2,989); and (iii) with respect to Mr. Howard, a contribution to the Atrion Corporation Supplemental Executive Thrift Plan in the amount of $14,500.
(4) Upon Mr. Petty's retirement effective February 1, 1997, Mr. Strickland was elected Vice President and Chief Financial Officer, Secretary and Treasurer.
(5) Comprised of club membership fee and dues, and reimbursement for federal income tax liability resulting from income associated therewith, aggregating $10,936 and automobile allowance of $9,000.

INFORMATION CONCERNING STOCK OPTIONS

  The following tables summarize certain information concerning grants to and exercises by the Named Executive Officers during the year ended December 31, 1996 of options and the value of all unexercised options held by such persons as of December 31, 1996.

                           OPTION GRANTS IN 1996 (1)

                                      INDIVIDUAL GRANTS
                         -------------------------------------------
                                    PERCENTAGE
                                     OF TOTAL                         POTENTIAL REALIZABLE VALUE
                           NO. OF    OPTIONS                           AT ASSUMED ANNUAL RATES
                         SECURITIES GRANTED TO                       OF STOCK PRICE APPRECIATION
                         UNDERLYING EMPLOYEES  EXERCISE                   FOR OPTION TERM (3)
                          OPTIONS   IN FISCAL    PRICE   EXIPIRATION ---------------------------
NAME                     GRANTED(2)    YEAR    PER SHARE    DATE          5%            10%
----                     ---------- ---------- --------- ----------- ------------- --------------
Jerry A. Howard.........   5,400        17%     $15.00     8/05/06   $      50,941 $      129,090
George G. Petty.........   1,800         6%     $15.00     8/05/06   $      16,980 $       43,030
Jeffery Strickland......   2,700         8%     $15.00     8/05/06   $      25,470 $       64,545
Dick Rabenau............   2,700         8%     $15.00     8/05/06   $      25,470 $       64,545
Gus Magrini.............   2,700         8%     $15.00     8/05/06   $      25,470 $       64,545

--------
(1) Information with respect to securities underlying options and the exercise price has been adjusted to reflect a three-for-two stock split which was effected on December 2, 1996.
(2) All options granted in 1996 are "incentive stock options" granted pursuant to the 1994 Stock Incentive Plan and the applicable provisions of the Code. The exercise price of the options granted is equal to the fair market value of the common stock on the date of grant, which was August 5, 1996. Options are exercisable in whole or in part during each relevant time period, with one-third exercisable one year after grant, an additional one-third three years after grant and the remaining one-third five years after grant. The options granted under the 1994 Stock Incentive Plan are not transferable by the optionee except by will or by the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee, only by the optionee or, in the event of disability, by the optionee's guardian or representative. All options terminate three months after the optionee's termination of employment except in case of disability, in which case the options terminate one year after termination of employment. The number of options granted, the term thereof and the manner in which options are to be exercised are determined by the Compensation Committee.
(3) Potential realizable value is based upon the assumption that the market price of the common stock of the Company will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. The dollar amounts in the foregoing table have been calculated based upon the requirements in the rules on executive compensation disclosure adopted by the Commission and do not reflect the Company's estimate of future growth in the price of the Company's common stock.

                      AGGREGATED OPTION EXERCISES IN 1996

                        AND YEAR-END OPTION VALUES (1)

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                           SHARES                OPTIONS AT YEAR END           YEAR END(2)
                          ACQUIRED    VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Jerry A. Howard.........        0    $     0    38,100       25,350      $170,666      $89,395
George G. Petty.........   16,800    $90,375         0        9,900      $      0      $35,598
Jeffery Strickland......        0    $     0    15,150       10,500      $ 67,931      $35,898
Dick Rabenau............        0    $     0     3,000        8,700      $ 13,500      $31,050
Gus Magrini.............        0    $     0    12,750       10,200      $ 54,410      $34,049

--------
(1) Information in the foregoing table has been adjusted to reflect a three-for-two stock split which was effected on December 2, 1996.
(2) Such value is equal to the product of (i) the closing price of the common stock of the Company on December 31, 1996 ($16.50 per share) less the exercise price and (ii) the number of shares subject to the in-the-money option.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

  The following table sets forth certain information respecting each Named Executive Officer who received awards in 1996 under the Atrion Medical Products, Inc. Long Term Incentive Compensation Plan (the "Atrion Medical Products Long Term Plan"):

                                          PERFORMANCE  ESTIMATED FUTURE PAYOUTS
                                           OR OTHER             UNDER
                             NUMBER OF      PERIOD      NON-STOCK PRICE-BASED
                              SHARES,        UNTIL             PLANS(2)
                           UNITS OR OTHER MATURATION  --------------------------
           NAME               RIGHTS(1)    OR PAYOUT  THRESHOLD TARGET  MAXIMUM
           ----            -------------- ----------- --------- ------- --------
Dick Rabenau..............      --        1996 - 1998  $36,900  $73,800 $147,600

--------
(1) Two subsidiaries of the Company, Atrion Medical Products and Halkey-Roberts, have long term incentive plans covering designated employees of those subsidiaries or the Company. Awards consist of the designation of percentages of annual base salary in effect at the beginning of a three-year performance period which is to be paid at the end of such performance period to each participant if the financial performance goals for Atrion Medical Products or Halkey-Roberts are met or exceeded. At the beginning of each three-year performance period, the Compensation Committee designates the key employees of Atrion Medical Products, Halkey-Roberts or the Company who are to participate, sets the percentage of annual base salary then in effect to be paid for each participant, the performance criteria and the threshold, target and maximum performance levels. The financial performance goals which were specified in 1996 are based upon cumulative earnings for the performance period, before overhead allocations, interest, bonus accruals and income taxes.
(2) There is no assurance that results will be achieved that will result in payments being made for any performance period. No payout occurs unless the threshold performance goal is met or exceeded.

RETIREMENT PLANS

  The Company maintains a non-contributory pension plan (the "Pension Plan") that applies to all the employees of Alabama-Tennessee and Atrion Medical Products, including officers, meeting certain age and service requirements. The Pension Plan provides benefits for retirement at age 65, for early retirement and for disability retirement, and provides for death benefits under certain circumstances. Any employee can qualify to become a participant in the Pension Plan by completing one year of employment in which he has 1,000 or more hours of service. Under the Pension Plan, an employee of Alabama-Tennessee who retires at age 65, which is the normal retirement age provided in the Pension Plan, will be eligible to receive a monthly benefit payable throughout his lifetime in an amount based on such employee's compensation for the preceding five years and years of credited service. An employee of Atrion Medical Products will be entitled to receive a monthly benefit equal to the product of $10 and his years of credited service. The benefits payable under the Pension Plan are not subject to Social Security or other offset. The Company also has a supplemental non-contributory pension plan (the "Supplemental Executive Retirement Plan") for Alabama-Tennessee's eligible employees, including officers. The Supplemental Executive Retirement Plan provides for benefit payments in addition to those payable under the Pension Plan and is intended to provide benefits that would otherwise be denied participants by reason of certain Code limitations on qualified plan benefits.

  The following table illustrates the estimated maximum annual benefits payable to employees of Alabama-Tennessee under the Pension Plan and the Supplemental Executive Retirement Plan under the life annuity option, assuming retirement in 1996 at age 65, and without considering any additional benefits for years of credited service in excess of 30.

                              PENSION PLAN TABLE

FINAL AVERAGE
ANNUAL                               YEARS OF SERVICE
COMPENSATION     --------------------------------------------------------------------
                   5          10          15          20          25          30
                 ------     -------     -------     -------     -------     -------
  $100,000        9,200      18,401      27,601      36,801      46,001      55,202
   150,000       14,200      28,401      42,601      56,801      71,001      85,202
   200,000       19,200      38,401      57,601      76,801      96,001     115,202
   250,000       24,200      48,401      72,601      96,801     121,001     145,202
   300,000       29,200      58,401      87,601     116,801     146,001     175,202
   350,000       34,200      68,401     102,601     136,801     171,001     205,202
   400,000       39,200      78,401     117,601     156,801     196,001     235,202
   450,000       44,200      88,401     132,601     176,801     221,001     265,202
   500,000       49,200      98,401     147,601     196,801     246,001     295,202
   550,000       54,200     108,401     162,601     216,801     271,001     325,202
   600,000       59,200     118,401     177,601     236,801     296,001     355,202

  The compensation used to calculate the retirement benefits under the Pension Plan and the Supplemental Executive Retirement Plan is to be determined on the basis of salary and bonus as shown in the Summary Compensation Table. As of December 31, 1996, Messrs. Howard, Petty, Strickland and Magrini had 12 1/12 years, 9 11/12 years, 13 1/4 years and 7 1/12 years, respectively, of credited service. Mr. Rabenau, who is an employee of Atrion Medical Products, had 2 2/3 years of credited service at December 31, 1996. Assuming retirement at age 65, the benefits payable to Mr. Rabenau under the Pension Plan are estimated to be approximately $130 per month.

SEVERANCE COMPENSATION AGREEMENT

  The Company is a party to an agreement with Mr. Howard which is intended to encourage him to continue to carry out his duties with the Company in the event of a potential change in control of the Company. The agreement provides that if, following a change in control of the Company (as defined in the agreement), the officer's employment with the Company is terminated either by the Company for other than cause or permanent disability or by such officer for good reason (as defined in the agreements), then the officer will receive (a) a lump sum payment equal to three times the greater of (i) the highest annual salary plus bonus paid by the Company to the officer in the five fiscal years of the Company preceding the year in which the termination of employment occurs and
(ii) the officer's "annualized includable compensation" as defined in the Code, (b) certain other payments respecting, among other things, the Company's retirement plans and relocation costs or losses and (c) various welfare benefits for a specified period of time after termination of employment. The Code imposes certain excise taxes on the recipient of, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon a change in ownership of a substantial portion of the assets, or a change in control, of such corporation. The agreement limits the compensation payments thereunder to amounts which can be paid by the Company without such adverse tax consequences. The agreement also provides that, while the officer is employed by the Company for a period up to four years following the change in control, such officer is to continue to receive (i) annual compensation in an amount not less than the officer's annual fixed or base salary as in effect immediately prior to the change in control, (ii) an annual amount not less than the aggregate annual bonus or incentive pay made to the officer for the calendar year preceding the year in which the change in control occurs, and
(iii) full participation in all employee retirement income and welfare benefit policies and programs of the Company.

  The Supplemental Executive Retirement Plan and the Atrion Corporation Supplemental Executive Thrift Plan provide that upon a change in control of the Company, participants therein whose employment terminates may elect to receive immediately their benefits thereunder and account balances therein, respectively. Under the 1990 Stock Option Plan and the 1994 Stock Incentive Plan, in the event of a change in control of the Company all outstanding options are to become fully exercisable and all restricted shares are to become fully vested, and the value of the outstanding options and restricted shares is to be cashed out, unless otherwise determined by the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee, all the members of which are directors of the Company who are not employed by the Company or any subsidiary. This program is designed to attract, retain and motivate management personnel and includes compensation that is tied to enhanced stockholder value. The Compensation Committee is responsible for recommendations for base salaries, salary increases and bonuses for the Company's executive officers and for the administration of the Company's incentive programs.

 Compensation Policies

  Since 1990, base salary and stock option awards have been the principal components of compensation for the Company's executive officers. However, several years ago the Compensation Committee concluded that it would continue to review other forms of executive compensation, and, in 1994, restricted stock awards were added as a form of executive compensation to be utilized in appropriate situations. In 1995, on the recommendation of the Compensation Committee, a program was adopted which provides for the payment of annual and three-year incentive compensation tied to the performance of Atrion Medical Products. Such program covers certain key employees of Atrion Medical Products, one of whom is currently classified as an executive officer of the Company, and in 1995 included two executive officers of the Company who devote substantial amounts of time to the operations of Atrion Medical Products. A similar incentive compensation program which is tied to the performance of Halkey-Roberts has recently been adopted to cover certain key employees of Halkey-Roberts, one of whom is currently classified as an executive officer of the Company. In light of the continuing diversification of the Company, the Compensation Committee decided in 1996 that the executive officers of the Company who are not directly employed by Atrion Medical Products or Halkey-Roberts will not continue to participate in new annual and three-year incentive compensation programs sponsored by those subsidiaries but, instead, a new incentive compensation program covering those executive officers will be developed and implemented in 1997 or 1998.

  Base salaries of the Company's executive officers are reviewed annually and adjustments made on the basis of the Company's performance as measured by certain financial and non-financial criteria, various survey information respecting compensation of executive officers, compensation levels for executive officers in a broad range of companies (which range is broader than the group of companies included in the Edward D. Jones Diversified Natural Gas Index used in comparing cumulative stockholder return), cost-of-living information and individual performance of the particular executive officer. The Compensation Committee has not assigned relative weights or values to any of such criteria. With respect to all executive officers other than Mr. Howard, the Compensation Committee takes into consideration a review of individual performance provided by Mr. Howard and recommendations regarding adjustments of compensation provided by him. With respect to the financial performance of the Company, the Compensation Committee takes into consideration the Company's operating income, net income (both inclusive and exclusive of one-time items), return on invested capital and total stockholder return, both compared to the Edward D. Jones Diversified Natural Gas Index and on a stand-alone basis. The Compensation Committee has also concluded that in evaluating the Company's performance it will give consideration to certain non-financial criteria including customer relations, safety record, corporate citizenship and environmental awareness. A new executive's base salary is determined on the basis of the responsibilities of the position, the experience of the new executive and the competitive marketplace for management talent. The Compensation Committee has also acknowledged that, in fixing base salaries and adjustments, consideration is to be given to the cost of living in the area where the executive will be located. In an effort to tie a significant amount of compensation of certain key employees of Atrion Medical Products and Halkey-Roberts, two of whom are currently classified as executive officers of the Company, to the attainment of annual and three-year financial goals for Atrion Medical Products and Halkey-Roberts, the Compensation Committee recommended the adoption of the Atrion Medical Products, Inc. Short Term Incentive Compensation Plan, the Atrion Medical Products Long Term Plan (collectively, the "Atrion Medical Products Plans"), the Halkey-Roberts Corporation Short Term Incentive Compensation Plan and the Halkey-Roberts Long Term Incentive Compensation Plan (collectively the "Halkey-Roberts Plans"). The Compensation Committee believes that the Atrion Medical Products Plans and the Halkey-Roberts Plans, all of which have been adopted, provide incentives for those key employees who are in a position to impact directly the performance of Atrion Medical Products and Halkey-Roberts to maximize the growth and financial performance of those units. Under the Atrion Medical Products Plans and the Halkey-Roberts Plans, the Compensation Committee designates the persons who are to participate, sets annual and three-year financial performance levels and sets the cash bonuses, as a percentage of base salary, to be paid to each participant if the financial performance goals are met or exceeded. Pending the formulation and adoption of the new incentive compensation program referred to above, executive officers who do not participate in the Atrion Medical Products Plans or the Halkey-Roberts Plans will be eligible for discretionary bonuses as determined by the Compensation Committee.

  Stock options and restricted stock awards are also designed to motivate executives to improve the long term performance of the Company's common stock in the market, to-encourage them to achieve superior results over the long term and to align executive officer and stockholder interests. Decisions respecting restricted stock awards are made on the basis of the criteria referred to above, and decisions respecting the grant of stock options are made using the same criteria as well as the number of unexercised options held by key employees. The Compensation Committee has also concluded that, where appropriate, it will stagger the exercise dates for options and the restriction period for restricted stock over a period of time so that the key employee receiving stock option or restricted stock awards will be rewarded only if he remains with the Company for an extended period and in order to emphasize the significance of the Company's long-term performance.

 Compensation of Chief Executive Officer

  In reaching its decisions respecting Mr. Howard's cash compensation in 1996 and stock option awards, the Compensation Committee reviewed Mr. Howard's base salary, bonuses and stock option and restricted stock awards in 1991, 1992, 1993, 1994 and 1995, the changes in such compensation made during such period and certain of the factors considered when those changes in compensation were made. Additionally, the Compensation Committee took into consideration the Company's performance measured by the Company's operating income, net income (both inclusive and exclusive of one-time items), return on invested capital and total stockholder return, both compared to the Edward D. Jones Diversified Natural Gas Index and on a stand-alone basis, but did not assign relative weights or values to any of such criteria in assessing the Company's performance. The Compensation Committee noted that operating income in 1995 was up 9.51% from 1994, net income was up 13.86% from 1994, return on invested capital in 1995 was 17.55% and total stockholder return in 1995 was 36.67% as compared to total stockholder return of 35.97% reflected by the Edward D. Jones Diversified Natural Gas Index. In addition, the Compensation Committee considered surveys of executive officer compensation, information respecting the compensation levels for chief executive officers in various industries, Mr. Howard's individual performance and the number of unexercised stock options held by Mr. Howard. In reaching its conclusions respecting Mr. Howard's base salary and stock incentive awards, the Compensation Committee concluded that the criteria reviewed by it reflected that the Company had achieved a strong financial and non-financial performance in 1995 and noted Mr. Howard's leadership, including the leadership provided by him in the integration of the business of Atrion Medical Products with the Company's other operations, the development of AlaTenn Pipeline Company, Inc.'s gaseous oxygen pipeline and the acquisition of Halkey-Roberts, and his ability to attract, manage and retain highly-qualified executive officers for the Company and its subsidiaries. While acknowledging such performance and leadership, the Compensation Committee concluded that Mr. Howard's base salary should not be increased in light of the goal of the Compensation Committee to tie a greater part of all executive officers' annual compensation to the performance of the Company. Although Mr. Howard was included in 1995 in the annual and three-year bonus programs under the Atrion Medical Products Plans for the year 1995 and the period 1995-97, in 1996 the Compensation Committee decided that with the continuing diversification of the Company's business and the importance of tying Mr. Howard's (and certain other executive officers') incentive compensation to the performance of the Company as a whole rather than to the individual performance of any of its subsidiaries, Mr. Howard would not participate in new annual or three-year compensation programs under the Atrion Medical Products Plans or the Halkey-Roberts Plans. Although the Compensation Committee envisions that a new incentive compensation plan which ties compensation to the performance of the Company as a whole will be implemented in 1997 or 1998, no such plan was in place in 1996. However, in light of the strong performance of the Company, as reflected by the criteria set forth above, and Mr. Howard's individual performance in 1996, at the recommendation of the Compensation Committee Mr. Howard received a discretionary cash bonus in 1996 of $75,000.

  In further recognition of the Company's and Mr. Howard's performance and to further align Mr. Howard's interests with those of the Company's other stockholders, the Compensation Committee awarded Mr. Howard options to purchase 5,400 shares of common stock (post-split) exercisable in equal amounts after one, three and five years. In taking such action, the Compensation Committee concluded that by deferring the dates on which the options could first be exercised, additional emphasis would be placed on Mr. Howard's remaining with the Company and on the Company's long-term performance and the long-term performance of the Company's common stock in the market. Mr. Howard, like all other employees of Alabama-Tennessee, was also awarded a bonus in December 1996 equal to 4% of base salary. The Compensation Committee recommended this award in light of the general practice of the Company to award bonuses equal to such percent of base salary to all employees of Alabama-Tennessee in December of each year and in light of the Company's financial performance for the first nine months of 1996.

                     Members of the Compensation Committee

        Emile A. Battat      J. Kenneth Smith
        Richard O. Jacobson  John P. Stupp, Jr.
        Hugh J. Morgan, Jr.

PERFORMANCE OF COMMON STOCK

  The following graph compares the cumulative total return on investment (the change in year-end stock price plus reinvestment of dividends), for each of the last five fiscal years, assuming that $100 was invested on December 31, 1991 in each of (i) the Company, (ii) a group of stocks consisting of all companies whose stocks are included in the S&P 500 Composite Index and (iii) a group of stocks consisting of 23 diversified natural gas companies in the Edward D. Jones Diversified Natural Gas Index. The companies included in such industry index are, in addition to the Company, the following: Chesapeake Utilities Corp.; The Columbia Gas System, Inc.; Consolidated Natural Gas Co.; Eastern Enterprises; Energen Corp.; Enserch Corp.; Equitable Resources, Inc.; K N Energy, Inc.; MCN Corp.; MDU Resources Group, Inc.; National Fuel Gas Co.; National Gas & Oil Co.; Noram Energy Corp.; Oneok, Inc.; Questar Corp.; South Jersey Industries, Inc.; Southeastern Michigan Gas Enterprises; Southwest Gas Corp.; Southwestern Energy Co.; UGI Corp.; Valley Resources, Inc.; and Wicor, Inc.

                         [GRAPH APPEARS HERE]


              COMPARISON OF FIVE YEAR CUMULATIVE RETURNS AMONG
                       ATRION CORPORATION, S&P 500 AND
                 EDWARD D. JONES DIVERSIFIED NATURAL GAS INDEX


Measurement period      Measurement PT -
(Fiscal Year Covered)       1991              FYE 1992       FYE 1993       FYE 1994      FYE 1995       FYE 1996
---------------------   ----------------     -----------    -----------    -----------   ------------   ------------
ATRION CORPORATION      $100.00              $153.10         $143.90         $124.80      $170.60         $208.70
S&P 500 INDEX           $100.00              $107.60         $118.40         $120.00      $164.90         $202.70
ED. D. JONES DIVERSIFIED
 NATURAL GAS INDEX      $100.00              $110.40         $123.20         $107.80      $140.90         $177.40



                             STOCKHOLDER PROPOSALS

 Stockholder Proposals in the Company's Proxy Statement

  In order for proposals by stockholders to be considered for inclusion in the Company's proxy material relating to the 1998 annual meeting of stockholders, such proposals must be received by the Company on or before December 24, 1997.

 Stockholder Proposals to be Presented at Annual Meetings

  The Company's Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders must give the Company written notice of such stockholder's intent to bring such business before such meeting. Such notice is to be delivered to, or mailed, postage prepaid, and received by, the Secretary of the Company at the principal executive offices of the Company not later than 60 days nor earlier than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 90 days prior to such annual meeting and not later than the 60 days prior to such annual meeting and the 10th day following the issuance by the Company of a press release announcing the meeting date. The stockholder's written notice must set forth (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address of the stockholder who intends to propose such business; (c) a representation that the stockholder is a holder of record of shares of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business; and (d) any material interest of the stockholder in such business. The Chairman of the meeting may refuse to transact any business presented at any meeting without compliance with the foregoing procedure.

 Stockholder Nominations for Directors

  The Company's Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give the Company written notice, within the same time period described above, setting forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of shares of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and
(e) the consent of each nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person if a stockholder has failed to comply with the foregoing procedure.

                                OTHER BUSINESS

  The Board of Directors does not intend to bring any business before the meeting other than that stated herein and is not aware of any other matters that may be presented for action at the meeting. However, if any other matters should properly come before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at the following addresses: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail, at prescribed rates, from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or accessed electronically on the Commission's Web site at (http://www.sec.gov). in addition, material filed by the Company can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

  In accordance with the rules of the Commission, this Proxy Statement incorporates by reference certain information with respect to the Company that is not included herein. The Company will provide, without charge to any person, including any beneficial owner, to whom this Proxy Statement is delivered, and upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates). Such a request is to be directed to Mr. Jeffery Strickland, Atrion Corporation, 3230 Second Street, Muscle Shoals, Alabama 35661 (telephone number: (205) 383-3631).

  This Proxy Statement incorporates by reference the following: information concerning industry segments, supplementary financial information and selected financial data, information regarding the Company's market prices, dividends and related stockholder matters and "Management's Discussion and Analysis of Financial Condition and Results of Operations" from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and included in the 1996 Annual Report which accompanies this Proxy Statement. In addition to such specific information, the following documents filed by the Company with the Commission (Commission File No. 0-10763) are incorporated herein by reference in their entirety:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    2. The Company's Current Report on Form 8-K dated March 7, 1997, reporting the Company's reincorporation from Alabama to Delaware; and

    3. The Company's Current Report on Form 8-K dated June 5, 1996, as amended on August 5, 1996, reporting the acquisition by the Company of Halkey-Roberts and including audited financial statements relating to Halkey-Roberts and pro forma financial statements of the Company relating to such acquisition.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the annual meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein or contained herein shall be deemed to be modified or superseded to the extent that a statement herein or in a document subsequently incorporated by reference herein shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. Subject to the foregoing, all information appearing in this Proxy Statement is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

                                          By Order of the Board of Directors

                                          Jeffery Strickland
                                          Vice President and Chief Financial
                                          Officer, Secretary and Treasurer

April 23, 1997

                                                                      APPENDIX A


                            ASSET PURCHASE AGREEMENT

                                    between

                               ATRION CORPORATION

                                      and

                        MIDCOAST ENERGY RESOURCES, INC.

                               TABLE OF CONTENTS

  1. DEFINITIONS..........................................................  A-5
  2. PURCHASE AND SALE....................................................  A-7
  3. PURCHASE PRICE; PAYMENT..............................................  A-7
    (a) Purchase Price...................................................   A-7
    (b) Consolidated Net Book Value Determination........................   A-8
    (c) Adjustment to Purchase Price.....................................   A-8
    (d) Contingent Deferred Purchase Price...............................   A-9
  4. REPRESENTATIONS AND WARRANTIES AS TO SELLER..........................  A-9
    (a) Organization and Existence.......................................   A-9
    (b) Approvals........................................................   A-9
    (c) Consents.........................................................   A-9
    (d) No Violation.....................................................   A-9
    (e) Validity and Binding Effect......................................  A-10
    (f) Shares...........................................................  A-10
    (g) No Brokers.......................................................  A-10
    (h) Public Utility Holding Company Act...............................  A-10
  5. REPRESENTATIONS AND WARRANTIES AS TO SUBSIDIARIES.................... A-10
    (a) Organization and Existence.......................................  A-10
    (b) Capitalization...................................................  A-10
    (c) No Violation.....................................................  A-11
    (d) Financial Statements.............................................  A-11
    (e) Taxes............................................................  A-11
    (f) Title to Properties..............................................  A-11
    (g) Gas Purchase Contracts, Gas Sales Contracts, Gas Storage
        Contracts and Gas Transportation Agreements......................  A-11
    (h) No Leases........................................................  A-12
    (i) No Defaults......................................................  A-12
    (j) Compliance with Applicable Law...................................  A-12
    (k) Insurance........................................................  A-12
    (l) Litigation.......................................................  A-12
    (m) Employee Matters.................................................  A-12
    (n) Patents, Copyrights, Trademarks, Etc.............................  A-13
    (o) Employee Benefit Plans...........................................  A-13
    (p) Environmental Matters............................................  A-13
    (q) Real Property....................................................  A-14
    (r) Changes..........................................................  A-14
    (s) Tariffs..........................................................  A-14
    (t) Material Misstatements or Omissions..............................  A-14
    (u) Assets Owned.....................................................  A-14
    (v) No Partnership...................................................  A-14
    (w) No Customer Curtailments.........................................  A-14
    (x) Gas Imbalances...................................................  A-15
  6. BUYER'S REPRESENTATIONS AND WARRANTIES............................... A-15
    (a) Organization and Existence.......................................  A-15
    (b) Approvals........................................................  A-15
    (c) Consents.........................................................  A-15
    (d) No Violation.....................................................  A-15
    (e) Validity and Binding Effect......................................  A-15
    (f) Financial Wherewithal............................................  A-15
    (g) No Brokers.......................................................  A-15

    (h) Material Misstatements or Omissions...............................  A-15
    (i) Investment Representation.........................................  A-16
  7. COVENANTS............................................................. A-16
    (a) Seller's Covenants................................................  A-16
    (b) Certain Restructurings............................................  A-17
    (c) Audited Financial Statements......................................  A-18
    (d) Schedules.........................................................  A-18
    (e) Fulfillment of Conditions.........................................  A-18
    (f) Stockholder Approval..............................................  A-18
  8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO CLOSE.................. A-18
    (a) Representations and Warranties....................................  A-18
    (b) Covenants.........................................................  A-18
    (c) Legal Opinion.....................................................  A-18
    (d) Deliveries of Consents............................................  A-18
    (e) No Litigation.....................................................  A-18
    (f) No Material Adverse Change........................................  A-18
    (g) Officers' Certificates............................................  A-18
    (h) Regulatory Approvals..............................................  A-19
    (i) Resignations......................................................  A-19
    (j) Stockholder Approval..............................................  A-19
  9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.................. A-19
    (a) Representations and Warranties....................................  A-19
    (b) Covenants.........................................................  A-19
    (c) Legal Opinion.....................................................  A-19
    (d) No Litigation.....................................................  A-19
    (e) Officer's Certificate.............................................  A-19
    (f) Regulatory Approvals..............................................  A-19
    (g) Stockholder Approval..............................................  A-19
 10. CLOSING............................................................... A-19
 11. TRANSACTIONS AT CLOSING............................................... A-20
    (a) Deliveries By the Sellers to the Buyer............................  A-20
    (b) Deliveries by the Buyer to the Sellers............................  A-20
    (c) Deliveries by the Seller, Buyer and Subsidiaries..................  A-20
 12. TERMINATION RIGHTS.................................................... A-20
    (a) Termination.......................................................  A-20
    (b) Effect of Termination.............................................  A-21
 13. INDEMNITY............................................................. A-21
    (a) By the Seller.....................................................  A-21
    (b) By Buyer..........................................................  A-21
    (c) Limitations.......................................................  A-21
    (d) Indemnification Procedure.........................................  A-22
    (e) Attorneys Fees....................................................  A-22
    (f) Insurance.........................................................  A-22
    (g) Exclusive Remedy..................................................  A-22
 14. SPECIFIC PERFORMANCE.................................................. A-23
 15. PUBLIC ANNOUNCEMENTS.................................................. A-23
 16. POST-CLOSING COVENANTS................................................ A-23
    (a) Necessary Action..................................................  A-23
    (b) Access To Books and Records.......................................  A-23
    (c) Rights of Way.....................................................  A-23
    (d) Severance Policy..................................................  A-23
    (e) Office Space......................................................  A-24

    (f) Guaranteed Obligations............................................  A-24
    (g) Special Account...................................................  A-24
    (h) Termination of Gas Contract.......................................  A-25
 17. TAXES................................................................. A-25
    (a) Obligations Regarding Taxes.......................................  A-25
    (b) Section 338(h)(10) Election.......................................  A-25
 18. ARBITRATION........................................................... A-26
 19. CASUALTY LOSSES....................................................... A-26
 20. PROHIBITED ACTIVITIES OF SELLER....................................... A-26
 21. MISCELLANEOUS......................................................... A-27
    (a) Notices...........................................................  A-27
    (b) Binding Effect....................................................  A-27
    (c) Expenses..........................................................  A-27
    (d) Merger............................................................  A-27
    (e) Waiver............................................................  A-27
    (f) Counterpart Execution.............................................  A-28
    (g) Governing Law.....................................................  A-28
    (h) Survival of Warranties, Representations, and Agreements...........  A-28
    (i) Including.........................................................  A-28
    (j) Gender............................................................  A-28
    (k) Captions..........................................................  A-28
    (l) Knowledge Defined.................................................  A-28
    (m) Schedules.........................................................  A-28
    (n) Further Assurances................................................  A-28
    (o) Severability......................................................  A-28
    (p) No Third Party Beneficiary........................................  A-28

                           ASSET PURCHASE AGREEMENT

  ASSET PURCHASE AGREEMENT made this 19th day of March, 1997, by and between ATRION CORPORATION and MIDCOAST ENERGY RESOURCES, INC.

                             W I T N E S S E T H:

  WHEREAS, the Seller is the owner of all of the issued and outstanding capital stock of the Subsidiaries;

  WHEREAS, each of ATNG and TRIGAS is engaged in the business of owning and operating natural gas pipelines and ATEMCO is engaged in the business of natural gas marketing (each Subsidiary's business as described being hereinafter referred to as the "Business" and the Subsidiaries' businesses being sometimes hereinafter referred to, collectively, as the "Businesses"); and

  WHEREAS, the Seller desires to sell the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Seller, upon the terms and conditions hereinafter set forth.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. The following terms, wherever used in this Agreement, shall have the respective meanings indicated below:

  (a) "Actual Value" means the Consolidated Net Book Value as determined in accordance with Section 3(b)(iii)(C).

  (b) "Agreement" means this Stock Purchase Agreement.

  (c) "ATEMCO" means AlaTenn Energy Marketing Company, Inc., an Alabama corporation.

  (d) "ATNG " means Alabama-Tennessee Natural Gas Company, an Alabama corporation.

  (e) "Business" or "Businesses" shall have the meaning described in the recitals to this Agreement.

  (f) "Buyer" means Midcoast Energy Resources, Inc., a Nevada corporation.

  (g) "Buyer's Value" shall have the meaning set forth in Section 3(b)(ii).

  (h) "Closing" means the closing of the purchase and sale of the Shares as described in Section 10.

  (i) "Closing Date" means the date of Closing as provided in Section 10.

  (j) "Closing Date Balance Sheet" means the Draft Closing Date Balance Sheet together with any revisions thereto as described in Section 3(b).

  (k) "Code" shall mean the Internal Revenue Code of 1986, as amended.

  (l) "Consolidated Net Book Value" shall mean the consolidated net book value of the Subsidiaries as of the Closing Date as reflected in the Closing Date Balance Sheet.

  (m) "Contingent Deferred Purchase Price" shall have the meaning set forth in
Section 3(d).

  (n) "Contracts" means any and all contracts, leases, commitments, licenses, permits and other agreements of the Subsidiaries.

  (o) "Contract Year" shall have the meaning set forth in Section 3(d).

  (p) "Damages" means all debts, obligations, losses, costs of defense, damages, liabilities, claims, judgments, awards, settlements, taxes, penalties, assessments, and other costs and expenses (including attorneys fees as provided in Section 13(e) and any prejudgment interest in any litigated or arbitrated matter) which may be incurred, made or levied against the Subsidiaries, or any of them, the Buyer or the Seller; provided, however, that such term shall not include any special, punitive, exemplary, consequential or indirect damages, except that it shall include damages for lost profits which flow as a direct result of the loss and, provided further, that each of the parties shall have a duty to exercise reasonable diligence and ordinary care in attempting to minimize all such damages as would a person of ordinary prudence under the same or similar circumstances.

  (q) "Draft Closing Date Balance Sheet" shall have the meaning set forth in
Section 3(b)(i).

  (r) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  (s) "Escrow Agent" means Mercantile Bank, N.A.

  (t) "Escrow Deposit" means the cash and other property held by the Escrow Agent pursuant to the Escrow Agreement among the Escrow Agent, the Seller and the Buyer executed contemporaneously herewith.

  (u) "FERC" means the Federal Energy Regulatory Commission.

  (v) "Fiduciary Out" shall have the meaning set forth in Section 12.

  (w) "Financial Statements" means the unaudited financial statements of the Subsidiaries (including balance sheets and statements of income and expense) for the calendar years ended December 31, 1994, December 31, 1995 and December 31, 1996.

  (x) "HSR Act" refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  (y) "Hazardous Substances" means asbestos, any other substance, product, chemical or chemical byproduct, waste or material defined, or regulated or designated as hazardous, toxic or dangerous by any federal, state or local statute, regulation or ordinance presently in effect or that may be promulgated in the future, as such statutes, regulations and ordinances may be amended from time to time.

  (z) "Indemnification Claim" means any claim, demand, action, lawsuit, proceeding, event or condition with respect to which a claim for indemnification may be made pursuant to Section 13.

  (aa) "Indemnification Payments" shall have the meaning set forth in Section 13(a).

  (ab) "Material Adverse Effect" means an adverse effect which would result in Damages in the aggregate amount of Fifteen Thousand Dollars ($15,000) or more.

  (ac) "Original Value" shall have the meaning set forth in Section
3(b)(iii)(C).

  (ad) "Plans" means all "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) sponsored or maintained by any of the Subsidiaries on the date of execution of this Agreement.

  (ae) "Preliminary Purchase Price" means Thirty-Nine Million Three Hundred Seventy-Three Thousand Dollars ($39,373,000).

  (af) "Pro Rata" shall have meaning set forth in Section 3(d).

  (ag) "Public Announcements" shall have the meaning set forth in Section 15.

  (ah) "Purchase Price" means the Preliminary Purchase Price adjusted pursuant to Sections 3(b) and 3(c).

  (ai) "Section 338(h)(10) Election" means a joint election under Code Section 338(h)(10) with respect to the purchase of the Shares pursuant to this Agreement.

  (aj) "Seller" means Atrion Corporation, a Delaware corporation.

  (ak) "Shares" means all of the shares of capital stock of the Subsidiaries.

  (al) "Subsidiary" or "Subsidiaries" means ATNG, TRIGAS and ATEMCO.

  (am) "Third Party Claim" means an Indemnification Claim involving a claim, demand, action, lawsuit or proceeding by a third party.

  (an) "TRIGAS" means Tennessee River Intrastate Gas Company, an Alabama corporation.

2. PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement and based upon the representations and warranties made herein, at the Closing, the Seller shall sell, assign and deliver the Shares to the Buyer and the Buyer shall purchase and acquire the Shares from the Seller.

3. PURCHASE PRICE; PAYMENT.

  (a) Purchase Price. The purchase price for the Shares shall be the Preliminary Purchase Price, as adjusted in the manner provided in Sections 3(b) and 3(c) below, plus the Contingent Deferred Purchase Price as described in Section 3(d) below. At Closing, Buyer shall pay the Seller the Preliminary Purchase Price less the Escrow Deposit, in cash, by wire transfer to an account designated by the Seller. Contemporaneously herewith, the Buyer has deposited with Escrow Agent the sum of Two Million Dollars ($2,000,000). The parties agree to cause the Escrow Agent to pay the Escrow Deposit, by wire transfer to an account designated by the applicable party, on the following basis:

    (i) if the Closing occurs, the Escrow Deposit shall be paid to the Seller at Closing as part of the Purchase Price;

    (ii) if the Closing does not occur due to the failure of one or more conditions precedent in Section 8 hereof to be satisfied and the Buyer terminates this Agreement pursuant to Section 12(a)(ii)(A) or 12 (a)(ii)(B) hereof, then the Escrow Deposit shall be paid to the Buyer within three (3) business days following termination;

    (iii) if the Closing does not occur due to a termination of this Agreement which results from the exercise by the Seller of the Fiduciary Out or the failure of the stockholders of the Seller to approve this Agreement at a meeting of the stockholders held to consider such approval, then the Escrow Deposit shall be paid to the Buyer within three (3) business days following termination;

    (iv) if the Closing does not occur due to the failure of one or more conditions precedent in Sections 9(a), (b), (c) or (e) hereof to be satisfied or, with respect to Section 9(d), the failure of said condition to be satisfied on account of an action brought by a creditor or stockholder of the Buyer, and this Agreement is terminated by the Seller pursuant to Section 12(a)(ii)(A) or 12(a)(ii)(B) hereof, then the Escrow Deposit shall be paid to the Seller within three (3) business days following termination;

    (v) if the Closing does not occur by July 3, 1997 and this Agreement is terminated by either the Seller or the Buyer pursuant to Section 12(a)(ii)(B) hereof for any reason whatsoever other than due to the failure of one or more conditions precedent in Sections 9(a), (b), (c) or (e) hereof, or, with respect to Section 9(d), other than due to the failure of said condition to be satisfied on account of an action brought by a creditor or stockholder of the Buyer, then the Escrow Deposit shall be paid to the Buyer within three (3) business days following termination; or

    (vi) if the Closing does not occur due to the Buyer's termination of this Agreement pursuant to Section 19 hereof, then the Escrow Deposit shall be paid to the Buyer within three (3) business days following termination.

    (vii) Notwithstanding Sections 3(a)(i) through (vi) above, to the extent the Escrow Deposit exceeds Two Million Dollars ($2,000,000), such excess shall be the property of and be paid to the Buyer at Closing or, if Closing does not occur, within three (3) business days following termination of this Agreement.

  (b) Consolidated Net Book Value Determination.

    (i) Within forty-five (45) days after the Closing Date, the Seller shall prepare and deliver to the Buyer a draft consolidated balance sheet for the Subsidiaries as of 9:00 a.m. Central Time on the Closing Date (the "Draft Closing Date Balance Sheet"). The Seller will prepare the Draft Closing Date Balance Sheet in accordance with generally accepted accounting principles applied on a basis consistent with the preparation of the pro forma balance sheet attached hereto as Exhibit A utilizing the same adjustments used in preparing said attached pro forma balance sheet including the removal of all prepaid insurance amounts.

    (ii) If the Buyer has any objections to the Draft Closing Date Balance Sheet, it shall deliver a detailed statement describing its objections to the Seller within thirty (30) days after receiving the Draft Closing Date Balance Sheet and including therein the Buyer's calculation of Consolidated Net Book Value (the "Buyer's Value"). The Buyer and the Seller shall use reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution within thirty (30) days after the Seller has received the statement of objections, however, the Buyer and the Seller shall select an accounting firm mutually acceptable to them which shall resolve any remaining objections. If the Buyer and the Seller are unable to agree on the choice of an accounting firm, they shall select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determinations made by the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties. The Seller shall revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3(b).

    (iii) In the event the parties submit any unresolved objections to an accounting firm for resolution as provided in Section 3(b)(ii) above, the Buyer and the Seller shall share responsibility for the fees and expenses of the accounting firm as follows:

      (A) if the accounting firm resolves all of the remaining objections in favor of the Buyer, the Seller shall be responsible for all of the fees and expenses of the accounting firm;

      (B) if the accounting firm resolves all of the remaining objections in favor of the Seller, the Buyer shall be responsible for all of the fees and expenses of the accounting firm; and

      (C) if the accounting firm resolves some of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of the Seller (the Consolidated Net Book Value so determined shall be referred to herein as the "Actual Value"), the Seller shall be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the consolidated net book value of the Subsidiaries reflected in the Draft Closing Date Balance Sheet (the "Original Value") and the Actual Value over (y) the difference between the Original Value and the Buyer's Value, and the Buyer shall be responsible for the remainder of the fees and expenses.

    (iv) The Buyer shall make the books, records and financial staff of the Subsidiaries available to the Seller and its accountants and other representatives and shall generally cooperate with Seller in the preparation of the Draft Closing Date Balance Sheet, and the Seller will make the work papers and backup materials used in preparing the Draft Closing Date Balance Sheet available to the Buyer and its accountants and other representatives, in each case at reasonable times and upon reasonable notice at any time during (A) the preparation by the Seller of the Draft Closing Date Balance Sheet, (B) the review by the Buyer of the Draft Closing Date Balance Sheet and (C) the resolution by the parties of any objections thereto.

  (c) Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows:

    (i) If the Consolidated Net Book Value, as finally determined pursuant to
  Section 3(b) above, exceeds Fourteen Million Four Hundred Thirty-Six Thousand Dollars ($14,436,000), upward by an amount equal to such excess;

    (ii) If the Consolidated Net Book Value, as finally determined pursuant to Section 3(b) above, is less than Fourteen Million Four Hundred Thirty-Six Thousand Dollars ($14,436,000), downward by an amount equal to such deficiency;

    (iii) Downward by the amount of a casualty loss to physical assets of the Subsidiaries suffered through the Closing Date, as to which the insurance proceeds or other rights of Seller against third parties arising from such casualty are not assignable to Buyer; as provided in Section 19 of this Agreement;

    (iv) Downward by any excess of (A) the amount of liabilities reflected on the pro forma balance sheet attached hereto as Exhibit A which are relieved and taken into income by Seller for the period from December 31, 1996 to the Closing Date, reduced by the federal and state income tax liability associated therewith, over (B) One Hundred Fifty Thousand Dollars ($150,000); and

    (v) Downward by the product of Thirteen Thousand Dollars ($13,000) and the number of days, if any, which elapses from the later of (A) May 19, 1997 and (B) the first date on which all of the conditions set forth in Sections 9(a), (b), (c), (e) and the first sentence of Section 9(d) are satisfied, to the Closing Date.

  The net amount owing by Buyer to Seller or by Seller to Buyer, as applicable by reason of such adjustments to the Preliminary Purchase Price shall be paid in immediately available funds by wire transfer or other means within three
(3) business days after such determinations have been made.

  (d) Contingent Deferred Purchase Price. The Contingent Deferred Purchase Price, up to a maximum of Two Million Dollars ($2,000,000), shall be paid as provided on Schedule 3(d).

4. REPRESENTATIONS AND WARRANTIES AS TO SELLER. The Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

  (a) Organization and Existence. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement. Seller is duly qualified to do business and is in good standing in all jurisdictions where the nature of properties owned or leased by the Seller or the activities conducted by the Seller make such qualification necessary except where a failure to be so qualified would not have a Material Adverse Effect on the operations, assets or financial condition of the Seller or any of the Subsidiaries, individually or collectively.

  (b) Approvals. Subject to stockholder approval, if necessary, the Seller's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate and other action and no further corporate or other action is necessary on the part of the Seller for it to execute and deliver this Agreement and to consummate and perform its obligations hereunder.

  (c) Consents. Except as set forth in Schedule 4(c) of the Disclosure Schedule delivered contemporaneously herewith (the "Disclosure Schedule"), no consent, approval or authorization of, or the making of any declaration or filing with, any governmental authority or any other person is necessary in connection with the execution, delivery or performance by the Seller of this Agreement (other than pursuant to the HSR Act), except such consents, approvals, authorizations, declarations and filings which, if not obtained or made, would not prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the operations, assets or financial condition of the Buyer or any of the Subsidiaries, individually or collectively.

  (d) No Violation. Except as set forth in Schedule 4(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller nor the fulfillment of or compliance with the terms or provisions hereof will:
(i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Seller, (ii) conflict with, result in any breach or violation of, constitute a default under, give rise to a right of termination, cancellation or acceleration under or result in the creation of any lien, security interest or loss of a benefit under any contract or other agreement, mortgage, lease, license or other instrument or obligation to which the Seller is a party or by which it or any of its assets is bound, except where such conflicts, breaches, violations, defaults, terminations or other events would not, individually or in the aggregate, prevent or impede the consummation of the transactions contemplated hereby; or (iii) result in the violation of any provision of any applicable law, rule, regulation or ordinance or any order, decree, writ or injunction of any court, administrative agency or governmental authority by which the Seller is bound, except where such violations would not prevent or impede the consummation of the transactions contemplated hereby.

  (e) Validity and Binding Effect. This Agreement has been duly executed and delivered on behalf of the Seller and, assuming the valid and binding execution of this Agreement by the Buyer, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the availability of specific performance and other equitable remedies (regardless of whether such enforcement is considered in a proceeding in equity or at law).

  (f) Shares. The Seller holds of record and owns all of the Shares, free and clear of all liens, security interests, restrictions, pledges, claims and encumbrances of every nature. The Seller is not a party to any option, warrant, right or other contract or commitment that would require the Seller to sell any of the Shares. The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares.

  (g) No Brokers. Neither the Seller nor any Subsidiary has employed any broker, finder, investment banker or consultant in connection with this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection herewith.

  (h) Public Utility Holding Company Act. Seller is not a "holding company" or a "subsidiary company" of a "holding company" or an affiliate of a "holding company", or an "affiliate" of a "subsidiary company" of a "holding company," in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5. REPRESENTATIONS AND WARRANTIES AS TO SUBSIDIARIES. The Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

  (a) Organization and Existence. Each Subsidiary is a corporation, duly organized, validly existing and in good standing under the respective laws of its state of incorporation and has all requisite power and authority to enter into and perform its obligations under this Agreement. Each Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the properties owned or leased or the activities conducted by such Subsidiary make such qualification necessary and where a failure to be so qualified would have a Material Adverse Effect on the assets, operations or financial condition of such Subsidiary. The Subsidiaries have all requisite power and authority and all licenses, permits and authorizations necessary to own, lease and operate their respective properties and to carry on their respective Businesses as such Businesses are presently being conducted, except where the failure to obtain such licenses, permits and authorizations would not have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries, individually or collectively.

  (b) Capitalization. The entire authorized capital stock of ATNG consists of Five Thousand Four Hundred (5,400) shares, of which Five Thousand Four Hundred (5,400) shares are issued and outstanding. The entire authorized capital stock of TRIGAS consists of One Thousand (1,000) shares, of which One Thousand (1,000) shares are issued and outstanding. The entire authorized capital stock of ATEMCO consists of One Thousand (1,000) shares, of which One Thousand (1,000) shares are issued and outstanding. The Seller is the owner of all of the issued and outstanding shares of each of the Subsidiaries and all such shares have been duly authorized, are validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding or authorized options, warrants, purchase rights, subscriptions rights, conversion rights, exchange rights or other contracts or commitments that would require any Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock.

  (c) No Violation. Except as set forth in Schedule 5(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller nor the fulfillment of or compliance with the terms or provisions hereof will:
(i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of any Subsidiary (ii) conflict with, result in any breach or violation of, constitute a default under, give rise to a right of termination, cancellation or acceleration under or result in the creation of any lien, security interest or loss of a benefit under any contract or other agreement, mortgage, lease, license or other instrument or obligation to which any Subsidiary is a party or by which it or any of its assets is bound; or (iii) result in the violation of any provision of any applicable law, rule, regulation or ordinance or any order, decree, writ or injunction of any court, administrative agency or governmental authority by which any Subsidiary is bound.

  (d) Financial Statements. The Seller has furnished Buyer with copies of the Financial Statements. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as adjusted to reflect elimination of inter-company assets and liabilities among the Seller (including any affiliates of the Seller) and the Subsidiaries which items have been reclassified as equity and except as otherwise disclosed therein, and fairly present the financial position of the Subsidiaries taken as a whole. Except as and to the extent (x) reflected or reserved against in the Financial Statements, (y) disclosed in one or more Schedules to this Agreement or (z) of liabilities and obligations incurred in the ordinary course of business since December 31, 1996, none of the Subsidiaries, as of the date of this Agreement has any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which should be reflected as a liability on the Financial Statements under generally accepted accounting principles consistently applied.

  (e) Taxes. Except as disclosed in Schedule 5(e) of the Disclosure Schedule,
(i) all federal, state, county and local tax returns and reports, of whatever type, required to be filed by or with respect to each Subsidiary, as of the date hereof and as of the Closing Date, have been or will have been filed and all taxes (including, without limitation, penalties, interest, assessments and other charges imposed thereon) shown to be due on said returns and reports have been paid; (ii) none of the Subsidiaries is delinquent in the payment of any taxes, assessments or penalties due and payable by such entity to the United States or any other taxing authority with respect to any period ended prior to the date hereof; (iii) none of the federal income tax returns for any tax year after 1991 of any of the Subsidiaries has been audited by the Internal Revenue Service; (iv) there are no federal, state or local tax liens upon any property or assets of any of the Subsidiaries, except for liens for taxes not yet due and payable; (v) there are no present disputes with any taxing authority relating to taxes of any nature payable by or affecting any of the Subsidiaries; and (vi) no waivers of statutes of limitations as to any tax matters have been given or requested with respect to any Subsidiary.

  (f) Title to Properties. Except as otherwise specified in Schedule 5(f) of the Disclosure Schedule and except such title matters which do not have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries, individually or collectively, each of the Subsidiaries has:
(i) good and marketable title to its assets, free and clear of all liens, mortgages, security agreements, options, pledges, charges, covenants, conditions, restrictions and other encumbrances and claims of any kind or character whatsoever (other than tax liens for taxes not yet due and payable); and (ii) all rights-of-way and easements necessary to own, operate and maintain its Business as presently conducted. Except as set forth in Schedule 5(f) of the Disclosure Schedule, no person has any right, title or interest or any claim thereto in any of such properties or assets, the existence of which, either individually or in the aggregate, would prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the operations, assets or financial condition of any of the Subsidiaries, individually or collectively.

  (g) Gas Purchase Contracts, Gas Sales Contracts, Gas Storage Contracts and Gas Transportation Agreements. All Gas Purchase Contracts, Gas Sales Contracts, Gas Storage Contracts and Gas Transportation Contracts to which any of the Subsidiaries is a party or is otherwise bound are listed in Schedule 5(g) of the Disclosure Schedule. Copies of all such Contracts, together with all amendments, modifications, revocations and notices pertaining thereto have been delivered or made available to Buyer. Except as set forth on Schedule 5(g) of the Disclosure Schedule, no Subsidiary is party to any arrangement under which it will be obligated, by virtue of a prepayment arrangement, a "take-or-pay" arrangement or any other arrangement, to transport or deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor, or to pay for hydrocarbons or their transportation without then receiving such hydrocarbons.

  (h) No Leases. Except as set forth in Schedule 5(h) of the Disclosure Schedule, all the equipment and real property (other than rights-of-way, licenses, permits and easements) which are material to the operations of each of the Subsidiaries is owned by such Subsidiary and not leased or rented.

  (i) No Defaults. None of the Subsidiaries is in breach or default under any term or provision of any of its Contracts except where such breaches or defaults would not, either individually or in the aggregate, prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the assets, operations or financial condition of any of the Subsidiaries. All of the Contracts are in full force and effect, and constitute legal, valid and binding obligations of the applicable Subsidiary except where the failure to be in full force and effect and legal, valid and binding would not, either individually or in the aggregate, have a Material Adverse Effect on the assets, operations or financial condition of such Subsidiary. None of the Subsidiaries has received any written notice from any other party indicating any intent to rescind or dishonor any material provision contained in any of the Contracts. Except as set forth in Schedule 5(i) of the Disclosure Schedule, none of the Subsidiaries is a party to any contract to sell any portion of its assets other than in the ordinary course of business.

  (j) Compliance with Applicable Law. Except as set forth in Schedule 5(j) of the Disclosure Schedule, to the Seller's knowledge, the Subsidiaries are in compliance with every applicable law, rule, regulation, ordinance, license, permit and other governmental action and authority and every order, writ, and decree of every court, administrative agency or other governmental authority in connection with the ownership, operation and maintenance of their Businesses, properties and assets, except where the non-compliance with which, either individually or in the aggregate, would not prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries. All filings and notices required to be made by the Subsidiaries with the regulatory agencies of the federal government and any state, county or municipality have been made or given, except where the failure to make such filings and notices, either individually or in the aggregate, would prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries, individually or collectively.

  (k) Insurance. The Subsidiaries maintain in effect insurance on their respective assets as described in Schedule 5(k) of the Disclosure Schedule. Such insurance policies are in full force and effect on the date hereof and will remain in effect through the Closing; provided, however, that the parties acknowledge that the Seller may cancel all or any portion of such insurance policies at Closing. None of the Subsidiaries is in default with respect to any provision contained in any insurance policy covering any portion of its assets, except where such default would not prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries, individually or collectively.

  (l) Litigation. Except as set forth in Schedule 5(l) of the Disclosure Schedule, there are no pending suits, actions or proceedings, against or involving any of the Subsidiaries and, to the knowledge of the Seller, there are no investigations or threatened suits, actions or proceedings against or involving such Subsidiaries, except such suits, actions, proceedings or investigations which would not, either individually or in the aggregate, have a Material Adverse Effect on the operations, assets or financial condition of any of the Subsidiaries. No Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or award from any court or other governmental instrumentality or arbitrator having jurisdiction over such Subsidiary which default or violation has had or will have a Material Adverse Effect on the operations, assets or financial condition of such Subsidiary.

  (m) Employee Matters. Except as set forth in Schedule 5(m) of the Disclosure Schedule, none of the Subsidiaries is a party to any written employment contract, brokerage commission contract or consulting contract or any union or collective bargaining contract. To the Seller's knowledge, each Subsidiary is in compliance with all laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal opportunity and the payment of social security and other taxes where the noncompliance with which would either individually or in the aggregate have a Material Adverse Effect on the assets, operations or financial condition of the Subsidiaries. The Seller is not aware of any union organization effort, strike, walk-out, boycott, slow-down, sick-out, work stoppage or similar labor relations problem relating to the Business of any Subsidiary.

  (n) Patents, Copyrights, Trademarks, Etc. Except as set forth in Schedule 5(n) of the Disclosure Schedule, to the Seller's knowledge, the present conduct of the Business of each Subsidiary does not conflict with, infringe upon or violate the patents, trademarks, servicemarks, trade names, copyrights or trade secrets or other intangible assets of any other person or entity, and none of the Subsidiaries has received any notice of any infringement thereof, except where such conflicts, infringements and violations would not, either individually or in the aggregate, have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries, individually or collectively.

  (o) Employee Benefit Plans. All Plans are set forth in Schedule 5(o) of the Disclosure Schedule. To the Seller's knowledge, the Plans have been operated, administered and funded in compliance in all material respects with the applicable provisions of ERISA, the Code and all applicable regulations promulgated thereunder (including the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code). Without limiting the generality of the foregoing:

    (i) To the Seller's knowledge, no Subsidiary has any liability with respect to any other "employee benefit plan" and has never sponsored, maintained, made or been required to make contribution to any "multi-employer plan" as such term is defined in Section 3(37) of ERISA).

    (ii) To the Seller's knowledge, no "reportable event" (as such term is defined in Section 4043(a) of ERISA) and no transaction described in
  Section 406 of ERISA has occurred with respect to any of the Plans.

    (iii) There are no pending claims by, against or on behalf of the Plans other than routine claims by participants and beneficiaries for benefits due and owing under the Plans.

    (iv) None of the assets of any of the Subsidiaries is subject to a lien pursuant to Section 302(f) or Section 4068 of ERISA.

    (v) To the Seller's knowledge, no Subsidiary nor any affiliate of any Subsidiary has engaged in any transaction or is a successor to or parent corporation of any party which has engaged in any transaction which would subject it to liability under Section 4069 of ERISA.

  (p) Environmental Matters. Except as set forth in Schedule 5(p) of the Disclosure Schedule, (i) to the Seller's knowledge, there are no Hazardous Substances present upon any real property owned or occupied by any Subsidiary;
(ii) to the Seller's knowledge, there has been no spill, release, discharge, dispersal, deposit, storage or disposal of any Hazardous Substances by any Subsidiary which has not been corrected; (iii) none of the Subsidiaries is subject to any order, permit or directive, directed to it as opposed to the industry in general, relating to the generation, recycling, reuse, sale, storage, handling, transport or disposal of Hazardous Substances or directing cleanup of or payment of cleanup costs of Hazardous Substances, the cost of compliance with which, either individually or in the aggregate, would have a Material Adverse Effect on the operations, assets or financial condition of such Subsidiary; (iv) there are no notices, claims, orders, directives, litigation, administrative or other proceedings, judgments or orders of which the Seller is aware relating to any Hazardous Substances or other forms of pollution relating in any way to any above-mentioned property of any Subsidiary with which such Subsidiary has not complied in all material respects, except where the cost of compliance with which, either individually or in the aggregate, would have a Material Adverse Effect on the operations, assets or financial condition of such Subsidiary; and (v) to the Seller's knowledge, no persons have been exposed to a Hazardous Material through activities, conditions, or circumstances pertaining to any of the Subsidiaries such that the Subsidiaries (or their assets) are reasonably likely to incur liability to such persons for personal injuries, damages or death resulting from such exposure.

  (q) Real Property. The Seller has no knowledge of any threatened termination or reduction of the current access to or from the real property used by any Subsidiary in its Business to existing roads or the sewer or other utility services presently serving such real property. No Subsidiary has received any notice that its real property is in violation of any zoning, laws, statutes, ordinances or building or use restrictions applicable to such real property or which prohibit the use of such real property for its current use or uses.

  (r) Changes. Except as set forth in Schedule 5(r) of the Disclosure Schedule, since December 31, 1996 each of the Subsidiaries has:

    (i) conducted the operation of its Business only in the ordinary course of business consistent with past practice;

    (ii) preserved its corporate existence and retained its business organization intact;

    (iii) paid all compensation and other obligations to its employees when the same were due and payable;

    (iv) not mortgaged, pledged, subjected to lien, charged, encumbered or granted a security interest in or to any of its assets;

    (v) not sold or transferred any of its assets except for sales of inventory in the ordinary course of business;

    (vi) not suffered any material damage, destruction or loss (whether or not covered by insurance) affecting its assets;

    (vii) not waived any right of substantial value; and

    (viii) not terminated any contract, agreement or arrangement with any customer or supplier or received notice of termination with respect to any such material contract, agreement or arrangement.

  (s) Tariffs. Except as set forth in Schedule 5(s) of the Disclosure Schedule, to the extent that the operations of any of the Subsidiaries are subject to a tariff approved by FERC, those operations are in compliance with each such tariff, except where such noncompliance would not have a Material Adverse Effect on the assets, operations or financial condition of the Subsidiaries taken as a whole. Seller has no knowledge of any refund claim of any customers or any refund obligation of any Subsidiary imposed under an order issued by FERC and, except as set forth in Schedule 5(s) of the Disclosure Schedule, has no knowledge of any facts or circumstances which would give rise to any such refund claim or refund obligation. Except as set forth in Schedule 5(s) hereto, there are no customer complaints pending or, to Seller's knowledge, threatened against any Subsidiary before FERC, which would, either individually or in the aggregate, have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries taken as a whole.

  (t) Material Misstatements or Omissions. No statement, representation, warranty or covenant made by the Seller in this Agreement or in any Exhibit or Schedule to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

  (u) Assets Owned. The Subsidiaries own, or have rights of way, licenses, leases, permits or easements with respect to, all of the material assets used in the Businesses or held in storage for use in the Businesses, including those described in Schedule 5(u) of the Disclosure Schedule, and they own the various other assets described or referred to in said Schedule 5(u). Other than sales or assignments to their customers and among themselves, the Subsidiaries have not sold or assigned any rights of way, licenses, leases, permits or easements, in whole or in part, or any undivided interest therein, to any parties whatsoever, except as disclosed in said Schedule 5(u).

  (v) No Partnership. None of the Subsidiaries is a party to any partnership or joint ventures.

  (w) No Customer Curtailments. Except as set forth on Schedule 5(w) of the Disclosure Schedule, neither Seller nor any of the Subsidiaries has received written notice of any threatened or planned plant closings of customers of the Subsidiaries or the curtailment by such customers of future gas purchases by such customers from the Subsidiaries.

  (x) Gas Imbalances. Except as accrued for on the Draft Closing Date Balance Sheet and reserved for thereon, there will be no gas imbalances as of the Closing Date for which the Subsidiaries, or any of them, shall have any liability or other obligation which is not offset by a corresponding receivable.

6. BUYER'S REPRESENTATIONS AND WARRANTIES. The Buyer hereby represents and warrants to the Seller as of the date hereof as follows:

  (a) Organization and Existence. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to enter into and perform its obligations under this Agreement. The Buyer is duly qualified to do business and is in good standing in all jurisdictions where the nature of properties owned or leased by the Buyer or the activities conducted by the Buyer make such qualification necessary and except where a failure to be so qualified would have a Material Adverse Effect on the assets, operations or financial condition of the Seller.

  (b) Approvals. The Buyer's execution, delivery and performance of this Agreement has been duly authorized by all necessary and other corporate action and no further corporate or other action is necessary on the part of the Buyer for it to execute and deliver this Agreement and to consummate and perform its obligations hereunder.

  (c) Consents. Except as set forth in Schedule 6(c) hereto, no consent, approval or authorization of, or the making of any declaration or filing with, any governmental authority or any other person is necessary in connection with the execution, delivery or performance by the Buyer of this Agreement (other than pursuant to the HSR Act), except such consents, approvals, authorizations, declarations and filings which, if not obtained or made, would not prevent or impede the consummation of the transactions contemplated hereby.

  (d) No Violation. Except as set forth in Schedule 6(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Buyer nor the fulfillment of or compliance with the terms or provisions hereof will:
(i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Buyer, (ii) conflict with, result in any breach or violation of, constitute a default under, give rise to a right of termination, cancellation or acceleration under or result in the creation of any lien, security interest or loss of a benefit under any contract or other agreement, mortgage, lease, license or other instrument or obligation to which the Buyer is a party or by which it or any of its assets is bound, except where such conflicts, breaches, violations,defaults, terminations and other events would not, individually or in the aggregate, prevent or impede the consummation of the transactions contemplated hereby; or (iii) result in the violation of any provision of any applicable law, rule, regulation or ordinance or any order, decree, writ or injunction of any court, administrative agency or governmental authority by which the Buyer is bound, except where such violations would not prevent or impede the consummation of the transactions contemplated hereby.

  (e) Validity and Binding Effect. This Agreement has been duly executed and delivered on behalf of the Buyer and, assuming the valid and binding execution of this Agreement by the Seller, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the availability of specific performance and other equitable remedies (regardless of whether such enforcement is considered in a proceeding in equity or at law).

  (f) Financial Wherewithal. The Buyer has the financial ability to consummate the transactions contemplated by this Agreement.

  (g) No Brokers. The Buyer has not employed any broker, finder, investment banker or consultant in connection with this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection herewith.

  (h) Material Misstatements or Omissions. No statement, representation, warranty or covenant made by the Buyer in this Agreement or in any Exhibit or Schedule to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein in the light of circumstances under which they were made, not misleading.

  (i) Investment Representation. Buyer is purchasing the Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act of 1933, as amended, or any applicable state securities law. Buyer has such knowledge and experience in business and financial affairs in general, and of the Businesses of the Subsidiaries as conducted and regulated in the states where they are located in particular, as to be capable of evaluating the merits and risks of purchasing the Shares, taking into account the accuracy of the representations and warranties contained in Sections 4 and 5 hereof, and also the accuracy of any other information provided to Buyer.

7.  COVENANTS.

  (a) Seller's Covenants. The Seller covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing
Date:

    (i) Access; Delivery of Documents. The Seller shall cause the Subsidiaries to give the Buyer and its representatives access during normal business hours and upon reasonable notice to the properties and the books and records of the Subsidiaries and shall furnish or cause to be furnished such information concerning the Subsidiaries as the Buyer may reasonably request. The Buyer agrees not to disturb the normal operations of the Subsidiaries. In addition, upon the Buyer's request, the Seller shall provide to the Buyer or cause to be provided to the Buyer copies of any and all agreements relating to the respective Businesses of the Subsidiaries. Buyer shall maintain the confidentiality of all information furnished to Buyer pursuant to this Section 7(a)(i) and, in the event this Agreement is terminated, shall return copies of any such information to Seller or, at Seller's request, shall destroy such materials.

    (ii) Conduct of Business.

      (A) Affirmative Requirements. Except as otherwise contemplated by this Agreement, the Seller shall cause each of the Subsidiaries to:

        (1) carry on its business in the ordinary course;

        (2) maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted;

        (3) perform all of its obligations in all material respects under agreements relating to or respecting its assets, properties and rights;

        (4) use its good faith reasonable efforts to keep in full force and effect present insurance coverage;

        (5) use its good faith reasonable efforts (consistent with its ordinary course of business) to maintain and preserve its Business intact, retain its present employees and maintain its relationships with customers and others having business relations with it;

        (6) use its good faith reasonable efforts to maintain all licenses and certifications necessary to conduct its Business; and

        (7) respond to any reasonable inquiry by the Buyer concerning the conduct and operation of its Business.

      (B) Prohibitions. Except as otherwise contemplated by this Agreement, the Seller shall cause each Subsidiary to not, without the prior written consent of the Buyer:

        (1) enter into any material contract or commitment or incur or agree to incur any material liability or indebtedness except in the ordinary course of business;

        (2) increase in any material respect the compensation payable after the date hereof to any salaried employee or agent of such Subsidiary;

        (3) purchase, sell, assign, lease or otherwise acquire, transfer or dispose of any material property or equipment, except in the ordinary course of business;

        (4) enter into or agree to enter into any material agreements or arrangements which are outside the ordinary course of business which grant any rights to purchase any of its material assets;

        (5) except as identified in Schedule 7(a)(ii)(B)(5) of the Disclosure Schedule, commit to, authorize or engage in any material capital projects or capital expenditures relating to its Business or its assets;

        (6) merge or consolidate into or with any other corporation or other entity;

        (7) engage in any business other than the Business;

        (8) enter into any transaction other than in the ordinary course of business; or

        (9) commit or agree to do any of the actions described in Sections 7(a)(ii)(B)(1) through (8) above.

  (b) Certain Restructurings. The parties acknowledge and agree that the Seller and the Buyer shall cause the following actions to be taken with respect to the Subsidiaries:

    (i) certain benefit plans shall be restructured as follows:

      (1) the Atrion Thrift Plan shall be partially terminated with respect to participants employed by the Subsidiaries in accordance with the provisions of Exhibit B hereto and their account balances shall be distributed to such participants;

      (2) the liabilities of the Subsidiaries under the Atrion Supplemental Executive Thrift Plan shall be transferred to and assumed by the Seller and certain assets of the Atrion Supplemental Executive Thrift Plan Trust shall be transferred to and accepted by a trust established by the Seller in accordance with the provisions of Exhibit C hereto;

      (3) the Atrion Retirement Plan shall be partially terminated with respect to participants employed by the Subsidiaries in accordance with the provisions of Exhibit D hereto and their accrued benefits shall be distributed to such participants;

      (4) the ATNG Post-Retirement, Medical and Health Voluntary Employee Benefit Association (the "VEBA") shall be continued by the Buyer as provided in Exhibit E hereto; provided, however, that on or before the Closing Date, Seller shall cause ATNG to amend such VEBA to provide that no further funding shall be made for the benefits provided under the VEBA and that, once the funds in the VEBA have been exhausted, no further benefits will be provided to retirees thereunder; and

      (5) the liabilities of the Subsidiaries under the Atrion Supplemental Executive Retirement Plan shall be transferred to and assumed by the Seller in accordance with the provisions of Exhibit F hereto;

    (ii) the liability of ATNG for deferred director fees payable to J. Kenneth Smith shall be assumed by Seller; and

    (iii) the following assets and liabilities shall be assigned to the Seller or one of its non-Subsidiary affiliates:

      (A) the computer equipment, software and other property listed and described on Exhibit G hereto;

      (B) the liability for accrued and unused vacation of those persons listed on Exhibit H hereto; and

      (C) any deferred tax assets and liabilities relating to the items assumed or assigned pursuant to this Section 7(b).

  (c) Audited Financial Statements. Prior to Closing, Seller shall allow accountants selected by Buyer to prepare and deliver to Buyer audited balance sheets and statements of income and expense of the Subsidiaries for the fiscal years ended December 31, 1995 and December 31, 1996, at Buyer's expense. Seller shall cause the Subsidiaries to fully cooperate with such accountants and grant them such access to information as shall be reasonably necessary to perform such work.

  (d) Schedules. It is understood and agreed that from time to time prior to Closing the parties may deliver to one another modifications or supplements to the Schedules of the Disclosure Schedule relating to the respective parties' representations and warranties; provided, however, except as provided in the following sentence, no such modification or supplement will affect the rights or obligations of the parties to this Agreement (including without limitation a party's rights to terminate this Agreement if the other party fails to meet the condition that its representations and warranties be true and correct in all material respects without such modification or supplement having been made) until after the Closing Date. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for indemnification purposes (but only for such purposes) any breach of any representation, warranty or covenant that would have existed by reason of such party not having made such supplement or amendment.

  (e) Fulfillment of Conditions. Each of the parties shall use its good faith reasonable efforts to satisfy the conditions to the closing of the transactions contemplated hereby, including, without limitation, complying promptly with all requirements of the HSR Act.

  (f) Stockholder Approval. Seller shall call a meeting of its stockholders to consider approval of this Agreement and the transactions contemplated hereby, which meeting shall be held as soon as reasonably practicable after the execution of this Agreement.

8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO CLOSE. The obligations of the Buyer under this Agreement with respect to the purchase and sale of the Shares shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

  (a) Representations and Warranties. All of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date as if made on such date. The parties acknowledge and agree that the dollar limitation in the definition of the term "Material Adverse Effect" shall not be taken into account and shall have no relevance in determining whether said representations and warranties are true and correct in all material respects.

  (b) Covenants. The Seller shall have complied with and performed in all material respects all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

  (c) Legal Opinion. The Buyer shall have been furnished with an opinion of the Seller's counsel, dated the Closing Date, in the form of Exhibit I attached hereto.

  (d) Deliveries of Consents. The Seller shall have delivered to the Buyer such instruments, consents and approvals of third parties as are necessary to consummate the transactions contemplated by this Agreement.

  (e) No Litigation. There shall not have been instituted by any creditor of the Seller or other third party any suit or proceeding to restrain or invalidate this transaction which would involve expense or lapse of time that would be materially adverse to the Buyer's interest.

  (f) No Material Adverse Change. There shall not have occurred (after the date hereof) any material adverse change, whether or not covered by insurance, in the operations, assets or financial condition of the Subsidiaries, individually or collectively.

  (g) Officers' Certificates. At the Closing, the Seller shall have furnished to the Buyer a certificate dated the Closing Date signed by the Chief Executive Officer and the Chief Financial Officer of the Seller, the Controller, the Vice President of Operations and Engineering, and the Vice President of Regulatory Affairs and Customer Service of ATNG and the President of ATEMCO to the effect that all of the representations and warranties of the Seller contained in the Agreement remain in all material respects true and correct as of the

Closing Date after taking into account any modifications or supplements to the Schedules hereto delivered by the Seller to the Buyer and that the Seller has performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied by the Seller on or prior to Closing.

  (h) Regulatory Approvals. All regulatory approvals shall have been obtained and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated by the parties.

  (i) Resignations. The Buyer shall have received the resignations of the officers and directors of the Subsidiaries set forth on Schedule 8(i) of the Disclosure Schedule.

  (j) Stockholder Approval. The stockholders of the Seller shall have approved this Agreement and the transactions contemplated hereby.

9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. The obligations of the Seller under this Agreement with respect to the purchase and sale of the Shares shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

  (a) Representations and Warranties. All of the representations and warranties by the Buyer contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date as if made on such date.

  (b) Covenants. The Buyer shall have complied with and performed in all material respects all of the agreements, payments, assumptions, covenants and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

  (c) Legal Opinion. The Seller shall have been furnished with an opinion of the Buyer's counsel, dated the Closing Date, in the form of Exhibit J attached hereto.

  (d) No Litigation. There shall not have been instituted by any creditor or stockholder of the Buyer any suit or proceeding to restrain or invalidate this transaction which would involve expense or lapse of time that would be materially adverse to the Seller's interest. In addition, there shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this transaction which would involve expense or lapse of time that would be materially adverse to the Seller's interest.

  (e) Officer's Certificate. At the Closing, the Buyer shall have furnished to the Seller a certificate dated the Closing Date signed by the Chief Executive Officer, the Chief Financial Officer, and the Vice President of Operations of the Buyer to the effect that all of the representations and warranties of the Buyer, contained in the Agreement remain in all material respects true and correct as of the Closing Date after taking into account any modifications or supplements to the Schedules hereto delivered by the Buyer to the Seller and that the Buyer has performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied on or prior to Closing.

  (f) Regulatory Approvals. All regulatory approvals shall have been obtained and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated by the parties.

  (g) Stockholder Approval. The stockholders of the Seller shall have approved this Agreement and the transactions contemplated hereby.

10. CLOSING. The Closing shall be held at the offices of Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, at 1600 SouthTrust Tower, Birmingham, Alabama at 10:00 a.m. local time on the third business day following the date on which all the conditions specified in Sections 8(h) and 8(j) hereof shall have been satisfied or on such other date as the parties hereto shall mutually agree (the "Closing Date"). For all purposes hereof, the Closing of the purchase and the sale of the Shares and the transfer of the benefits and burdens of ownership thereof shall be deemed to occur at 9:00 a.m. Central Time on the Closing Date.

11. TRANSACTIONS AT CLOSING.

  (a) Deliveries By the Sellers to the Buyer. At the Closing, the Seller shall deliver (or cause to be delivered) the following to the Buyer:

    (i) stock certificates evidencing the Shares duly endorsed for transfer to the Buyer or accompanied by appropriate assignment documents;

    (ii) resolutions of the Board of Directors and stockholders of the Seller certified as true and correct by the Secretary of the Seller, authorizing and approving the execution of this Agreement by the Seller and the sale and delivery of the Shares;

    (iii) the legal opinion of the Seller's legal counsel;

    (iv) consents and approvals with respect to the transfer of the Shares, if any;

    (v) certificate of the applicable officers of the Seller and the Subsidiaries dated the Closing Date, as described in Section 8(g) hereof; and

    (vi) the pipeline agreements attached as Exhibit K; and

    (vii) Certificates of Good Standing as to Seller and the Subsidiaries for their respective states of incorporation, and Certificates of Good Standing as to the Subsidiaries for those states in which the Subsidiaries are qualified to do business.

  (b) Deliveries by the Buyer to the Sellers. At the Closing, the Buyer shall deliver (or cause to be delivered) the following to the Seller:

    (i) by wire transfer to Seller's account an amount of cash equal to the Preliminary Purchase Price, less the Escrow Deposit, as described in
  Section 3(a) hereof;

    (ii) resolutions of the Board of Directors of the Buyer, certified as true and correct by the Secretary of the Buyer, authorizing and approving the execution of this Agreement by the Buyer and the purchase of the Shares;

    (iii) the legal opinion of counsel for the Buyer;

    (iv) certificate of the officers of the Buyer dated the Closing Date, as described in Section 9(e) hereof; and

    (v) the pipeline agreements attached as Exhibit K.

  (c) Deliveries by the Seller, Buyer and Subsidiaries. The parties shall cause all of the notices and other documents described in Sections 16(g) and 16(h) to be delivered to the appropriate parties.

12. TERMINATION RIGHTS.

  (a) Termination. In addition to the termination rights provided in Section 19 hereof, this Agreement may be terminated by the Seller if the Board of Directors of the Seller receives a proposal to purchase the Shares or substantially all of the assets of the Subsidiaries (an "Acquisition Proposal") and the Seller notifies the Buyer in writing of all the material terms, conditions and other provisions of the Acquisition Proposal and that the Seller desires to consider acceptance of such proposal and Buyer does not make, within ten (10) business days following receipt of the Seller's notice, an offer which the Board of Directors of the Seller believes, in good faith, to be at least as favorable to the stockholders of the Seller as said Acquisition Proposal (the "Fiduciary Out"). In addition to the Fiduciary Out and any termination rights granted to the parties elsewhere in this

Agreement, this Agreement may be terminated by either the Buyer or the Seller upon written notice to the other party if (i) the stockholders of the Seller at a stockholders meeting held to consider such approval do not approve this Agreement; or (ii) provided the terminating party is not then in breach of any provision of this Agreement, upon the occurrence of any of the following:

    (A) If on the Closing Date any of the conditions precedent to the obligations of the terminating party set forth in this Agreement have not been satisfied or waived in writing; or

    (B) If the Closing does not occur on or before July 3, 1997.

  (b) Effect of Termination. In the event this Agreement is terminated, the Escrow Deposit shall be paid as provided in Section 3(a). In addition, in the event this Agreement is terminated due to the exercise of the Fiduciary Out or the failure of the stockholders of the Seller to approve this transaction at a stockholders meeting held to consider such approval and in these events only, then, within five (5) business days following termination, the Seller shall pay to the Buyer, in cash, the sum of Two Million Dollars ($2,000,000). The only liability of Seller to Buyer in the event of any termination of this Agreement shall be the payment of the foregoing sum as provided in this
Section 12(b).

13. INDEMNITY.

  (a) By the Seller. The Seller agrees to indemnify and hold the Buyer and the Subsidiaries harmless against and shall reimburse the Buyer and the Subsidiaries for any and all Damages which arise from any of the following (provided, however, that Seller shall not be required to reimburse more than one party for any item of Damage):

    (i) the breach of any representation, warranty, agreement or covenant of the Seller contained in this Agreement (including any Exhibit or Schedule hereto); and

    (ii) all actual, alleged, claimed or purported liabilities and obligations of the Seller and the Subsidiaries and all claims and demands made in respect thereof, whether known or unknown, whether arising out of contract, tort, misrepresentation, strict liability, violations of environmental laws or waste management practices, or violation of any other laws or otherwise relating to, or arising from the ownership, operation or control of the Businesses prior to Closing except those which are reflected or reserved against on the Closing Date Balance Sheet.

  (b) By Buyer. The Buyer agrees to indemnify and hold the Seller harmless against and shall reimburse the Seller for any and all Damages which arise from any of the following:

    (i) the breach of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement (including any Exhibit or Schedule hereto);

    (ii) all actual, alleged, claimed or purported liabilities and obligations of the Subsidiaries which are reflected or reserved against on the Closing Date Balance Sheet; and

    (iii) all actual, alleged, claimed or purported liabilities and obligations of the Buyer and the Subsidiaries and all claims and demands made in respect thereof, whether known or unknown, whether arising out of contract, tort, misrepresentation, strict liability, violations of environmental laws or waste management practices or violation of any other laws or otherwise relating to, or arising from the ownership, operation or control of the Businesses following Closing.

  (c) Limitations.

    (i) On Seller's Indemnification. Except as hereafter provided, in no case shall the Seller's liability to make indemnification payments to the Buyer ("Indemnification Payments") under the foregoing provisions of this Section 13 exceed, in the aggregate, Ten Million Dollars ($10,000,000) and, except as hereinafter provided, the liability to make indemnification payments shall expire as to any item that is not the subject of a claim made within eighteen (18) calendar months immediately following the Closing Date; provided, however, that such time limitation shall not apply to covenants or agreements required to be performed following Closing. Notwithstanding any provision contained herein, the Buyer shall only be entitled to Indemnification Payments to the extent that the aggregate Damages incurred by the Buyer exceed Five Hundred Thousand Dollars ($500,000) and then only to the extent of such excess; provided, however, that the foregoing dollar threshold and limitation shall not apply to any Indemnification Payments arising out of state sales taxes, federal income taxes or state income or income-based taxes and, provided further, that claims with respect to state sales taxes, federal income taxes and state income or income-based taxes may be made within the applicable statute of limitations respecting such tax matters.

    (ii) On Buyer's Indemnification. In no case shall the Buyer's liability to make indemnification payments to the Seller with respect to breaches of the Buyer's representations and warranties contained in Section 6 hereof exceed, in the aggregate, Ten Million Dollars ($10,000,000) and the foregoing indemnification obligation with respect to breaches of the Buyer's representations and warranties contained in Section 6 hereof shall expire as to any item that is not the subject of a claim made within eighteen (18) calendar months immediately following the Closing Date. Notwithstanding any provision contained herein, the Seller shall only be entitled to indemnification payments with respect to breaches of the Buyer's representations and warranties contained in Section 6 hereof to the extent that the aggregate Damages incurred by the Seller exceed Five Hundred Thousand Dollars ($500,000) and then only to the extent of such excess.

  (d) Indemnification Procedure. Promptly after an indemnified party becomes aware of an Indemnification Claim, such indemnified party shall, if a claim in respect thereof is to be made against any party, give written notice to the latter of the nature of the Indemnification Claim. In case any such Indemnification Claim involves a Third Party Claim, the indemnified party shall give the indemnifying party notice within thirty (30) days following its receipt of notice of such Third Party Claim. The indemnifying party shall, following notice and consultation with the indemnified party (i) defend against any such claim or litigation in such manner as it may deem appropriate with legal counsel of its choice and (ii) compromise or settle such litigation or claim on such terms as is approved by the indemnified party such approval not to be unreasonably withheld. The indemnifying party shall be responsible for and shall pay in accordance with the parameters specified in this Section 13, the amount of all liabilities, damages, costs of settlement, fees, costs and expenses, including attorney's fees, incurred in connection with the defense against, investigation of and settlement of any such claim or litigation. If no settlement of any such claim is made, the indemnifying party will satisfy any judgment rendered with respect to such claim or in such litigation before the indemnified party is required to do so, and will pay, in accordance with the parameters specified in this Section 13, all costs and expenses, incurred by the indemnified party with respect thereto. The indemnified party shall cooperate with the indemnifying party with respect to any such defense.

  (e) Attorneys Fees. Subject to the limitations and in accordance with the procedures of this Section 13, the indemnified party may recover attorneys fees from the indemnifying party in connection with any Third Party Claims made against such indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be liable for any attorneys' fees incurred by the indemnified party in connection with a Third Party Claim once the indemnifying party has assumed the defense of such Third Party Claim. With respect to any other claims which an indemnified party may have against an indemnifying party pursuant to this Section 13, such indemnified party shall not be entitled to recover attorneys fees.

  (f) Insurance. The Seller shall not be required to indemnify the Buyer for any Damages to the extent the Buyer has insurance which actually pays for such Damages; provided, however, that Buyer shall promptly make claims and seek payment of such proceeds.

  (g) Exclusive Remedy. Notwithstanding any provision of this Agreement to the contrary, the sole remedy of a party for any breach of any of the representations, warranties or covenants contained in this Agreement or any claim relating to the ownership or operation of the respective Businesses of the Subsidiaries shall be to exercise the rights under this Section 13, which shall be subject to the procedures and limitations set forth in this
Section 13, excluding, however, any cause of action for specific performance.

14. SPECIFIC PERFORMANCE. The parties acknowledge that they will be irreparably damaged in the event this Agreement is not specifically enforced. In the event of any controversy concerning any provision of this Agreement the same shall be enforceable in a court of equity or by decree of specific performance or by temporary or permanent injunction or any other legal or equitable remedy, without the necessity of showing actual damages or furnishing a bond or other security. Except as otherwise expressly provided in this Agreement, such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy the aggrieved party may have. Notwithstanding the foregoing provisions, if Seller shall terminate this Agreement and be entitled to receive the Escrow Deposit, Seller shall not be entitled to specific performance, damages, or any other right or remedy against Buyer for Buyer's breach of any covenants, representations or warranties or for any other matter or thing pertaining to this Agreement, it being expressly understood and agreed that the Escrow Deposit shall be agreed liquidated damages for any and all such causes of action against Buyer.

15. PUBLIC ANNOUNCEMENTS. The parties shall issue a joint press release or, at the election of the parties, separate press releases mutually-acceptable to the parties, announcing the execution and delivery of this Agreement and the closing of the transaction contemplated hereby. Except for any such press releases, the parties shall not issue or make any press release or make any public statement prior to or in connection with the Closing (the "Public Announcements") with respect to this Agreement or the transactions contemplated hereby without the other party's prior written consent except as may be required by law in the opinion of such party's counsel. In the event the foregoing exception is applicable, no Public Announcement will be made without written notice and a copy of the proposed Public Announcements being provided to the other parties to this Agreement no less than three (3) business days prior to the issuance of such Public Announcements.

16. POST-CLOSING COVENANTS.

  (a) Necessary Action. From time to time after the Closing Date, the Seller shall, if requested by the Buyer, take such actions and make, execute and deliver to the Buyer such additional instruments of transfer, as may be necessary or proper to (i) transfer the Shares to the Buyer; and (ii) consummate the transactions contemplated hereby. Notwithstanding the foregoing and except as otherwise provided in this Agreement, the Seller shall not be responsible for any filing fees or other payments which may be required by third parties in consummating the transactions contemplated hereby.

  (b) Access To Books and Records. Following Closing and for ten (10) years thereafter, the Seller shall have the right to review any records transferred to the Buyer pursuant hereto which relate to the Businesses, upon reasonable notice to the Buyer during normal business hours and to copy the same at the sole expense of the Seller.

  (c) Rights of Way. Buyer shall grant to Seller certain limited license rights on ATNG's rights of way and easements and Buyer shall maintain AlaTenn Pipeline Company, Inc.'s existing right-of-way and properties with respect to its gaseous-oxygen pipeline as set forth in the pipeline agreements attached hereto as Exhibit K.

  (d) Severance Policy. Buyer shall provide severance benefits to the full-time employees of ATNG as of the Closing Date (other than Jerry Howard, Jeffery Strickland and George Petty) as provided on Exhibit L hereto for any such employee terminated during the twelve (12) month period following Closing; provided, however, that if any employee of a Subsidiary refuses a transfer to a job at another location of the business of the Buyer or any of its affiliates (provided such transfer is made by Buyer in good faith and the job entails the same responsibilities and provides the same or greater base salary), then the Buyer shall not be obligated to honor such severance obligation with respect to such employee. Seller shall reimburse the Buyer for fifty percent (50%) of such severance benefits paid to any such employee promptly upon receipt of an invoice for the same, said reimbursement not to exceed, in the aggregate, Fifty Thousand Dollars ($50,000) for all severed employees.

Notwithstanding the foregoing, in the event any such employee becomes an employee of Seller or any affiliate of Seller within six (6) months following termination of such employee's employment with the applicable Subsidiary, then the Seller shall promptly reimburse to Buyer, upon receipt of an invoice therefor, an amount equal to the portion of the unreimbursed severance benefits paid or to be paid to such employee by the Buyer. Reimbursements made to Buyer pursuant to the immediately preceding sentence shall be without regard to the Fifty Thousand Dollar ($50,000) limitation and such reimbursements shall not be counted toward the accumulation of such dollar limitation.

  (e) Office Space. For a period of six (6) months following Closing, Buyer shall provide Seller with office space, office equipment, personnel and access to equipment, all as more particularly described on Exhibit M hereto.

  (f) Guaranteed Obligations. Buyer shall cause the Subsidiaries to satisfy or fulfill all obligations of the Subsidiaries which are guaranteed by Seller when such obligations are required to be satisfied or fulfilled.

  (g) Special Account. The parties acknowledge that Seller has guaranteed obligations of the Subsidiaries under certain Gas Purchase Contracts, Gas Sales Contracts and Gas Transportation Contracts, which Guaranties are listed on Schedule 16(g) hereto (the "Guaranties"). Prior to Closing, Buyer and Seller shall cause the Subsidiaries to establish a separate corporate bank account with Compass Bank (the "Special Account"). From and after the Closing the Buyer shall cause all collections of accounts receivable of the Subsidiaries with respect to their sales of natural gas purchased under the Gas Purchase Contracts or transported under Gas Transportation Contracts which at such time remain under the Guaranties to be paid into the Subsidiaries' existing accounts at Compass Bank (the "Bank") and to be transferred on a daily basis from the Bank to the Special Account. At Closing, Seller, Buyer and the Subsidiaries shall provide (a) to the Subsidiaries' customers to which natural gas is sold or for whom it is transported, irrevocable written instructions to make payments therefor to the Subsidiaries' accounts at the Bank until otherwise instructed in writing by Seller and Buyer, and (b) to the Bank, irrevocable written instructions to transfer all funds in the Subsidiaries' accounts at the Bank to the Special Account on a daily basis until otherwise instructed in writing by Seller and Buyer. Funds in the Special Account shall be used to pay only the obligations under the Gas Purchase Contracts and Gas Transportation Contracts except that the Buyer shall have the right to withdraw monthly for its own uses from such account the amount by which the parties agree the revenues from sales of gas purchased or transported under the Gas Purchase Contracts or Gas Transportation Contracts exceed the payment obligations under the Gas Purchase Contracts and Gas Transportation Contracts for such month. All payments from the Special Account shall be applied to such obligations in chronological order based on the respective due dates thereof; provided, however, that all such payables shall be paid as soon as possible after receipt of invoices therefor if funds are available in the Special Account. Nothing contained herein shall be construed as a limitation on the Buyer's and the Subsidiaries' obligations to pay said obligations. The Special Account shall be closed (and any balance remaining therein transferred to such other Buyer account or accounts as may be specified by Buyer), and Seller shall, at Buyer's request, sign any joint notification requested by Buyer instructing the Bank or any customer of Buyer either to make payment or transfer funds or take other action relating to Buyer's funds other than as described above, upon the later of (i) the full payment of the obligations under the Gas Purchase Contracts and Gas Transportation Contracts and (ii) termination of all Guaranties. Seller shall have the right to audit and review all accounts, books and records relating to the Special Account during normal business hours and upon reasonable notice, to confirm Buyer's compliance with terms hereof. At Closing, Seller and Buyer shall cause the Subsidiaries to execute and deliver a Security Agreement pursuant to which Subsidiaries shall grant a security interest in the Special Account to secure the payment and performance by the Subsidiaries of their obligations under the applicable Gas Purchase Contracts and Gas Transportation Contracts. Such Security Agreement shall be in form and substance reasonably acceptable to Seller and shall provide that upon default Seller shall have all rights and remedies of a secured party under the Uniform Commercial Code in effect in the applicable jurisdiction, and that the Subsidiaries shall cooperate in giving the Bank appropriate notice of existence of such security interest and the Subsidiaries shall otherwise take any and all actions (including the filing of appropriate financing statements) reasonably required by Seller to perfect such security interest.

  (h) Termination of Gas Contracts. Buyer agrees to use its good faith reasonable efforts following the Closing to obtain the release of Seller from any Guaranty with respect to any of the Gas Purchase Contracts, Gas Sales Contracts or Gas Transportation Contracts which have terms extending beyond the Closing. In the event any such Guaranty is still in effect ninety (90) days after the Closing, Buyer shall cause the applicable Subsidiary to terminate the applicable Gas Purchase Contract or Gas Transportation Contract (if such Gas Transportation Contract is terminable) at the end of such ninety-day period or purchase or transport no additional gas thereunder so long as such Guaranty remains in effect. At Closing, Buyer and Seller shall cause each applicable Subsidiary to grant to Seller an irrevocable power of attorney giving Seller the right and power to terminate such Gas Purchase Contracts or Gas Transportation Contracts or cause no gas to be purchased or transported thereunder, on behalf of such Subsidiary, at the end of such ninety (90)-day period. At Closing and thereafter, Buyer shall assume and perform all of Seller's obligations under the Agreement dated as of January 26, 1990 by and among Champion International Corporation, ATEMCO and TRIGAS and Seller.

17. TAXES.

  (a) Obligations Regarding Taxes. Seller shall cause each Subsidiary to be included in the respective consolidated federal income tax returns of the applicable affiliated group of corporations which includes Seller (and the income tax returns of any foreign, state or local taxing jurisdiction that requires consolidated or combined income tax returns of affiliated groups of corporations), for all periods ending on or before the Closing Date and will timely file such returns and pay all taxes shown to be due thereon. For states where short-period tax returns due to a change in ownership are required and the state income tax year closes as a result of the sale of subsidiary stock with respect to which a 338(h)(10) election is made, Seller will file the appropriate state tax return for the applicable Subsidiary and pay the applicable taxes for the period beginning with the beginning of the tax year through and including the Closing Date. In states where short-period tax returns due to a change in ownership are not allowed and the state income tax year does not close as a result of the sale of the subsidiary stock with respect to which a 338(h)(10) election is made, Seller shall prepare proforma federal and state returns which report the taxable income from operations and gain from the sale from the beginning of the Subsidiary's tax year through and including the Closing Date, and pay to the Buyer the amount that would otherwise be due if the state required a short-period return. Buyer shall have the opportunity to review such pro forma returns for a period of twenty (20) days. Buyer shall be responsible for and shall prepare and file all tax returns and pay all taxes with respect to the Subsidiaries for all periods following the Closing Date. Each party shall cooperate with the other and grant the other access to information as shall be reasonably necessary to prepare and file such returns.

  (b) Section 338(h)(10) Election. Seller and Buyer agree that Buyer may elect that the parties should make one or more timely and effective elections under
Section 338(h)(10) of the Code (the "Section 338(h)(10) Election"). Upon written notice by Buyer to Seller that the Section 338(h)(10) Election is to be made, Seller agrees to cause the "common parent" (as defined in Section 1504 of the Code) of the "affiliated group" (as defined in Section 1504 of the
Code) that includes the Seller and the Subsidiaries for the taxable period that includes the Closing Date to join in the Section 338(h)(10) Election. Buyer agrees to join in the Section 338(h)(10) Election. If Buyer elects to make a Section 338(h)(10) Election, Buyer will cause to be filed one or more fully executed Forms 8023 on or before the time and in the place and manner provided by the United States Treasury regulations under Section 338 of the Code, and will provide notice of such filing to Seller. As soon as practicable after Buyer elects to make a Section 338(h)(10) Election, Buyer and Seller shall allocate the modified aggregate deemed sales price and the adjusted grossed-up basis resulting from the Section 338(h)(10) Election in the manner set forth on Exhibit N hereto and the parties shall use such allocation for all federal, state and local income tax reporting purposes. The Buyer shall be liable for any and all liability for any taxes arising, directly or indirectly, from a liquidation, merger, sale or other disposition of any of the properties and/or assets of the Subsidiaries subsequent to the Closing Date, or from an actual or deemed election pursuant to Section 338 of the Code with respect to the Subsidiaries or their respective properties and/or assets, other than any liability for taxes arising from a properly filed Section 338(h)(10) Election. Anything to the contrary in this Agreement notwithstanding, the parties' covenants, agreements, rights and obligations with respect to any tax covered by this Section 17(b) shall survive the Closing and shall not terminate until twenty (20) business days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such tax or the assessment thereof, and any claim for indemnification against claims resulting from or arising out of the breach of any such covenant or agreement shall be made, if at all, prior to the expiration of such period.

18. ARBITRATION. The parties acknowledge and agree that this Agreement and the performance of the transactions contemplated hereby evidence transactions which involve a substantial nexus with interstate commerce. Accordingly, any dispute, controversy or claim of any kind or nature which may arise between the parties (including any dispute, controversy or claim relating to the validity of this arbitration clause) with respect to this Agreement or the transactions contemplated hereby, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration proceedings shall be held in Birmingham, Alabama, and shall be heard by an arbitrator mutually agreeable to the Seller and the Buyer and, to the extent practicable, who is knowledgeable and experienced in the type of matter that is the subject of the dispute. If the parties are unable to agree on an arbitrator, then the arbitrator shall be selected by the American Arbitration Association. The parties understand and agree that the decision of the arbitrator shall be final and binding upon both the Seller and the Buyer, and that the arbitrator shall have all powers provided by law, and may award any legal or equitable relief, including, without limitation, money damages, declaratory relief and injunctive relief; provided, however, that the arbitrator's authority to award money damages shall be limited to those falling within the definition of Damages. The arbitrator shall charge all fees and expenses of the arbitration equally to the parties, except that each party shall bear and pay all of its own attorneys' fees, accountants' fees, expert witness fees and other fees and costs incurred by it in connection with its preparation for and participation in the arbitration.

19. CASUALTY LOSSES. The Seller assumes all risk of loss, damage or destruction to the physical assets of the Subsidiaries due to fire or other casualty up to and including the Closing Date. In the event that there shall have been suffered, between the date hereof and the Closing Date, damage to or destruction to the physical assets of the Subsidiaries the cost of repairs or replacement of which the Buyer reasonably determines to be in an amount greater than Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), then the Buyer may elect promptly after receiving all relevant facts regarding such occurrence (i) to terminate this Agreement by giving written notice of such termination to the Seller, or (ii) to waive such breach and consummate this Agreement, in which case then at the Closing all claims to insurance proceeds or other rights of the Seller against third parties arising from such casualty or loss shall (to the extent assignable) be separately assigned by the Seller to the Buyer at the Closing. To the extent not so assignable, such claims may be pursued by the Buyer, for its own account and benefit, in the name of the Seller or, alternatively, the Buyer may elect to reduce the Purchase Price by the amount of such loss.

20. PROHIBITED ACTIVITIES OF SELLER. In order to protect the goodwill and business interests of the Subsidiaries following the Closing, Seller covenants and agrees that it and its affiliates, now or hereafter existing, will not:

  (a) directly or indirectly, request or advise any party to any gas sales, purchase or transportation contract, now or hereafter existing, with any of the Subsidiaries, to withdraw, curtail or cancel any service to or from such Subsidiary under the terms of any such contract;

  (b) aid, abet or otherwise assist any person, firm, or corporation seeking to interfere with the Subsidiaries' relationship with the parties to, or the terms, of any gas sales, purchase or transportation contract, now or hereafter existing, with any of the Subsidiaries;

  (c) without the approval of the Chief Executive Officer of the Buyer, directly or indirectly, induce or attempt to influence any employee of the Subsidiaries to leave or terminate his employment; or

  (d) acting alone or in conjunction with others, directly or indirectly, in any of the states of Alabama, Tennessee and Mississippi for a period of three
(3) years from the Closing Date, engage in any businesses in competition with the businesses presently conducted by the Subsidiaries, whether for its own account or for others, other than Central Gas Company's transporting and selling of gas to the city of Florence, Alabama through its existing interconnect with Tennessee Gas Pipeline and Tennessee River Development Company's transporting and selling of gas to the city of Florence, Alabama through its existing interconnect with Texas Eastern Transmission Company.

21. MISCELLANEOUS.

  (a) Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party to whom such notice relates at the following addresses:

       IF TO SELLER     ATRION CORPORATION
                        3230 Second Street
                        Muscle Shoals, Alabama 35662-3809
       With a Copy to:  Berkowitz, Lefkovits, Isom & Kushner
                        A Professional Corporation
                        1600 SouthTrust Tower
                        Birmingham, Alabama 35203
                        Attention: B.G. Minisman, Jr.
       IF TO BUYER:     MIDCOAST ENERGY RESOURCES, INC.
                        1100 Louisiana
                        Suite 2950
                        Houston, Texas 77002
       With a Copy to:  Ronald L. Chachere, Esq.
                        Suite 970
                        Mercantile Tower MT115
                        Corpus Christi, Texas 78477

or at such alternative addresses as may be specified by the parties by notice given in the manner provided herein.

  (b) Binding Effect. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. No assignment of any right, title, interest or obligation hereunder shall be effective unless approved in writing by all of the other parties to this Agreement; provided, however, that Buyer shall be permitted to assign this Agreement, including its rights and obligations hereunder, to Midcoast Holdings No. One, Inc., provided further, however, that Buyer shall not be released from any liabilities or obligations hereunder as a result of such assignment.

  (c) Expenses. Except as otherwise provided in Section 13 hereof, each of the parties hereto shall each bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

  (d) Merger. This Agreement, along with the Exhibits and Schedules referred to herein merges all previous negotiations between the parties hereto and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto.

  (e) Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof. No waiver of any right, power or privilege hereunder shall be enforceable unless in writing and executed by the party against whom such enforcement is sought. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

  (f) Counterpart Execution. This Agreement may be executed and delivered by telecopy and may be executed in two (2) or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

  (g) Governing Law. This Agreement shall be construed and enforceable in accordance with, and be governed by, the internal laws of the State of Alabama without regard to the principles of conflicts of laws.

  (h) Survival of Warranties, Representations, and Agreements. Except as otherwise provided herein, the representations, warranties, agreements and indemnifications of the Seller and the Buyer contained in this Agreement shall not be discharged or dissolved upon, but shall survive the Closing, subject to the limitations specified in Section 13 hereof, and shall be unaffected by any investigation made by any party at any time.

  (i) Including. Wherever terms such as "include" or "including" are used in this Agreement, they shall mean include or including without limiting the generality of any description or word preceding such term.

  (j) Gender. Throughout this Agreement, wherever the context so permits, the masculine gender shall be deemed to include the feminine gender and vice versa, and both shall be deemed to include the neuter and vice-versa, and the singular shall be deemed to include the plural and vice-versa.

  (k) Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

  (l) Knowledge Defined. The phrases, "knowledge," "to the knowledge" or similar words or phrases used herein with respect to the Seller or the Subsidiaries shall mean the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Seller, the Controller, the Vice President of Operations and Engineering, and Vice President of Regulatory Affairs and Customer Service of ATNG, and the President of ATEMCO, without investigation.

  (m) Schedules. For purposes of this Agreement, any item set forth on a Schedule of any party shall be deemed set forth on all Schedules of such party.

  (n) Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, Seller and Buyer will take or cause to be taken such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all without further consideration.

  (o) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

  (p) No Third Party Beneficiary. This Agreement does not confer upon any person not a party hereto (other than an assignee of a party hereto) any rights or remedies hereunder.

  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                          SELLER:

                                          ATRION CORPORATION

                                              /s/ Jerry A. Howard
                                          By: _________________________________
                                          Its President

                                          BUYER:

                                          MIDCOAST ENERGY RESOURCES, INC.

                                              /s/ Dan C. Tutcher
                                          By: _________________________________
                                          Its President

                                                                     APPENDIX B

            [LOGO OF RAYMOND JAMES & ASSOCIATES, INC. APPEARS HERE]

March 19, 1997

Board of Directors
Atrion Corporation
3230 Second Street
Muscle Shoals, AL 35661

Gentlemen:

  Atrion Corporation (the "Company"), intends to enter into an Asset Purchase Agreement (the "Agreement") to sell to Midcoast Energy Resources, Inc. ("Midcoast") all of the outstanding stock of three wholly-owned subsidiaries of the Company engaged in the natural gas pipeline transportation and marketing business for $39,373,000 in cash, subject to adjustment, and a maximum of $2,000,000 in contingent payment obligations to be paid over an eight year period (the "Purchase Price"). The sale of the stock of the three natural gas subsidiaries is referred to herein as the "Sale Transaction" and the three subsidiaries are referred to herein as the "Natural Gas Subsidiaries". You have requested our opinion as to whether the Purchase Price to be received by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision or financing strategy to proceed with or effect the Sale Transaction, or the availability or advisability of any alternatives to the Sale Transaction.

  In connection with our review of the proposed Sale Transaction and the preparation of our opinion herein, we have examined, among other things, (a) the financial terms and conditions of the Agreement and associated schedules dated March 19, 1997; (b) the audited financial statements of the Company; (c) certain unaudited financial statements and operating reports of the Company and the Natural Gas Subsidiaries; (d) certain internal financial analyses and projections for the Company and the Natural Gas Subsidiaries as prepared by the management of the Company; and (e) certain other publicly available information concerning the Company. We have held discussions with members of the senior management of the Company to discuss the foregoing and have considered other matters that we have deemed relevant to our inquiry.

  We have assumed and relied upon the accuracy and completeness of all such information and have not attempted to verify independently any of such information. Specifically, we have assumed that the representations and warranties of the Company in the Agreement are true and correct and that the assumption of employee benefit plans pursuant to Section 7(b) of the Agreement will not result in any material liability to the Company. We have not conducted a physical inspection of the properties and facilities of the Company, including the Natural Gas Subsidiaries, or made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Natural Gas Subsidiaries. With respect to financial projections, we have assumed that they have been prepared in good faith on reasonable bases reflecting the best currently available estimates and judgments of the management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. Our opinion herein is based upon market, economic, financial and other circumstances and conditions existing disclosed to us as of March 19, 1997, and any material change in such circumstances and conditions would require a reevaluation of this opinion.


            [LOGO OF RAYMOND JAMES & ASSOCIATES, INC. APPEARS HERE]

  In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (a) historical and projected revenues, operating earnings, net income and capitalization of the Natural Gas Subsidiaries and certain other publicly held companies we believe to be comparable to the Natural Gas Subsidiaries in whole or in part; (b) the current and projected financial position and results of operations of the Natural Gas Subsidiaries;
(c) the historical trading activity and prices of the common stock of certain comparable companies; (d) financial information concerning a selected completed business combination that we deemed to be comparable in part; and
(e) the general condition of the securities markets. We have also taken into account our assessment of the general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the natural gas marketing and distribution industry generally. We express no opinion as to the value of the Company's common stock upon the consummation of the Sale Transaction or the price at which the common stock of the Company will trade at any time.

  We have not acted as financial advisor to the Company in connection with the Sale Transaction. To the extent possible, we have reviewed efforts made to date by the Company to sell the Natural Gas Subsidiaries. We have not been requested to, nor did we, solicit any competing offers from other potential purchasers of the Natural Gas Subsidiaries. Raymond James & Associates, Inc. is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. Raymond James & Associates, Inc. is also acting as financial advisor to the Company in connection with certain other possible transactions for which Raymond James & Associates, Inc. will receive a customary investment banking fee. For our services including the rendering of this opinion, the Company will pay us a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

  It is understood that this letter is for the information of the Board of Directors of the Company only and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed Sale Transaction nor shall this letter be used for any other purpose, without our prior written consent; provided, however, that it is understood that the Company will request our consent to include this opinion in the proxy statement relating to the Sale Transaction, and that we will not unreasonably withhold our consent to such inclusion.

  Based upon and subject to the foregoing, it is our opinion that, as of March 19, 1997, the Purchase Price to be received by the Company for the sale of the Natural Gas Subsidiaries pursuant to the Agreement is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          RAYMOND JAMES & ASSOCIATES, INC.

                        ATRION CORPORATION                  PROXY


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints
John H. P. Maley, Roger F. Stebbing and John P. Stupp, Jr., or any of them, proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of Atrion Corporation which the undersigned would be entitled to vote at the annual meeting of stockholders of Atrion Corporation, to be held at the offices of Halkey-Roberts Corporation, 11600 Ninth Street North, St. Petersburg, Florida, on Thursday, May 29, 1997 at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof, in the following manner:


1.   ELECTION OF DIRECTORS.

[  ] FOR all nominees listed       [  ] AUTHORITY WITHHELD to
     below (except as otherwise         vote for all nominees
     listed below)                      instructed below


  Richard O. Jacobson, Jerome J. McGrath and Hugh J. Morgan, Jr.

To withhold authority to vote for any nominee, write that nominee's name in the space provided below.

_________________________________________________________________________


2. PROPOSAL TO APPROVE THE SALE OF THE COMPANY'S NATURAL GAS PIPELINE AND MARKETING SUBSIDIARIES.

     [  ] FOR            [  ] AGAINST             [  ] ABSTAIN


                (Continued and to be signed on other side)

                        (Continued from other side)

3.   PROPOSAL TO APPROVE THE COMPANY'S 1997 STOCK INCENTIVE PLAN.

     [  ] FOR            [  ] AGAINST             [  ] ABSTAIN

4.   PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP
     AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

     [  ] FOR            [  ] AGAINST             [  ] ABSTAIN


5. IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4. If this proxy is properly signed and returned, the shares represented will be voted FOR Items 1, 2, 3 and 4 unless you otherwise specify herein.

                                   Dated:__________________________1997


                                   ____________________________________
                                   Signature


                                   ____________________________________
                                   Signature

                                   Please sign this proxy exactly as your
                                   name appears hereon. When signing as
                                   executor, administrator, trustee, corporate officer, etc., please give full title. In case of joint owners, each joint owner should sign.


   Please Date, Sign and Return TODAY in the Enclosed Envelope.
       No Postage Required if Mailed in the United States.